UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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Filed by a Party other than the Registrant    ☐

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☐ Preliminary Proxy Statement	☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

CALLWAVE, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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CALLWAVE, INC.

136 West Canon Perdido Street, Suite C

Santa Barbara, CA 93101

June 9, 2009

Dear Stockholder,

We will hold a Special Meeting of Stockholders to be held at 8:00 a.m., Pacific Daylight Time, on June 29, 2009, at 136 W. Canon Perdido Street, Suite C, Santa Barbara, California 93101.

At the special meeting, you will be asked to consider and vote upon proposals to amend our amended and restated certificate of incorporation (referred to as the “Certificate of Incorporation”) to effect a reverse 1 – for – 5,000 stock split of our common stock, followed immediately by a forward 5,000 – for – 1 stock split of our common stock. If that proposal is approved, we will file with the State of Delaware certificates of amendment to our Amended and Restated Certificate of Incorporation to effectuate the reverse and forward stock splits, at which time each share of common stock held by a stockholder owning 5,000 shares or more of CallWave in any one account will be unaffected, while the shares held by persons owning less than 5,000 shares of CallWave in any one account will be converted into the right to receive a price per share held prior to the reverse stock split equal to the greater of (i) the average closing price per share for the period of ten (10) days trading ending with the last trading day immediately prior to the effective date of the reverse stock split, or (ii) $1.15.

During the past year, our stock price fell dramatically, trading volumes diminished, and few analysts covered our Company. The burdens of remaining a public company now significantly outweigh the benefits.

The stock splits are the second part of a going private transaction that began with a tender offer by CallWave to purchase shares of its common stock for $1.15 per share. The tender offer closed on June 5, 2009, and we purchased 10,787,579 shares of common stock tendered during the offer period for an aggregate purchase price of $12,405,715.

The purpose of the going private transaction is to take CallWave private, delisting its common stock from the NASDAQ Global Market and terminating its reporting obligations under the Securities Exchange Act of 1934, as amended.

Our board of directors, by unanimous vote, and upon the unanimous recommendation of a committee of independent directors, has determined that the reverse and forward stock splits are fair and in the best interests of CallWave and its stockholders, including its unaffiliated stockholders, and has approved and declared advisable the adoption of the amendments to the Certificate of Incorporation effecting the reverse stock split and forward stock split of common stock.

The going private transaction has not been approved or disapproved by the Securities and Exchange Commission or any state securities commission, nor has the Securities and Exchange Commission or any state securities commission passed upon the accuracy or adequacy of the information contained in this document. Any representation to the contrary is a criminal offense.

Your vote is important. When you have finished reading the proxy statement, please promptly vote your shares by marking, signing, dating and returning the proxy card in the enclosed prepaid envelope. If you hold your shares through a broker, then you also may be able to vote your shares on the Internet or by telephone. We encourage you to vote by proxy so that your shares will be represented and voted at the meeting, whether or not you can attend.

Thank you for your cooperation.

Sincerely,

/s/ Jeffrey M. Cavins
JEFFREY M. CAVINS
President and Chief Executive Officer

CALLWAVE, INC.

136 W. Canon Perdido Street, Suite C

Santa Barbara, CA 93101

June 9, 2009

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

AND

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS

TIME: 8:00 a.m., Pacific Daylight Time

DATE: June 29, 2009

PLACE: 136 W. Canon Perdido Street, Suite C, Santa Barbara, California 93101

PURPOSES:

At the special meeting, you will be asked to act on the following matters:

1. To consider and vote upon a proposal to amend our existing Amended and Restated Certificate of Incorporation (referred to as the “Certificate of Incorporation”) to effect a 1 – for - 5,000 reverse stock split of our common stock, such that stockholders owning less than 5,000 shares of common stock before the reverse stock split would have such shares cancelled and converted into a right to receive for each share held prior to the reverse stock split the greater of (i) the average closing price per share for the period of ten (10) trading days ending with the last trading day immediately prior to the effective date of the reverse stock split, or (ii) $1.15.

2. To approve a proposal to amend our Certificate of Incorporation, if the reverse stock split is approved, to effect a 5,000 – for - 1 forward stock split of our common stock immediately following the reverse stock split such that stockholders owning 5,000 or more shares of common stock before the reverse stock split would own the same number of shares after the forward stock split (the reverse stock split and the forward stock split are referred to together as the “stock splits”).

3. To approve a proposal to postpone or adjourn the special meeting, if necessary, to solicit additional proxies for the adoption of proposals 1 and 2.

4. To transact such other business as may properly come before and is incidental to the conduct of the meeting.

WHO MAY VOTE:

You are entitled to notice of, and to vote at, the special meeting of stockholders or any adjournments thereof if you were the record owner of CallWave, Inc. common stock at the close of business on June 8, 2009. A list of stockholders of record will be available for inspection at the meeting and, during the 10 days prior to the meeting, at the above address.

By Order of the Board of Directors

/s/ Mark Stubbs
MARK STUBBS
Chief Financial Officer and Secretary

IMPORTANT NOTICE REGARDING THE INTERNET AVAILABILITY OF PROXY

MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON JUNE 29, 2009

This notice and the proxy statement attached to this notice are available free of charge on the

“Investor Relations” page of our website at

http://investor.callwave.com/phoenix.zhtml?c=180005&p=irol-sec

i

ii

CALLWAVE, INC.

136 W. Canon Perdido Street, Suite C

Santa Barbara, CA 93101

PROXY STATEMENT FOR THE CALLWAVE, INC.

SPECIAL MEETING OF STOCKHOLDERS

GENERAL INFORMATION ABOUT THE SPECIAL MEETING

Why Did You Send this Proxy Statement to Me?

Our board of directors is soliciting your proxy to vote at the special meeting of stockholders and any adjournments of the meeting. This proxy statement summarizes the information you need to know in order to vote at the special meeting. You do not need to attend the special meeting to vote your shares. Instead, you may vote your shares by marking, signing, dating and returning the enclosed proxy card. If you hold your shares through a broker, then you also may be able to vote your shares either via the Internet or by telephone.

On or about June 8, 2009, we began sending this proxy statement, the attached notice of special meeting and the enclosed proxy card to all stockholders entitled to notice of, and to vote at, the special meeting. Only stockholders who owned our common stock at the close of business on June 8, 2009, are entitled to vote at the special meeting. On this record date, there were 10,388,392 shares of our common stock outstanding. Our common stock is our only class of voting stock.

SUMMARY TERM SHEET

The material terms from this proxy statement, including the stock splits and the going private transaction (as those terms are defined herein) and the proposed amendments to our Certificate of Incorporation are summarized below through our responses to the following specific questions. For a more complete discussion of these matters, you should carefully review the more detailed information appearing elsewhere in, or accompanying, this proxy statement.

•	What matters will be considered at the special meeting?

•	What are the stock splits?

•	Who are the parties?

•	What is the going private transaction?

•	What is the purpose of the going private transaction?

•	What are the reasons for the going private transaction?

•	What does the CallWave board of directors and independent committee think about the going private transaction?

•	What factors did the independent committee and the board of directors consider in determining that the going private transaction was fair?

•	What are the advantages of the going private transaction?

•	What are the disadvantages of the going private transaction?

•	What are the potential conflicts of interests of our executive officers and directors?

•	What happens to stockholders in the stock splits?

•	What vote is required to approve the stock splits and the adjournment proposals?

•	How does our board of directors recommend that I vote on the stock splits?

•	What are the federal income tax consequences of the stock splits?

•	How many votes do I have?

•	How do I vote?

•	How do I vote by proxy?

•	May I revoke my proxy?

•	How do I vote in person?

•	People with disabilities

•	Is voting confidential?

•	What are the costs of the going private transaction and soliciting these proxies?

•	What constitutes a quorum for the meeting?

•	Will I have appraisal or dissenter’s rights in connection with the transaction?

•	Should I send in my stock certificates now?

•	How do I ensure my vote is counted?

What matters will be considered at the special meeting?

At the special meeting, you will be asked to consider and vote on one proposal, which we refer to as the “stock splits.”

The “stock splits” consist of a reverse 1– for – 5,000 stock split followed immediately by a forward 5,000 – for – 1 stock split. The shares of stockholders who own less than one (1) whole share of common stock after the reverse stock split shall be converted into the right to receive cash in an amount per share held prior to the reverse stock split equal to the greater of (i) the average closing price per share for the period of ten (10) trading days ending with the last trading day immediately prior to the effective date of the reverse stock split, or (ii) $1.15.

If the stock splits are approved, they will affect our stockholders as follows:

If you are a stockholder with:	Effect:
5,000 or more shares:	You will continue to hold the same number of shares.

Fewer than 5,000 shares	You will be entitled to receive for each share you owned prior to the reverse stock splits the greater of (i) the average closing price of the Company’s common stock for the period of ten (10) trading days immediately preceding the effective date of the reverse stock split, or (ii) $1.15 per share.

We are asking you to approve the above transaction.

See “Proposals #1 and #2 – The Stock Splits.”

In addition, you will be asked to consider and vote on a proposal to postpone or adjourn the special meeting, if necessary, to solicit additional proxies for the adoption of Proposals #1 and #2.

See “Proposal #3 – Adjournment.”

What are the stock splits?

The stock splits are part of a plan to make CallWave a non-Securities and Exchange (“SEC”) reporting company. The stock splits were preceded by a voluntary tender offer in which we offered to purchase our shares for $1.15 per share. In this document we refer to the tender offer and the stock splits collectively as the “going private transaction.”

The term “stock splits” refers to a two-step transaction designed to reduce the number of beneficial stockholders of CallWave to fewer than 300, so we can: (i) terminate the registration of CallWave common stock under Section 12(g) of the Exchange Act, (ii) suspend our reporting obligations with the SEC without a subsequent risk of becoming subject to those requirements, and (iii) delist our common stock from the NASDAQ Global Market.

In the stock splits,

•

The Company would first effect a 1– for–5,000 reverse stock split, such that stockholders owning less than 5,000 shares of common stock before the reverse stock split (referred to as the “cashed-out stockholders”) would have such shares cancelled and converted into the right to receive the cash consideration set forth herein (referred to as the “cashed-out shares”).

•	The Company would then immediately effect a 5,000 – for –1 forward stock split, such that stockholders owning 5,000 or more shares of common stock before the reverse stock split (referred to as the “continuing stockholders”) would have the same number of shares of common stock after the forward stock split (referred to as the “continuing shares”).

Please see the sections entitled “Proposals #1 and #2 — The Stock Splits — Summary and Structure of the Stock Splits” for a more detailed discussion of the stock splits.

The board retains the discretion to abandon the stock splits even if they are approved by the stockholders. The board’s decision is subject to continuing favorable business conditions and other factors. Factors that the board will consider in making the final determination are discussed in the section entitled Proposals #1 and 2 — The Stock Splits — Summary and Structure of the Stock Splits.”

Who are the parties?

CallWave is a Delaware corporation that was incorporated in California in August 1998, reincorporated in Delaware in April 2004, and went public on September 30, 2004. Historically, CallWave has been an Internet telephony company bridging the gap between the mobile telephone, desktop computer and traditional fax line. The primary revenue sources were from dial-up subscribers who used our services to screen, transfer and store messages on their landline and mobile phones and virtual fax users who were looking for a cheaper alternative to premises-based fax machines. However, as these subscribers have migrated to broadband and VOIP services over the last few years, we have seen a consistent decline in our revenue. In addition, we sold our virtual fax subscriber base in February 2009 and no longer operate in that market. Over the last twenty months we have been using the capital from our legacy business to invest in the growing unified communications space. Our new web collaboration and messaging platform is called FUZE. FUZE is a browser-based solution that leverages our telephony foundation and enables enterprise-class, cross-platform collaboration, presence, real-time messaging and conferencing with unique features including high-resolution visuals, high-definition audio and synchronized video and imagery between browsers anywhere in the world. FUZE works with desktops, laptops and most smart phones. The target customers for FUZE are enterprises, small- and medium-enterprises (SMEs) as well as mobile professionals.

CallWave has not been convicted in any criminal proceeding during the last five years. CallWave has not been a party to any judicial or administrative proceeding during the last five years that resulted in a judgment, decree or final order enjoining it from future violations of, or prohibiting activities subject to, federal or state securities laws.

What is the going private transaction?

The stock splits are part of a plan to make CallWave a non-SEC reporting company. The stock splits were preceded by a voluntary tender offer in which we offered to purchase our shares. That tender offer and the stock splits are sometimes collectively referred to in this document as the “going private transaction.”

See “Special Factors — Purpose of and Reasons for the Going Private Transaction” and “Special Factors — Effects of the Going Private Transaction.”

What is the purpose of the going private transaction?

The purpose of the going private transaction is to provide liquidity to stockholders at a price that is a premium to recent market prices for our stock prior to initiating the recently completed tender offer, and to reduce the number of CallWave beneficial stockholders to below 300, so that we will become eligible to deregister our shares under the Exchange Act of 1934, as amended (the “Exchange Act”) and become a private company.

As used in this proxy statement, the term “smaller stockholders” refers to stockholders owning less than 5,000 shares of common stock, which shares would be cashed out pursuant to the stock splits. For more detailed discussion of the purposes of the stock splits, see “Special Factors — Purpose of and Reasons for the Going Private Transaction.”

What are the reasons for the going private transaction?

Our compliance costs for being a publicly traded company were approximately $765,000 in our last fiscal year, and we expect those costs to increase. In addition to these substantial costs, there is a substantial burden on management to comply with SEC rules and regulations.

Despite this high cost of remaining public, our stockholders have received very little benefit from CallWave’s status as a reporting company. There is a very limited trading market for our stock, especially for sales of larger blocks. In addition, since our stock reached its highest trading value on December 29, 2004, when our stock closed at $16.04 per share, our stock price has steadily declined, closing at $0.80 on May 4, 2009, the day immediately prior to the time the tender offer commenced.

We believe the first part of the going private transaction, the recently completed tender offer, provided our larger stockholders the opportunity to liquidate their holdings in CallWave and receive a premium over recent market prices, without incurring any discounts due to the low trading volume of CallWave’s common stock, and provided our smaller stockholders the opportunity to liquidate their holdings at a premium over market prices, without incurring brokerage commissions.

As a result of the tender offer, we now have approximately 1,356 beneficial holders of our common stock. As a result, we believe that the stock splits are now the most attractive and viable option for converting the Company from a public reporting company to a privately-held, non-reporting company, as compared to other alternatives.

For a detailed description of factors considered in determining whether to proceed with the going private transaction, see “Special Factors — Purpose of and Reasons for the Going Private Transaction,” “Special Factors–Effects of the Going Private Transaction” and “Special Factors–Fairness of the Going Private Transaction.”

In addition, prior to the tender offer, we faced the prospect of being involuntarily delisted from the NASDAQ Global Market for failing to meet NASDAQ’s minimum bid price per share requirement. Our common stock traded below $1.00 per share prior to announcement of the going private transaction, and was therefore subject to potential delisting from the NASDAQ Global Market Exchange pursuant to NASDAQ Marketplace Rule 5450(a).

Although enforcement of this rule has been suspended until July 20, 2009, we do not know if NASDAQ will again suspend enforcement. In addition, although our stock has traded above $1.00 per share since commencement of the going private transaction, we do not know at what price our stock will trade if the price is no longer supported by the cash-out price of the going private transaction. If our stock again trades below $1.00, we will again be subject to delisting. For more detailed discussion of the consequences of not effecting the stock splits, see “Additional Information About the Stock Splits — Potential Involuntary Delisting by NASDAQ.”

What do the CallWave board of directors and independent committee think about the going private transaction?

Our board of directors and an independent committee of the board each has approved this going private transaction. The independent committee’s financial advisor, Seven Hills Partners LLC (“Seven Hills”), has delivered to the independent committee a written opinion that as of the date of the opinion, the consideration proposed to be paid by CallWave to the holders of shares of our common stock who tender shares in the tender offer or who will hold only fractional share interests immediately after the reverse stock split (taken as a whole) is fair, from a financial point of view, to such holders (other than affiliates of CallWave). See “Special Factors — Fairness Opinion of Financial Advisor.”

Each of the independent committee and the board of directors has determined that the going private transaction is substantively and procedurally fair to unaffiliated stockholders of CallWave whether such stockholders are cashed-out after the going private transaction, or remain stockholders, and that the going private transaction is in the best interests of CallWave and its stockholders, including unaffiliated stockholders whether such stockholders are cashed-out after the going private transaction, or remain stockholders. The independent committee has also determined that the purchase price paid to CallWave stockholders tendering their shares and proposed to be paid to the CallWave stockholders who will hold only fractional interests immediately following the reverse split is a fair price.

What factors did the independent committee and the board of directors consider in determining that the going private transaction was fair?

The independent committee and the board of directors considered a number of factors in reaching its determinations, including:

•

The opinion delivered to the independent committee by Seven Hills, the independent committee’s financial advisor, that as of the date of the opinion, the consideration to be paid by CallWave to the holders of shares of our common stock who tender shares in the tender offer or who will hold only fractional share interests immediately after the reverse stock split (taken together as a whole) is fair, from a financial point of view, to such holders (other than affiliates of CallWave).

•

The fact that smaller stockholders cashed out after the reverse stock split will receive a premium over recent market prices at the time of the approval of the cash-out price, without incurring brokerage commissions.

•

The fact that stockholders who wish to remain stockholders after the reverse stock split may do so by accumulating at least 5,000 shares of common stock in a single account prior to the effective date of the reverse stock split.

See “Special Factors — Fairness of the Going Private Transaction” and “Special Factors — Fairness Opinion of Financial Advisor.”

What are the advantages of the going private transaction?

In addition to purchasing from smaller stockholders our stock at a premium to market prices prior to commencement of the going private transaction, there will be other advantages to the going private transaction, including:

•

By completing the tender offer, deregistering our shares and eliminating our obligations under the Sarbanes-Oxley Act and our periodic reporting obligations under the Exchange Act, we expect to save in excess of $765,000 per year.

•	We will also save the significant amount of time and effort expended by our management on the preparation of SEC filings and in compliance with the Sarbanes-Oxley Act.

See “Special Factors — Purpose of and Reasons For the Going Private Transaction” and “Special Factors — Fairness of the Going Private Transaction.”

What are the disadvantages of the going private transaction?

There are certain disadvantages to stockholders in the going private transaction, including the following:

•	Cashed-out stockholders will no longer have any ownership interest in the Company and will no longer participate in our future earnings and growth.

•	The reduction in publicly available information about us that will result from going public.

•

We will no longer be listed on the NASDAQ Global Market and we will deregister our common stock under the Exchange Act. Therefore there will be no trading market for our common stock and continuing stockholders may potentially experience a significant decrease in the value of their common stock.

•

We will no longer be subject to the provisions of the Sarbanes-Oxley Act, the liability provisions of the Exchange Act will apply on a more limited basis, and we will not be subject to the oversight of the NASDAQ Global Market.

•

Our executive officers, directors and 10% stockholders will no longer be required to file reports relating to their transactions in our common stock with the SEC. In addition, our executive officers, directors and 10% stockholders will no longer be subject to the recovery of profits provision of the Exchange Act, and persons acquiring 5% of our common stock will no longer be required to report their beneficial ownership under the Exchange Act.

•

A liquidation analysis prepared by our senior management determining the potential value of the Company’s assets and liabilities in the event of an orderly liquidation and concluded that the liquidation value of the Company ranged from $1.23 a share to $1.45 per share, a price higher than the price paid to cashed-out stockholders.

•

The cost of payment to stockholders tendering their shares in the tender offer was approximately, $12.4 million, we estimate that the cost of payment to stockholders who are cashed out in the stock splits will be $500,000 and the professional fees and other expenses incurred in the going private transaction will total approximately $566,000. As a result, immediately after the going private transaction, our cash balances on hand will be reduced by these costs incurred.

•	Under Delaware law, our certificate of incorporation and our bylaws, no appraisal or dissenters’ rights are available to our stockholders who do not tender their shares.

See “Special Factors — Fairness of the Going Private Transaction” and “Special Factors — Our Plans After the Going Private Transaction.”

What are the potential conflicts of interests of our executive officers and directors?

Our directors and executive officers may have interests in the going private transaction that are different from your interests as a stockholder. As of June 8, 2009, our directors and officers as a group held 6,999,616 shares, or approximately 67% of the issued and outstanding shares of CallWave common stock and 968,289 options, exercisable within 60 days of June 8, 2009.

None of our executive officers or directors tendered their shares in the tender offer. Approximately 10.8 million shares, or 51% of the total outstanding shares, were cashed out in the tender offer. Therefore, the percentage of shares beneficially owned by executive officers and directors immediately after the offer, including shares exercisable upon exercise of options, increased from approximately 37.1% to 67%.

Upon the effectiveness of the reverse and forward stock splits while the aggregate number of shares of our common stock owned by our executive officers and directors will not change, their ownership percentage of outstanding shares will again increase. We believe approximately 440,000 shares, or 2% of the total outstanding shares, will be cashed out as a result of the stock splits. Therefore, the percentage of shares beneficially owned by executive officers and directors immediately after the going private transaction, including shares exercisable upon exercise of options, would be increased from approximately 67% to 70%.

Currently, only two directors own outstanding shares of common stock, either directly or through affiliates: Mr. Sperling who owns 3,845,631 issued and outstanding shares, and Mr. Murdock who owns 3,029,996 issued and outstanding shares. Our two executive officers, Mr. Jeffrey Cavins, our chief executive officer, and Mr. Mark Stubbs, our chief financial officer, each own 111,857 and 12,132 issued and outstanding shares of common stock, respectively.

The following table represents the increase in their percentage of outstanding shares that will result from the going private transaction, assuming 53% of the total outstanding shares are cashed-out:

	Before	After
Mr. Sperling	18.16%	38.64%
Mr. Murdock	14.31%	30.44%
Mr. Cavins	0.53%	1.12%
Mr. Stubbs	0.06%	0.12%

The above table does not reflect options held by such individuals. We anticipate that after the closing of the going private transaction, we will exchange all outstanding options for new options.

See “Special Factors — Interests of Directors and Executive Officers; Potential Conflicts of Interest; Transactions and Arrangements Concerning Shares,” “Special Factors — Our Plans After the Going Private Transaction,” and “Schedule I — 2. Principal Stockholders.”

What happens to stockholders in the stock splits?

Hypothetical Scenario	Result of Stock Split
You hold 3,000 shares of common stock in your account prior to the stock splits.

Instead of receiving a fractional share of common stock immediately after the reverse stock split, your shares will be converted into the right to receive cash in a per share price of $1.15 per share, assuming that amount is greater than the average closing price per share for the period of ten (10) trading days ending with the last trading day immediately prior to the effective date of the reverse stock split. In this case, you would receive $3,450 ($1.15 x 3,000).

NOTE: If, as in this example, you owned 3,000 shares but wanted to continue your investment in CallWave, you can, prior to the effective date of the stock splits, buy at least 2,000 more shares, and hold them in your account. To do this, you need to act far enough in advance of the stock splits so that the purchase is completed and the additional shares are credited in your account by the close of business (Eastern Time) on the effective date.

You have two separate record accounts. As of the effective date of the stock split, you hold 3,000 shares of common stock in one account and 2,000 shares of common stock in the other. All of your shares are registered in your name only.

As described above, you would receive cash payments equal to the cash-out price of your common stock in each record account instead of receiving fractional shares. In this case, you would receive two checks totaling $5,750 (3,000 x $1.15 = $3,450; 2,000 x $1.15 = $2,300; $3,450 + $2,300 = $5,750).

NOTE: If instead you wanted to continue your investment in CallWave, you should consolidate or transfer your two record accounts prior to the effective date into an account with at least 5,000 of shares of common stock. Alternatively, in the example above, you can buy at least 2,000 more shares for the first account and 3,000 more shares for the second account. To do this, you need to act far enough in advance of the stock splits so that the consolidation or the purchase is completed by the close of business (Eastern Time) on the last trading day prior to the effective date of the reverse stock split.

You hold 5,000 shares of common stock as of the effective date.	After the stock splits, you will continue to hold all 5,000 shares of common stock.

Hypothetical Scenario	Result of Stock Split
You hold 5,000 shares (or more) of common stock in a brokerage account as of the effective date.	CallWave intends for the stock splits to treat stockholders holding common stock in street name through a nominee (such as a bank or broker) in the same manner as stockholders whose shares are registered in their names. Nominees will be instructed to effect the stock splits for their beneficial holders. However, nominees may have different procedures and stockholders holding common stock in the street name should contact their nominees.

See “Special Factors — Effects of the Going Private Transaction” and “Proposals #1 and #2 — The Stock Splits — Summary and Structure of the Stock Splits.”

What vote is required to approve the stock splits and the adjournment proposals?

	Vote Required:	Effect of abstention and broker non-vote
Proposals 1 and 2: Reverse 1 – for – 5,000 stock split immediately followed by a forward 5,000 – for – 1 stock split	The approval of Proposals 1 and 2 requires the affirmative vote of at least a majority of the shares of common stock entitled to vote at the special meeting.	Abstentions and broker non-votes will be counted for the purpose of determining if a quorum is present, but will not be included as a vote cast with respect to Proposals 1 and 2. Therefore, abstentions and broker non-votes will have the effect of a vote “AGAINST” Proposals 1 and 2.

Proposal 3: Adjournment or postponement of the special meeting to solicit more proxies	The approval of Proposal 3 requires the affirmative vote of at least a majority of the shares of common stock present in person or represented by proxy at the special meeting.	Abstentions and broker non-votes will not affect the outcome of the vote regarding Proposal 3.

See “Special Factors — Vote Required for Approval of the Stock Splits at the Special Meeting,” “Proposals #1 and #2 — The Stock Splits — Summary and Structure of the Stock Splits” and “Proposal #3 — Adjournment.”

How does our board of directors recommend that I vote on the stock splits?

In summary, the board unanimously recommends a vote for the proposals to effect the stock splits. Unless you give other instructions on your proxy card, the persons named as proxyholders on the proxy card will vote in accordance with the recommendations of the board of directors.

If any other matter is presented for a vote of the stockholders at the special meeting, then your proxyholder will vote your shares, as recommended by the board of directors or, if none, in accordance with his or her best judgment. At the time this proxy statement was printed, we knew of no matters that are expected to be acted upon at the special meeting, other than those discussed in this proxy statement.

See “Proposals #1 and #2 — The Stock Splits — Board Recommendation” and “Proposal #3 — Adjournment – Board Recommendation.”

What are the federal income tax consequences of the stock splits?

Generally, a stockholder that receives cash in exchange for shares of common stock as a result of the stock split will recognize a capital gain or loss for United States federal income tax purposes. A stockholder who does not receive cash for a fractional share as a result of the going private transaction will not recognize any gain or loss for United States federal income tax purposes. However, exceptions apply. Please see the section entitled “Special Factors — Material Federal Income Tax Consequences” for further information.

How many votes do I have?

Each share of our common stock that you own entitles you to one vote.

How do I vote?

You may vote in person at the meeting or by signing and mailing your proxy card. If you hold your shares through a broker, you also may be able to vote your shares on the Internet or by telephone. If applicable, detailed instructions for Internet and telephone voting are attached to your proxy.

How do I vote by proxy?

Whether you plan to attend the special meeting or not, we urge you to complete, sign and date the enclosed proxy card and to return it promptly in the envelope provided. Returning the proxy card will not affect your right to attend the special meeting and vote at the special meeting.

If you properly fill in your proxy card and send it to us in time, then your “proxyholder” (one of the individuals named on your proxy card) will vote your shares as you have directed. If you sign the proxy card but do not make specific choices, your proxyholder will vote your shares as recommended by our board of directors.

May I revoke my Proxy?

If you give us your proxy, you may revoke it at any time before it is exercised. You may revoke your proxy in any one of the following ways:

•	You may send in another proxy with a later date;

•	If applicable, you may vote either via the Internet or by telephone at a later date;

•	You may notify our secretary in writing before the special meeting that you have revoked your proxy; or

•	You may vote in person at the special meeting.

How do I vote in person?

The special meeting will be held at 8:00 a.m., Pacific Standard Time, on June 29, 2009, at our headquarters, located at 136 W. Canon Perdido, Suite C, Santa Barbara, California 93101. You need not attend the special meeting in order to vote.

If you plan to attend the special meeting and vote in person, then we will give you a ballot when you arrive. However, if your shares are held in the name of your broker, bank or other nominee, then you must bring an account statement or letter from the nominee indicating that you were the beneficial owner of the shares at the close of business on June 8, 2009, the record date for voting.

People with disabilities.

If you have a disability, we can provide reasonable assistance to help you participate in the special meeting if you tell us about your disability and your plan to attend. Please notify the secretary of CallWave in writing at least three (3) days before the special meeting if you desire such assistance.

Is voting confidential?

We will keep all the proxies, ballots and voting tabulations private. We allow only our inspector of elections to examine these documents. We will not disclose your vote to management unless it is necessary to meet legal requirements. We will, however, forward to management any written comments you make on the proxy card or elsewhere.

What are the costs of the going private transaction and soliciting these proxies?

We will pay all of the costs of soliciting these proxies. Solicitation of proxies will be made principally through the mail, but our officers and employees may also solicit proxies in person or by telephone, fax or email. We will pay these employees and officers no additional compensation for these services.

In addition we have retained BNY Mellon Shareowner Services to act as our information agent in connection with the going private transaction and to assist us in soliciting proxies. BNY Mellon Shareowner Services, as information agent, may contact stockholders by mail, telephone, facsimile, telex, telegraph, other electronic means, and personal interviews, and may request brokers, dealers, commercial banks, trust companies and other nominee stockholders to forward materials relating to the offer to beneficial owners. BNY Mellon Shareowner Services will receive reasonable and customary compensation in connection with the offer.

BNY Mellon Shareowner Services, as the depositary for the offer, will be reimbursed for certain out-of-pocket costs in connection with the offer.

No fees or commissions will be payable by us to brokers, dealers, commercial banks or trust companies (other than fees to the parties described above) for soliciting tenders of shares under the offer. Stockholders holding shares through brokers or banks are urged to consult the brokers or banks to determine whether transaction costs are applicable if stockholders tender shares through such brokers or banks and not directly to the depositary. We, however, upon request, will reimburse brokers, dealers, commercial banks and trust companies for customary mailing and handling expenses incurred by them in forwarding the offer and related materials to the beneficial owners of shares held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank or trust company has been authorized to act as our agent or as an agent of the information agent or the depositary for purposes of the offer. We will pay or cause to be paid all stock transfer taxes, if any, on our purchase of shares except as otherwise provided in this document and Instruction 7 in the letter of transmittal.

The estimated costs and fees to be paid by us in connection with the going private transaction are as follows:

Financial advisor fees	$300,000
Accounting fees	10,000
Legal fees	175,000
SEC filing fees	1,000
Printing and mailing expenses	40,000
Depositary fees	15,000
Information Agent fees	10,000
Out-of-pocket and miscellaneous	15,000

Total	$566,000

What constitutes a quorum for the meeting?

The presence, in person or by proxy, of the holders of a majority of the outstanding shares of our common stock is necessary to constitute a quorum at the meeting. On the record date, there were 10,388,392 shares outstanding and entitled to vote. Thus, 5,194,196 shares must be represented by stockholders present at the special meeting in person or by proxy in order for there to be a quorum for the meeting. Votes of stockholders of record who are present at the meeting in person or by proxy, abstentions, and broker non-votes are counted for purposes of determining whether a quorum exists.

Will I have appraisal or dissenter’s rights in connection with the going private transaction?

No. Under Delaware law, you do not have appraisal or any other dissenters’ rights whether or not you vote for the stock splits.

See “Special Factors — Unavailability of Appraisal or Dissenters’ Rights.”

Should I send in my share certificates now?

No. If the stock splits are approved, our transfer agent will send you written instructions for exchanging your share certificates.

How do I ensure my vote is counted?

To ensure that your vote is recorded promptly, please vote as soon as possible, even if you plan to attend the special meeting in person. Most stockholders have three options for submitting their vote: (1) via the Internet (please see your proxy card for instructions), or (2) by phone (please see your proxy card for instructions), or (3) by mail, using the enclosed paper proxy card. When you vote via the Internet or by phone, your vote is recorded immediately. We encourage our stockholders to vote using these methods whenever possible. If you attend the special meeting, then you also may submit your vote in person, and any previous votes that you submitted, whether by Internet, phone or mail, will be superseded by the vote that you cast at the special meeting.

SPECIAL FACTORS

Purpose of and Reasons for the Going Private Transaction

We were organized in August 1998 under the laws of the State of California. We first marketed our free services in February 1999 and began marketing paid subscriptions in April 2001.

We have been subject to the reporting requirements of the Exchange Act since our initial public offering on September 30, 2004. The costs to comply with regulatory requirements are a significant overhead expense. These costs include professional fees for our auditors and corporate counsel, printing and mailing costs, internal compliance costs and transfer agent costs. These and other costs related to SEC registration have increased significantly, and we believe they will continue to do so, particularly as a result of the additional reporting and disclosure obligations imposed on public corporations by the Sarbanes-Oxley Act of 2002. Our estimated Exchange Act compliance costs amounted to approximately $765,000 in the fiscal year ended June 30, 2008.

In our initial public offering our shares were first offered to the public at a price of $10.00 per share. Since then, our stock reached its highest trading value on December 28, 2004, when it closed at $16.04 per share. Our stock price has since declined significantly, from our 52-week high of $2.85 on June 11, 2008, closing at $0.80 on May 4, 2009.

On June 11, 2008, our common stock traded at a price of $2.85, and then began declining. In September, the trading price of our shares declined significantly, in parallel with the precipitous decline in the valuations of public companies generally. On October 1, 2008, our stock closed at $1.75, a 39% drop, and then continued to rapidly decline. This created a risk that our shares would be delisted from trading on NASDAQ, which would create severe restrictions on the ability of our stockholders to dispose of their shares. For that reason, the Company began to evaluate the appropriateness of a going private transaction. During our initial investigation into this possibility, in late October 2008 our stock first traded below $1.00 per share, and stayed below that price during a substantial part of November 2008.

By that time the Company had determined that only its WebMessenger product and the incipient FUZE product had sufficient potential commercial viability to support the long-term growth of the Company. The Company’s traditional dial-up based Internet Voice Mail (“IVM”) service was a dissipating asset, serving a declining population of users who access the internet via dial-up telephone lines and operate from a legacy telephony infrastructure. The Company’s fax service was marketed in an industry segment market that was dominated by one large player and showed no meaningful opportunity for growth. In contrast, the WebMessenger product provides a viable presence engine, and the FUZE service would be marketed into a growing collaboration marketplace. The preliminary reactions that the Company received to beta versions of its FUZE product were positive. The Company publicly disclosed this information to the market in press releases and earnings calls and the Company’s stock continued to trade below $1.00 per share.

By reason of the changing focus of the Company’s product mix, and the multi-year time period likely required to enable FUZE to achieve commercial viability, the Company evaluated whether it was more appropriate to pursue the WebMessenger and FUZE products as a public or a private company. The risks associated with a new product such as FUZE were more appropriate for stockholders in a private start-up company than a public company. Moreover, since the FUZE product was and is projected to generate losses for several years, those projected losses required the Company to evaluate ways to minimize expenses in order to make cash available to support the development and growth of FUZE, and by going private the Company would be able to avoid the costs associated with being a public company. Moreover, management concluded that if the Company were to remain public, then the projected multi-year losses would only put further downward pressure on the trading price of the Company’s stock and trading volume for the Company’s shares, thereby making it more difficult for stockholders to dispose of their shares without having an immediately negative impact on the trading price of those shares.

A declining revenue base associated with our legacy Internet Answering Machine Dial-up and Virtual Fax products, stock market conditions, and business conditions resulted in fewer analysts covering our stock. The lack of investor support resulted in the price per share of our common stock falling below the amount of cash per share that we have on hand.

As discussed in greater detail below, our board of directors determined that the recurring expenses, along with the burden on management, required for compliance with SEC rules and regulations is not cost efficient for CallWave. In addition, most of the requirements of the Sarbanes-Oxley Act are now effective and applicable to the Company, and the Company has implemented controls and procedures which comply with those requirements. However, the ongoing costs associated with being a public company are expected to increase in our next fiscal year and are estimated to be $1,000,000. The going private transaction is being made at this time both to avoid the costs to be incurred in complying with Section 404 of the Sarbanes-Oxley Act, and secondarily, to eliminate those costs that we incur as a result of having our securities registered under the Securities Exchange Act.

Additionally, there is a very limited trading market in our common stock, especially for sales of larger blocks. Over the course of the past year, our trading volume decreased by approximately two-thirds. Because of this, the board of directors determined that the holders of our securities derive little benefit from CallWave’s status as a SEC reporting company.

Further, the board has determined that the Company’s new unified communications and collaboration product line will take years to develop. Management and the board of directors currently believe that CallWave will not produce net profits from operations before 2013.

Given these various factors, the board of directors concluded that being a private company would allow management the increased flexibility and time to consider and initiate actions that may produce long-term benefits and growth without the pressure and expectation to produce short-term quarterly earnings per share.

The stock splits are part of a plan to make the Company a non-SEC reporting company in what is commonly referred to as a “going private” transaction. The initial part of the plan was a voluntary tender offer where we offered to purchase shares of our common stock at a price of $1.15 per share, a significant premium over the trading price on NASDAQ Global Market at the time the tender offer was initiated. We refer to the tender offer and the stock splits collectively as the “going private transaction.”

Since the initial public offering, our common stock has been registered under the Securities Act of 1933, as amended (the “Securities Act”), and we have been subject to the reporting and proxy requirements of the Exchange Act. The common stock must remain registered, and we must follow these requirements, so long as there are 300 or more holders of record of the common stock.

The purpose of the going private transaction is to reduce the number of CallWave beneficial stockholders to below 300. Although we have fewer than 300 stockholders of record, as calculated under the rules and regulations of the Exchange Act, we remain at risk of becoming subject to reporting company obligations if one or more of the record holders distributes its shares to its underlying beneficial holders. Our goal is therefore to reach a beneficial stockholder count of no more than approximately 150 stockholders. Upon completion of the going private transaction, the board of directors intends to deregister our common stock with the SEC, delist our shares from NASDAQ, and become a private company.

Although we have concluded the tender offer, we still have more than 300 beneficial stockholders. Therefore, we are seeking stockholder approval for a 1 – for – 5,000 reverse stock split followed by a 5,000 – for – 1 forward stock split.

If you want to remain a stockholder of CallWave after the going private transaction, you must ensure that you own more than 5,000 shares of our common stock in a single account on the effective date of the reverse stock split.

After we complete the going private transaction, our shares of common stock will no longer be quoted on the NASDAQ Global Market, and trades in such shares would be possible only through privately negotiated transactions. This will severely restrict your ability to trade these shares, and may have the effect of requiring you to hold your shares indefinitely, until the Company either liquidates or is acquired by another company.

Our reasons for proposing a going private transaction include:

•

The significant cost savings that we expect to realize as a result of the termination of the registration of our common stock under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the elimination of costs associated with being listed on NASDAQ, and the cost savings that will result from not being required to comply with Section 404B of the Sarbanes-Oxley Act of 2002. For the fiscal year ended June 30, 2008, we spent an estimated $765,000 on costs solely related to being a SEC reporting company.

•

The fact that, due to the limited liquidity and low market price of our common stock, we have not realized many of the benefits associated with being a publicly-traded, NASDAQ-listed company, such as enhanced stockholder value, stock liquidity, business credibility and the ability to use company stock as currency for acquisitions.

•

The additional savings in terms of our management’s and employees’ time that will no longer be spent preparing the periodic reports required of publicly traded companies under the Exchange Act, managing stockholder relations and communications, and complying with NASDAQ listing requirements.

•

The ability to liquidate the holdings of small holders of our common stock at a premium over recent market prices at the time of the approval of the cash-out price, without incurring brokerage commissions.

•	The decrease in expenses resulting from no longer being required to service a relatively large number of stockholders holding small positions in our common stock.

•	The reduced accounting and legal fees associated with having our financial statements reviewed on a quarterly basis and audited on an annual basis.

•	The reduced premiums for our directors’ and officers’ insurance policies as a result of CallWave no longer being a public reporting company.

•

The ability to control the dissemination of certain business information, which is currently disclosed in our periodic reports and, accordingly, made available to our competitors, vendors, customers and other interested parties, potentially to our detriment.

•	The ability to gain greater operational flexibility by being able to focus on long-term growth without an undue emphasis on short-term fluctuations in the market price of our common stock.

Background of the going private transaction

In the first week of October 2008, we began to explore a number of possibilities, including going private, liquidating the Company, divesting certain legacy assets and additional expense reductions. In evaluating the various alternatives available to the Company, the board reviewed the current business opportunities that the Company will be pursuing in the unified communications and collaboration space, the competitive landscape in this space, the future projected growth potential in the collaboration space, product and feature comparisons, the time and capital required to exploit these commercial opportunities, and the potential rewards available to Company stockholders from the Company’s pursuit of these opportunities. On balance, the board believes that if the Company goes private and pursues these commercial opportunities in the unified communications and collaboration market without the costs and administrative burdens of continuing to be an SEC reporting company, then the Company can produce for ongoing stockholders a better return than would be provided if the Company merely liquidated.

In November 2008, we were advised by our corporate counsel that if we had fewer than 300 stockholders of record, we could deregister our stock and thereby not be subject to the Exchange Act reporting requirements and could delist from the NASDAQ Global Market (sometimes referred to as “going dark”). The Company currently has approximately 89 stockholders of record and approximately 1,448 beneficial owners. Although the number of our record holders is low enough to deregister and delist, the number of record holders that hold the shares for the benefit of third parties (for example, an investment advisor holding for multiple beneficial owners) leaves open the possibility of substantial increases in the number of beneficial owners if one of those record holders elects to distribute the shares that it holds to the underlying beneficial owners. If the number of record holders were to increase above 300, we could again become subject to Exchange Act reporting requirements. In light of this information, in late 2008 we began to consider alternative means to reduce our stockholder base to below 300 beneficial stockholders. Consequently, the board of directors requested that management begin gathering information on the possibility of reducing the number of beneficial holders of our stock to fewer than 300.

On November 19, 2008, representatives from a third-party non-stockholder venture capital firm that has never been affiliated with the Company met with Mr. Cavins, our chief executive officer, and Mr. Jeff Henley, a director, to discuss the Company’s status as a public company and a potential interest by the venture capital firm in investing in the Company. This meeting was held at the request of Mr. Cavins, and among the issues discussed were the possibility that the venture firm might make an investment in the Company, regardless whether it were to remain public or pursue a going private transaction. Although this venture capital firm did not have a prior relationship with the Company, Mr. Cavins, our chief executive officer, previously performed services as a consultant and independent contractor to one of that firm’s portfolio companies. That service engagement ended in early 2007, more than six months prior to the date on which Mr. Cavins joined the Company as our chief executive officer. Mr. Cavins has never been engaged by or compensated by the venture capital firm, and does not hold and never has held any interest in any of its funds or investment vehicles.

On December 8, 2008, a team from the Company consisting of Mr. Cavins, Mr. Mark Stubbs, our chief financial officer, other senior employees of the Company, namely Mr. Scott Blackwell (who is no longer employed by the Company), Mr. Ritesh Bansal, our chief technology officer, and Ms. Kara Parsons, vice president of marketing, met with the partnership of the venture capital firm to discuss the Company’s plans related to pursuing the collaboration marketplace. See “Special Factors - Our Plans After the Going Private Transaction.” After that presentation, the Company and the venture capital firm entered into preliminary negotiations over a draft term sheet for a preferred equity investment in the Company. The venture capital firm proposed terms that contemplated the purchase of up to 4 million shares of a newly-authorized class of preferred stock at a price equal to the average 30-day closing price of the Company common stock. The proposed investment included warrants to purchase additional shares of common stock, the right to appoint two board members, and other customary terms and conditions including voting rights, protective provisions and registration rights. These terms were never finalized. Those discussions with the venture capital firm were the only discussions in which we have engaged regarding raising capital to exploit the market opportunity for our FUZE product that does not involve a going private transaction.

In the entire month of January and the first two weeks of February 2009, the venture capital firm conducted extensive due diligence investigations of the Company’s business, market analysis, product strategy and future projections. At the same time, the Company asked corporate counsel to clarify the listing requirements and methods for deregistering our common stock, and explore various possibilities, including the possibility of a tender offer, a reverse stock split, an issuer repurchase program, and a cash-out merger.

In the second week of January 2009, Mr. Cavins, our chief executive officer, began discussing with the venture capital firm a possible investment in the Company simultaneous with a tender offer and subsequent deregistration of its shares and delisting from the NASDAQ Global Market.

In January 2009, management advised the Company’s counsel to outline various methods to accomplish the goal of deregistering our common stock and the various conditions under which such a transaction could occur under Delaware law and SEC rules and regulations.

On February 10, 2009, the venture capital firm presented to our board of directors an overview of its organization, investing disciplines, and the results of the venture capital firm’s due diligence investigation of the Company. Included in this overview were suggestions related to CallWave’s legacy products and services, and the firm’s assessment of the Company’s collaboration and conferencing market opportunity. The venture capital firm stated that CallWave had limited product and commercial team synergies, and a product time-table that the venture capital firm believed to be unachievable. The venture capital firm concluded that the Company’s realization of the full value of its assets would require a long term effort and strategy similar to those of a private start-up company and unlike those customarily pursued by most public companies. The venture capital firm and the board discussed the possibility that the venture capital firm might make an investment in the Company and provide strategic assistance to its commercialization efforts.

On February 10, 2009, the Company’s counsel made a presentation to the directors and management of the Company regarding, among other things, the board’s fiduciary duties to stockholders, the burdens and benefits resulting from the Company’s status as a public company and the alternatives to remaining listed on the NASDAQ Global Market. The board received information from the Company’s counsel regarding the implications and requirements under the federal securities laws applicable to various corporate transactions with a going private component.

The board considered a variety of structures for proceeding with a going private transaction, including a reverse stock split, a tender offer and a cash-out merger, as well as the board’s fiduciary duties in connection with each transaction. The board discussed the likelihood of having fewer than 300 beneficial stockholders under each of the going private transaction structures. After considering all the alternatives that had been presented, the board requested management to explore accomplishing the transaction through a voluntary tender offer. The board determined that such a tender offer would be an appropriate element of any going private transaction because the tender offer would provide to holders of our common stock, who may not want to hold their shares after completion of the going private transaction, an opportunity to dispose of their shares without adversely affecting the trading price of our shares. Such a tender offer would provide a particular benefit to holders of larger blocks of our shares, as any attempt by them to dispose of their shares would be likely to have a downward effect on the trading price of our shares.

A discussion also took place regarding procedural safeguards which could be put in place to assure that any take-private transaction would be fair to the Company’s unaffiliated stockholders being cashed out, as well as the remaining unaffiliated stockholders. Specifically, the board discussed the following procedural safeguards and their applicability to various transaction structures:

•	the applicability of appraisal rights under Delaware law;

•	the appointment of a committee comprised solely of the Company’s independent directors;

•	the use of independent legal and financial advisors to represent and advise the independent committee; and

•	the use of a procedure which would require a majority vote of the unaffiliated stockholders.

As a result of this discussion, the board established a committee comprised solely of independent directors to investigate the feasibility of a transaction in which the number of beneficial stockholders of the Company would be reduced to permit the Company to terminate the registration of its securities under the Securities Exchange Act without the risk of becoming inadvertently subject to registration. The board appointed Jeffrey O. Henley, Raj Raithatha, Osmo A. Hautanen, and Manny Rivelo to serve on the independent committee. The board selected those individuals because they would satisfy any objective test of “independence,” since they are neither holders of our shares nor employees of CallWave. While each of them holds options to purchase certain shares of our common stock pursuant to annual grants that they received for service as members of our board of directors, none of the four members of the independent committee holds options to purchase more than 130,000 shares, and all of those options were granted with exercise prices in excess of $2.29 per share, which is significantly in excess of the price per share being offered in the tender offer; as a result, none of the members of the independent committee would realize any financial benefit from the tender offer. As such, they were able to review and make recommendations upon the price, terms and structure of any going private transaction without any risk of any actual or perceived conflict or bias, because they would not be financially affected by such a transaction. Mr. Henley was elected chairman of the independent committee. The board appointed Mr. Henley to that position because of his financial expertise as the former chief financial officer of Oracle Corporation, his extensive experience in structuring and negotiating transactions, and his business judgment and acumen. The board granted the independent committee the authority to review alternative structures that would allow the Company to deregister its shares of common stock and thereafter do business as a private company, while initially providing stockholders the opportunity to either (i) tender their shares of common stock for a fair value, or (ii) remain a stockholder after going private, in each instance to the extent the Company thereby may achieve its objective of going private.

The independent committee was authorized and directed to investigate various methods of going private, to discuss the same with the Company, to negotiate the essential terms of any proposal, and to report to the full board of directors with its recommendation regarding the same.

The independent committee was authorized, at the Company’s expense, to identify and engage the services of independent counsel, an appropriate financial advisor to assist the independent committee in determining an appropriate going private transaction structure and the price to be paid to stockholders who would receive cash in a proposed transaction. In addition, the independent committee was, at all times, free to recommend the adoption of additional procedural protections if it deemed the adoption of such additional protections necessary or advisable to ensure the fairness of any proposed transaction.

On February 13, 2009, Mr. Cavins and Mr. Stubbs, who are sometimes referred to in this document, both individually and together, as the Company’s management, and our corporate counsel participated in a conference call with a venture capital firm regarding a possible equity investment in CallWave by the venture capital firm after completion of a going private transaction. Preliminary structures were discussed. This meeting occurred at the request of Messrs. Cavins and Stubbs.

On February 16, 2009, the independent committee engaged the services of Potter Anderson & Corroon LLP as its independent legal counsel. At the direction of the committee, counsel to the independent committee immediately commenced a review of potential financial advisors. As a threshold matter, counsel searched for firms with relevant expertise, experience, resources, availability and capability to render a fairness opinion. As a result of that search, committee counsel identified four (4) possible financial advisors for consideration by the chairman of the independent committee, to whom the independent committee had delegated the responsibility to identify and hire a financial advisor. During the period encompassing approximately the following two weeks, counsel solicited materials and information from each identified firm addressing a number of criteria, including but not limited to: (i) the experience of the firm, both generally and with other technology companies; (ii) the experience of the individuals who would be working on the engagement on behalf of each firm, both generally and with other technology companies; (iii) the educational background of the potential financial advisors; and (iv) the proposed scope of each firm’s engagement, in each case as set forth in a written proposal from the firm that identified the cost for providing advisory services and the fee for the independent committee’s requesting and the firm’s delivering a fairness opinion. Counsel to the independent committee conducted preliminary interviews with four firms: (a) Seven Hills Partners LLC (“Seven Hills”), a financial and strategic advisory firm with considerable experience in advising technology companies in the software, communications, digital media, and internet markets; (b) Wedbush Morgan Securities, a financial services and investment firm that provides private and institutional brokerage, investment banking, private capital, research, and asset management to individual, institutional and issuing clients; (c) Newforth Partners, LLC, a financial services firm providing traditional merger-and-acquisition advisory services and a range of strategic consulting services; and (d) JMP Securities, a full-service investment bank that provides equity research, institutional brokerage and investment banking services to public and private growth companies and their investors. Following subsequent discussions between the chairman of the independent committee and counsel to the committee, and the chairman’s review of the written proposals and background materials supplied by each firm, the chairman determined to interview two firms. After interviewing each firm, the chairman of the independent committee also solicited input regarding each firm from the head of mergers and acquisitions at Oracle Corporation, who recommended Seven Hills.

On February 17, 2009, the independent committee met and invited its independent counsel to attend. The independent committee discussed its role in evaluating various proposed strategic transactions that would permit the Company to deregister its shares of common stock under the Exchange Act, delist such shares from quotation on the NASDAQ Global Market, and thereafter do business as a private corporation while providing existing stockholders the opportunity to either (i) tender their shares of common stock for a fair value, or (ii) remain stockholders after the Company goes private. The independent committee also discussed the possibility that the venture capital firm would agree to invest in the Company after the Company became a private corporation. The independent committee directed its legal counsel to contact and interview several potential financial advisors on behalf of the independent committee and delegated the task of selecting a financial advisor to Mr. Henley.

On February 18, 2009, the venture capital firm delivered to the Company a revised term sheet for a proposed equity investment.

During the two weeks following February 17, 2009, counsel to the Company had several conversations with the independent committee’s independent counsel regarding possible structures of transactions that would achieve the Company’s goals. During that same time period, the independent committee, through its independent counsel, contacted and interviewed several potential financial advisors and received pricing proposals from four potential financial advisors. After discussing these proposals, Mr. Henley and the independent committee’s independent counsel interviewed two potential financial advisors.

On February 20, 2009, Mr. Cavins, and representatives from Reicker, Pfau, Pyle & McRoy LLP, the Company’s corporate counsel, met at the offices of the venture capital firm to further discuss a possible equity investment in the Company concurrently with and immediately following the closing of a going private transaction. Representatives from the independent committee’s independent counsel participated in the meeting by conference telephone call.

On February 23, 2009, CallWave announced the sale of its virtual fax subscriber base and related intellectual property to j2 Global Communications, Inc. The assets were sold for $12 million in cash with 10% of the purchase price, $1.2 million, held in escrow to secure the Company’s indemnity obligations with respect to its representations and warranties. We currently anticipate that the entire escrow amount will be released to the Company upon expiration of the escrow period on February 23, 2010. We currently believe that the proceeds from the sale of the fax assets, together with our pre-existing cash assets and expected cash flow from our legacy Internet Answering Machine business, provide CallWave with enough cash assets to fund the going private transaction and operating losses through June 30, 2010, without the need to raise additional capital prior to that date. However, we believe that if the FUZE collaboration and conferencing product line is successful, we might need to raise additional capital at some point in the future and likely within the second to fourth year of operations as a private company.

On March 3, 2009, the independent committee met and invited its independent counsel to attend. Although the proposal from Seven Hills was the most expensive of the remaining proposals, the committee chairman recommended to the full committee that the committee engage Seven Hills. After discussing the pricing proposals received from the potential financial advisors and reviewing their qualifications, the independent committee entered into an engagement letter with Seven Hills as its financial advisor. Also at this meeting, the independent committee discussed various methods of accomplishing the Company’s goals of delisting its shares and continuing its operations as a private corporation while providing its stockholders the choice of tendering their shares or remaining invested in the Company.

On March 6, 2009, the Company’s counsel, the independent committee’s independent counsel, and Mr. Stubbs, the Company’s chief financial officer, participated in a conference call during which they discussed structures for the going private transaction, including an issuer tender offer, a reverse stock split immediately followed by a forward stock split, an issuer tender offer followed by reverse and forward stock splits, and a merger.

On March 9, 2009, Mr. Stubbs submitted to the independent committee’s independent counsel the going private transaction structure recommended by the Company’s management—an issuer tender offer followed by a reverse/forward stock split if necessary to reduce the number of beneficial holders of the common stock of the Company to below 300. The Company’s proposal contemplated that the Company would receive a capital investment from the venture capital firm after the Company consummated the going private transaction.

Seven Hills, the independent committee’s financial advisor, began its analysis during the first two weeks of March 2009 by reviewing historical financial information provided by CallWave, financial projections and current market valuations. On March 10, 2009, Seven Hills visited CallWave’s offices to review a detailed list of due diligence questions and had several follow up discussions with key management team members, including chief financial officer Mark Stubbs, and chief executive officer Jeff Cavins. This initial meeting and subsequent follow-up discussions focused on the business context and background of the transaction, the historical financial and operating results of CallWave, a review of CallWave’s assets and liabilities, and management’s estimates of CallWave’s potential liquidation values and future business and financial prospects of CallWave. CallWave’s management prepared a liquidation value analysis, base case financial forecast, upside financial forecast, and downside financial forecast for review by Seven Hills. See “Special Factors – Our Plans After the Going Private Transaction.”

On March 14, 2009, the independent committee met to discuss the Company’s proposal. The independent committee’s independent counsel and representatives of Seven Hills were invited to attend the meeting. The independent committee together with its legal and financial advisors, reviewed various alternatives to the Company’s proposal, including reverse and forward stock splits without first conducting an issuer tender offer and a merger in which all stockholders who own below a threshold amount of stock are cashed out, as well as issues and logistics associated with each alternative. The independent committee discussed the terms of the proposed capital investment by the venture capital firm and procedural protections to ensure that any going private transaction would be fair. The independent committee determined that, if it were to agree to an issuer tender offer followed by reverse and forward stock splits, such procedural protections would include the following: (i) the Company would provide stockholders sufficient notice of the reverse and forward stock splits in order to give stockholders the option to purchase additional shares to avoid being cashed out in such stock split, and (ii) any fractional share interests held by cashed-out stockholders would be valued at the greater of the price offered in the issuer tender offer or the average market price of the Company’s common stock calculated during a specified period of time preceding the reverse and forward stock splits. The independent committee acknowledged the advantage of completing the proposed going private transaction in two steps, first conducting an issuer tender offer and then effecting a reverse/forward stock split, because this structure would provide meaningful liquidity to large stockholders without creating downward pressure on the market price of the common stock of the Company.

During the week following March 14, 2009, the Company’s counsel, the Company’s management, and the independent committee’s independent counsel and financial advisors discussed alternative structures for the going private transaction, and the Company’s counsel circulated draft documents for the going private transaction.

The independent committee met on March 22, 2009, and invited its independent legal counsel and representatives of Seven Hills to attend. The independent committee together with its legal counsel and financial advisors reviewed various structures for the going private transaction, including reverse and forward stock splits, an issuer tender offer followed by reverse and forward stock splits, a merger, and reverse and forward stock splits followed by an issuer tender offer as well as issues and logistics associated with each alternative. The independent committee together with its legal counsel and financial advisors also reviewed alternatives to a going private transaction, including remaining a public corporation, selling the Company, and liquidating the Company, as well as issues and logistics associated with each alternative. Seven Hills discussed with the Company a preliminary financial analysis of potential per share transaction prices of the Company’s common stock based upon three analyses: (i) a public company analysis in which Seven Hills compared the Company with similar public companies, (ii) a preliminary liquidation analysis based upon guidance from the Company in which Seven Hills determined the value of the Company if it were to liquidate, and (iii) a premiums paid analysis. Seven Hills also presented as supplemental information a discounted cash flow analysis based on projections provided to it by management. Using these projections, Seven Hills calculated the discounted present value of CallWave’s after-tax cash flows from projections for the three month period ended June 30, 2009 and the fiscal years ended June 30, 2010 through June 30, 2014, and the terminal value of CallWave at June 30, 2014, based upon multiples of EBITDA. The results of the analysis implied a range of per share values for the Company’s common stock from $0.72 to $1.33 per share. Seven Hills provided this discounted cash flow analysis to the Independent Committee only as supplemental information and did not include it among Seven Hills’ primary analyses as delivered to the Independent Committee. Seven Hills determined that the discounted cash flows analysis was not a reliable methodology for valuing the Company because of the early nature of the Company’s products going forward, management’s lack of visibility with respect to important inputs for the analysis (such as revenue and cash flows in later years) and the fact that such an analysis would rely largely on the terminal value of the Company’s cash flows in later years, which management indicated was extremely hard to predict. Accordingly, Seven Hills determined that the results of the discounted cash flow analysis were not sufficiently reliable to include in its primary presentation to the Independent Committee of its initial valuations analyses. The independent committee also discussed the estimated value of the Company after completion of the proposed going private transaction and after the proposed investment by the venture capital firm, as well as the relationship between the proposed purchase price and the percentage of the Company that would be acquired by the venture capital firm. After this discussion, and as a result of the analyses presented to the independent committee by Seven Hills on March 22, 2009, the independent committee determined to discuss the Seven Hills liquidation analysis and the Company’s various strategic alternatives with the Company’s management and authorized Mr. Henley, the chair of the committee, to pursue these discussions with management.

On March 25, 2009, Mr. Henley and representatives of the Company’s management, the Company’s counsel, the independent committee’s independent legal counsel, and the independent committee’s financial advisor participated in a conference call to discuss the Company’s proposed structure for the going private transaction, a valuation analysis of the Company prepared by the Company’s management, and the Seven Hills liquidation analysis. During the following week, the Company’s counsel and the independent committee’s independent legal counsel continued to negotiate with respect to the price of the issuer tender offer and to discuss the appropriate structure of the going private transaction.

On March 26, 2009, the venture capital firm and Mr. Cavins, chief executive officer, Mr. Stubbs, chief financial officer, and the Company’s corporate counsel discussed modifications to the proposed terms of the potential equity investment. The venture capital firm and the Company’s management and corporate counsel negotiated terms to the modified proposal over the next several weeks.

On March 29, 2009, the independent committee met and invited its independent legal counsel and representatives of Seven Hills to attend. The independent committee reviewed the valuation analysis prepared by the Company’s management. See “Special Factors – Our Plans After The Going Private Transaction,” for a discussion of this analysis, which includes a liquidation analysis and three financial projections, a base case forecast, an upside forecast, and a downside forecast. The independent committee discussed the Seven Hills liquidation analysis of the Company and the price per share the Company’s management proposed to offer to stockholders in the issuer tender offer. The independent committee agreed that the price range proposed by the Company’s management, between $0.80 and $0.90 per share, while a premium to the then-current market price of approximately $0.80, the closing price on Friday, March 27, 2009, would not constitute a fair price. The independent committee also discussed the Company’s strategic alternatives to determine if a better course of action would be to conserve the Company’s cash and continue operations as a public corporation. The independent committee determined to seek from the Company’s management more information about the Company’s business plan, market strategy, and timeline for producing a viable product.

On March 30, 2009, the independent committee met and invited members of the Company’s management, the Company’s counsel, and the independent committee’s independent counsel to attend. The independent committee informed the Company’s management that the independent committee believed the price range submitted by the Company’s management, between $0.80 and $0.90 per share, was not fair and sought more information regarding when the Company’s management expects to produce a viable product. The independent committee discussed the business plan and the valuation analysis prepared by the Company’s management. The independent committee also discussed whether the proposed going private transaction was the appropriate path for the Company and reviewed the Company’s strategic options, which included liquidation, remaining a public corporation, and going private.

The Company’s management noted that an increase to the proposed price would impact the Company’s ability to engage in a transaction in which the venture capital firm would invest in the Company on the terms discussed.

On April 3, 2009, the Company withdrew its going private proposal, and the work of the independent committee ceased. Messrs. Cavins and Stubbs elected to withdraw the Company’s proposal for going private because they were unable to reach agreement with the independent committee on a joint recommendation to the board regarding the purchase price per share that the Company would pay in connection with the contemplated tender offer and reverse stock split. Messrs. Cavins and Stubbs then were recommending that the repurchase price be between $0.80 and $0.90 per share, which was a premium to the trading price of our shares. Messrs. Cavins and Stubbs believed that if the Company were to pay a price in excess of that range, then there would be a risk that the Company might have insufficient cash to commercialize the FUZE product. Based upon management’s concern with the sufficiency of our cash following completion of a going private at a price above that range, and the committee’s belief that a fair price per share would have to be above that range, the committee ceased its work.

During the several days after April 3rd, management again reviewed the original reasons for the Board’s having initiated consideration of a going private transaction. Those reasons included (i) the significant decline in the trading price of CallWave’s stock, (ii) the reduced trading volume in those shares, (iii) the Company’s focus on the FUZE product, the long development period for commercializing the FUZE product, and the likelihood that the Company would realize losses over several years as it commercialized the FUZE product, (iv) the fact that declines in the Company’s stock price below $1.00 created a significant risk that CallWave’s shares would be delisted from trading on NASDAQ, and (v) the fact that such a delisting would adversely affect the ability of our stockholders to dispose of their shares. Management evaluated those original reasons and confirmed that they remained valid.

In addition, management again reviewed the projections that it had provided to the financial advisor to the independent committee, and concluded that following a going private transaction without a venture capital firm, the Company likely would have sufficient cash to enable it to reach a point, in the marketing and sale of FUZE, at which the Company would have a reasonable opportunity to raise additional capital as a private company. Because the sale of the virtual fax subscriber base and related intellectual property to j2 generated additional funds that were available to fund the costs of the going private transaction, management concluded that it was not necessary to raise additional capital at the time of going private.

Management determined that it was important to give stockholders the opportunity to obtain liquidity for their shares. Management had received a number of requests for a share repurchase in the amount of 1.2 million shares at a share price of $0.70 - $0.75 per share. Therefore, management concluded that it was in the best interests of stockholders, given the current market conditions, to provide those stockholders that were seeking liquidity an opportunity to obtain it at a significant premium to market, and provide those stockholders who wanted to retain an investment in the Company’s new products the opportunity to share in the Company’s possible future success.

Management confirmed both the continuing validity of the original reasons for pursuing the going private transaction, and the likelihood that following the completion of that transaction, the Company would have sufficient cash to fund operations to a point at which the Company would have a reasonable chance to raise additional capital as a private company. For those reason, management concluded that the Company could complete the going private transaction without obtaining, at or prior to the completion of that transaction, an additional investment from a venture capital firm.

On April 9, 2009, management shared its conclusions regarding the advisability of a going private transaction and asked the independent committee to resume consideration of a going private transaction after the Company’s management concluded that, even without an investment from the venture capital firm, it was in the best interests of the Company and its stockholders to go private.

On April 16, 2009, the venture capital firm confirmed its willingness to invest in the Company, concurrently with the closing of a going private transaction, pursuant to a revised term sheet that the venture capital firm and the Company had negotiated during the last week of February 2009. That term sheet contemplated an investment of up to $4.0 million for the purchase of a number of shares of a newly-authorized series preferred stock representing up to 19.9% of the Company’s outstanding shares. The proposed purchase price was the average closing price for the Company’s common stock for the trailing 20 days ending on the last day prior to the close of the financing (approximately $0.81 at the time of the term sheet) plus five cents ($0.05) per share. The term sheet contained other provisions that are customary to an investment in a private company. The term sheet further contemplated that at the same time when these shares were issued to the venture capital firm, the Company would propose to existing holders of common stock an exchange offer in which those stockholders would be provided the opportunity to exchange their shares of common stock for shares of the same newly-authorized series of preferred stock.

On April 17, 2009, the board convened a special meeting to discuss and consider the venture capital firm’s term sheet and to discuss whether it was in the best interests of the Company and its stockholders to stay public or go private. The board determined that (i) the price proposed by the venture capital firm was not fair to the stockholders of the Company, and (ii) the terms and conditions set forth in the venture capital firm’s term sheet were not appropriate for a publicly traded company. Therefore, the board did not accept the proposed term sheet and directed management to cease, for the present time, negotiations with the venture capital firm.

The board did conclude, however, that it was in the best interests of the Company and its stockholders to go private. The board further considered an issuer tender offer as a means for reducing the number of the Company’s beneficial stockholders to below 300. However, the board was advised by counsel that an issuer tender offer is, by its nature, a voluntary transaction on the part of stockholders and, therefore, could not guarantee that a sufficient number of stockholders would tender shares to enable the Company to deregister and remain free from SEC reporting requirements after the tender offer. The board directed the independent committee to resume its consideration of the structure of a voluntary tender offer followed by reverse and forward stock splits. The board also authorized the Company’s management to initiate discussions with other venture capital firms regarding a possible investment in the Company after completion of a going private transaction.

Following the board’s meeting, on April 17, 2009, the independent committee met and invited Mr. Cavins and Mr. Stubbs, and representatives of the Company’s counsel, the independent committee’s independent counsel, and the independent committee’s financial advisor to attend. The independent committee reported that the board of directors had agreed it was in the Company’s best interest to go private and, therefore, the independent committee would continue to consider the proposal by the Company’s management that the independent committee accomplish a going private transaction through an issuer tender offer followed by reverse and forward stock splits if such stock splits would be necessary to reduce the number of beneficial stockholders of common stock of the Company to below 300. After deliberation, the independent committee agreed that this structure was the best method of completing a going private transaction. Members of the Company’s management informed the independent committee that they would discontinue their investigation of the venture capital firm’s proposals for investing in the Company in connection with a going private transaction, but they said the Company may wish to consider future capital investments after a going private transaction had been completed. After negotiation, the independent committee, on the one hand, and Mr. Cavins and Mr. Stubbs, on the other, determined that they could make a joint recommendation to the entire board for approval of a price of $1.15 per share in the tender offer as part of a going private transaction. The independent committee also requested that the Company negotiate with Mr. Sperling, chairman of the board of directors, to limit his voting power, following the going private transaction, in order to preserve an opportunity for minority stockholders to participate in a change of control transaction in the future.

On April 17, 2009, Mr. Cavins, our chief executive officer, notified the venture capital firm of the board’s decision.

On April 26, 2009, the independent committee met and invited its independent counsel and representatives of Seven Hills to attend. The independent committee discussed the proposed going private transaction. The price offered in the issuer tender offer would be $1.15 per share, and the consideration to be paid to stockholders cashed out pursuant to reverse and forward stock splits would be the greater of $1.15 per share or the average closing price of the Company’s common stock for the ten (10) trading days immediately preceding the effective date of the reverse stock split. Seven Hills presented its financial analysis of the consideration proposed to be paid in the contemplated going private transaction to the independent committee. The Seven Hills presentation to the independent committee is attached as Annex C to this document. On April 27, 2009, Seven Hills presented the independent committee with its written opinion that, based upon and subject to the various assumptions and limitations set forth in the written opinion as of the date of the opinion, the consideration proposed to be paid by CallWave to the holders of shares of our common stock who tender shares in the tender offer or who will hold only fractional share interests immediately after the reverse split (taken together as a whole) is fair, from a financial point of view, to such holders (other than affiliates of CallWave).

With the benefit of Seven Hills’ April 26th presentation, the independent committee, having deliberated about the terms, structure, and price of the proposed going private transaction, determined that each of the issuer tender offer and the reverse and forward stock splits is fair to, advisable, and in the best interests of the Company and its stockholders and recommended that the board of directors approve each of the issuer tender offer and the reverse and forward stock splits. The independent committee determined that the ratio for the reverse stock split would be 1 – for – 5,000 and that the ratio for the forward stock split would be 5,000 – for – 1. The independent committee concluded that the combination of the issuer tender offer and the reverse and forward stock splits would provide liquidity at a significant premium for large stockholders who, due to the Company’s current trading volume, otherwise would likely be unable to liquidate significant positions without creating significant downside pressure on the market price of the common stock of the Company and would permit holders of fewer than 5,000 shares of common stock of the Company in a single account sufficient time to either acquire enough shares or consolidate stock accounts to preserve a continuing equity position in the Company following the reverse and forward stock splits.

The independent committee also approved a form of standstill and voting agreement between Mr. Sperling and the Company, pursuant to which Mr. Sperling would represent that he is not currently a party to any agreement with another stockholder or other person regarding the voting, sale or other disposition of his shares. Mr. Sperling would also agree, pursuant to the standstill and voting agreement, that during the three-year term of the agreement, except with approval of a majority of disinterested directors (i) he and his affiliates will not sell any shares of common stock of the Company held by him or his affiliates, (ii) except in certain limited circumstances, he and his affiliates will not acquire any additional shares of common stock of the Company, and (iii) to the extent that he owns more than 37% of shares of common stock of the Company, he will cause such shares in excess of 37% to be voted pro rata with the vote of all other stockholders of the Company. The purpose of the standstill and voting agreement is to provide our continuing stockholders after completion of the going private transaction assurances that stock sales and purchases by Mr. Sperling will not prevent our continuing stockholders from having an opportunity to participate in any “control premium” associated with a future sale of the Company.

At a special meeting of our board of directors held on May 4, 2009, the board approved the tender offer, reverse stock split, and forward stock split described in this document. In connection with that approval, the board considered, among other factors, the following:

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The conclusions of the independent committee that the going private transaction will (i) provide through the tender offer liquidity at a significant premium for large stockholders who, due to the Company’s current trading volume, otherwise would likely be unable to liquidate significant share positions without creating substantial pricing downside pressure on the market price of the Company’s common stock, (ii) provide small stockholders the opportunity to liquidate their holdings and receive a premium over recent market prices without incurring brokerage commissions, and (iii) by disclosing the Company’s intention to effect the reverse and forward stock splits, allow holders of fewer than 5,000 shares in a single account sufficient time to either acquire enough shares of common stock or consolidate accounts to preserve a continuing equity position in the Company following the reverse and forward stock splits.

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A liquidation analysis prepared by management, even though management has informed the Company that it is their opinion that sufficient stockholder support for a liquidation does not exist; projections prepared by management and presented to the financial advisor to the independent committee, reflecting various scenarios following the going private transaction as the Company seeks, among other things, to develop and market FUZE; and the business risks associated with the effort to develop and market FUZE.

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The conclusions of the independent committee and its financial advisor that the consideration to be paid by CallWave to the holders of shares of our common stock who tender shares in the tender offer or who will hold only fractional interests immediately after the reverse stock split (taken together as a whole) is fair, from a financial point of view, to such holders (other than affiliates of CallWave).

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The significant cost savings, estimated to be at least $765,000 and up to $1,000,000 per year, that the Company is expected to realize as a result of (i) the termination of the registration of its common stock under the Exchange Act, (ii) the elimination of costs associated with being listed on NASDAQ, and (iii) not being required to comply with Section 404B of the Sarbanes-Oxley Act of 2002.

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The fact that, due to the limited liquidity and low market price of the Company’s common stock, neither the Company nor its stockholders have realized many of the benefits associated with being a publicly traded, NASDAQ-listed company, such as enhanced stockholder value, stock liquidity, analyst coverage, business credibility and the ability to use company stock as currency for acquisitions.

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The additional savings in the amount of the Company’s management and employee time that no longer will be devoted to preparing the periodic reports required of publicly traded companies under the Exchange Act, managing stockholder relations and communications, and complying with NASDAQ listing requirements.

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The additional monetary savings that the Company should realize from (i) no longer being required to service a relatively large number of stockholders holding small share positions in the Company’s common stock, (ii) the reduced accounting and legal fees associated with having the Company’s financial statements reviewed on a quarterly basis and audited on an annual basis, and (iii) the reduced premiums for the Company’s directors’ and officers’ insurance policies as a result of the Company no longer being a public reporting company.

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The Company’s ability, as a private company, to control the dissemination of certain business information, which currently is required to be disclosed in the Company’s periodic reports and, accordingly, made available to the Company’s competitors, vendors, customers and other interested parties, potentially to the Company’s detriment.

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The Company’s ability, as a private company, to have greater operational flexibility by being able to focus on long-term growth without an undue concern for short-term fluctuations in the market price of the Company’s common stock.

On May 5, 2009, the Company commenced the tender offer portion of the going private transaction.

On June 4, 2009, the Company extended the expiration date and time of the offer to June 5, 2009, at 12:00 a.m. (midnight) New York City time.

On June 5, 2009, the tender offer expired. During the tender offer, stockholders tendered for purchase by the Company an aggregate of approximately 10.8 million shares of common stock.

On June 8, 2009, the Company purchased the tendered shares for approximately $12.4 million. At the close of business on June 5, 2009, the record date for the special meeting, the Company had 10,388,392 shares of common stock outstanding held by 82 stockholders of record representing approximately 1,356 beneficial stockholders. The Company determined that the stock splits were therefore necessary to complete the going private transaction, and determined to hold a special meeting of the stockholders to vote on proposals to effect the stock splits, and to solicit proxies from the Company stockholders for such a vote.

Fairness of the Going Private Transaction

Independent Committee Analysis

The independent committee considered a number of factors, including the following, when determining whether the preceding tender offer and the reverse stock split and forward stock split were fair and in the best interest of CallWave and all its stockholders, including its unaffiliated stockholders:

•	The considerable costs associated with remaining a publicly traded company.

•	The independent committee’s belief that the Company expects FUZE to become profitable more quickly if the Company goes private.

•	The independent committee’s belief that stockholders holding sufficient shares to approve a liquidation of the Company would not vote in favor of liquidation.

•	The independent committee’s belief that the offer price of $1.15 per share in the tender offer represents a fair discount from the liquidation value of the Company.

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The opinion delivered to the independent committee by Seven Hills, the independent committee’s financial advisor, that as of the date of the opinion, the consideration to be paid by CallWave to the holders of shares of our common stock who tender shares in the tender offer or who will hold only fractional share interests immediately after the reverse stock split (taken together as a whole) is fair, from a financial point of view, to such holders (other than affiliates of CallWave). The full text of this written opinion delivered to the independent committee, which describes, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken, is attached to this document as Annex C and is incorporated into this document by reference in its entirety. Holders of CallWave common stock are encouraged to read the opinion carefully in its entirety. Seven Hills’ opinion was provided to the independent committee in connection with its evaluation of the consideration proposed to be paid to its common stockholders (other than affiliates of CallWave) in the offer and the reverse stock split. It does not constitute a recommendation as to whether any stockholder of CallWave should tender in the offer or act in any way in connection with the going private transaction or otherwise. See “Special Factors — Fairness Opinion of Financial Advisor.”

•	Our financial condition and results of operations, including our earnings per share and capital levels for the year ended June 30, 2008, and the first nine months ended March 31, 2009.

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The percentage by which the per share price to be paid to the cashed-out stockholders exceeds recent trading prices and estimated trading values. See “Special Factors — Fairness Opinion of Financial Advisor.”

•	The fact that the first step in the going private transaction, the tender offer, is a voluntary transaction in which our stockholders may choose whether to participate.

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The ability of large stockholders to liquidate their holdings in CallWave during the tender offer or reverse stock split and receive a premium over recent market prices at the time of approval of the cash-out price, without incurring any discounts due to the low trading volume of CallWave’s common stock.

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The ability of small stockholders to liquidate their holdings in CallWave during the tender offer and receive a premium over recent market prices at the time of the approval of the cash-out price, without incurring brokerage commissions and the fact that such stockholders would not have this ability if the Company were to effect a reverse stock split without first engaging in the offer.

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The fact that our stockholders would be able to participate in the offer by selling their shares or (assuming enough stockholders participated in the offer) would have the opportunity to participate in any future growth following consummation of the offer.

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The fact that stockholders who wish to remain stockholders after the reverse stock split may do so by accumulating at least 5,000 shares of common stock in a single account prior to the effective date of the reverse stock split.

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The fact that stockholders who are cashed out in the reverse stock split will receive at least $1.15 per pre-split share and will receive a greater value if the average closing price of our common stock for the ten (10) trading — day period immediately preceding the effective date of the reverse stock split is greater than $1.15.

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The likely reduction in the liquidity for our common stock following our delisting from NASDAQ Global Market and the termination of our Exchange Act registration and periodic reporting and the possible significant decrease in the value of the shares of common stock.

•	The limited trading market for our common stock, including limited liquidity, relatively low prices and trading volume.

The independent committee believed completing a going private transaction in two steps, first conducting an issuer tender offer and then effecting reverse and forward stock splits, was advantageous because this structure would provide meaningful liquidity to large stockholders without creating downward pressure on the market price of the common stock of the Company and would provide liquidity to small stockholders without incurring brokerage commissions. The issuer tender offer followed by reverse and forward stock splits provides stockholders with a meaningful choice of whether to liquidate their holdings or remain invested in the Company. The committee also considered factors such as the cost to the Company, length of time required, likelihood of success, and the value stockholders could receive, with respect to the various alternatives considered by the committee.

In view of the wide variety of factors considered in connection with its evaluation of the going private transaction, the committee found it impracticable to, and therefore did not, quantify or otherwise attempt to assign relative weights to the specific factors considered in reaching a decision to approve the going private transaction.

Conclusions of Independent Committee

The committee believes that the going private transaction is fair and in the best interests of our stockholders, including unaffiliated stockholders. The independent committee has based its fairness determination in part on the analysis of factors undertaken by Seven Hills, and expressly adopts Seven Hills’ analysis and discussion as its own. As set forth above, the first step of the going private transaction, the tender offer, was a voluntary transaction open to all stockholders on the same terms and conditions. The independent committee believes that the going private transaction is fair and in the best interests of the stockholders, both cashed-out stockholders and continuing stockholders who will remain invested after the going private transaction, because the going private transaction structure, a voluntary tender-offer followed by the stock splits, maximizes the voluntary nature of the transaction allowing every stockholder to choose to cash out their shares or subject to maintaining ownership of at least 5,000 shares in a single account at the effective time of the reverse stock split.

The independent committee believes the going private transaction is fair to cashed-out stockholders because the structure of the transaction, a tender offer followed by reverse and forward stock splits, provides large stockholders and small stockholders with the opportunity to liquidate their holdings in the Company and receive a premium over recent market prices at the time of the approval of the cash-out price. The large stockholders receive such an opportunity without incurring any discounts due to the low trading volume of the Company’s stock, and the small stockholders receive such an opportunity without incurring brokerage commissions.

The independent committee believes the offer is fair to stockholders who remain stockholders after the going private transaction because (i) large stockholders who wish to remain invested may do so; (ii) small stockholders who wish to remain invested after the reverse stock split may do so by accumulating at least 5,000 shares of common stock in a single account prior to the effective date of the stock split, and (iii) all stockholders who choose to remain invested in the Company will have a proportionately increased stake in the Company. The committee believes discounting the cash-out price from the Company’s liquidation value is fair to cashed-out stockholders and to continuing stockholders because, after completion of the offer, the Company will delist and deregister our shares with the SEC and become a private Company and stockholders who choose not to tender their shares will accept the risks associated with the development of FUZE.

Based upon the aforementioned factors, the committee believes that the going private transaction is both substantively and procedurally fair to affiliated and unaffiliated stockholders alike.

Board Analysis

Advantages of the Going Private Transaction

The board of directors considered a number of factors, when determining whether the going private transaction was substantively fair and in the best interest of CallWave and all of its stockholders, including its unaffiliated stockholders, including the following:

•	The considerable costs associated with remaining a publicly traded company.

•	The board’s belief that the Company expects FUZE to become profitable more quickly if the Company goes private.

•	The board’s belief that stockholders holding sufficient shares to approve a liquidation of the Company would not vote in favor of liquidation.

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The board’s belief that the offer price of $1.15 per share represents a fair discount from the liquidation value of the Company, which was determined by management in a liquidation analysis to be from $1.23 to $1.45 per share. See “Special Factors — Our Plans After the Going Private Transaction.” The principal reasons that the board considered this a fair discount were that (i) a liquidation analysis is only one of several alternative methods of valuing a stock, (ii) management and Seven Hills reviewed a number of valuation methodologies providing a broad range of values from the Company, (iii) after reviewing all the factors of independent committee and management recommended that $1.15 was a fair price to all stockholders and the independent financial advisor, Seven Hills, provided an opinion stating that, as of the date of the opinion, a price per share of $1.15 was fair, from a financial point of view, to stockholders that tendered in the offer or hold fractional interests after the reverse split, (iv) our board did not believe that holders of a majority of our outstanding shares of stock were likely to support a liquidation, and (v) our board concluded that the FUZE product has a significant opportunity for commercial success, and wanted to offer stockholders the opportunity — by holding or accumulating enough shares to enable them to continue to hold shares after completion of the going private transaction — to share in the potential value that may be created through the exploitation of the FUZE product.

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The opinion delivered to the independent committee by Seven Hills, the independent committee’s financial advisor, that as of the date of the opinion, the consideration to be paid by CallWave to the holders of shares of our common stock who tendered shares in the tender offer or who will hold only fractional share interests immediately after the reverse stock split (taken together as a whole) is fair, from a financial point of view, to such holders (other than affiliates of CallWave). The full text of this written opinion delivered to the independent committee, which describes, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken, is attached to this document as Annex C and is incorporated in to this document by reference in its entirety. Holders of CallWave common stock are encouraged to read the opinion carefully in its entirety. Seven Hills’ opinion was provided to the independent committee in connection with its evaluation of the consideration proposed to be paid to its common stockholders (other than affiliates of CallWave) in the preceding tender offer and the reverse stock split. It does not constitute a recommendation as to whether any stockholders of CallWave should tender in the offer or act in any way in connection with the transaction or otherwise. See “Special Factors — Fairness Opinion of Financial Advisor.”

•	Our financial condition and results of operations, including our earnings per share and capital levels for the year ended June 30, 2008, and the first nine months ending March 31, 2009.

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The fact that the minimum $1.15 per pre-split share to be paid to stockholders cashed out after the reverse stock split represented a 47.4% premium over the price share on April 24, 2009, the last trading day immediately prior to the date Seven Hills presented its fairness opinion to the independent committee, a 64.3% premium over the price per share five days prior, a 43.8% premium over the price per share 20 days prior, a 64.3% premium over the price per share two months prior, a 74.2% premium over the average price per share three months prior, and a 13.9% premium over the price per share six months prior to the opinion date. In addition, the board considered the fact that the offer price represented a 125.5% premium over the lowest closing price for our common stock during the 52 weeks preceding such date. See “Special Factors — Fairness Opinion of Financial Advisor.” Since May 4, 2009, the commencement date of the tender offer that is the first step in the going private transaction, the price of our common stock has generally been $1.15, the cash-out price in the tender offer and the minimum cash-out price in the reverse split. On June 5, 2009, the closing date of the tender offer, our stock closed at $1.15, the same price as the cash-out price.

•	The fact that the first step in the going private transaction, the tender offer, is a voluntary transaction in which our stockholders may or may not choose to participate.

•

The ability of large stockholders to liquidate their holdings in CallWave and receive a premium over recent market prices at the time of approval of the cash-out price, without incurring any discounts due to the low trading volume of CallWave’s common stock.

•

The ability of small stockholders to liquidate their holdings in CallWave and receive a premium over recent market prices at the time of the approval of the cash-out price, without incurring brokerage commissions and the fact that such stockholders would not have this ability if the Company were to effect a reverse stock split without first engaging in the offer.

•

The fact that stockholders who wish to remain stockholders after the reverse stock split may do so by accumulating at least 5,000 shares of common stock in a single account prior to the effective date of the reverse stock split.

•

The fact that stockholders who are cashed out in the reverse stock split will receive at least $1.15 per pre-split share and will receive a greater value if the average closing price of our common stock for the ten (10) trading day period immediately preceding the effective date of the reverse stock split is greater than $1.15.

•	The limited trading market for our common stock, including limited liquidity, relatively low prices and trading volume.

Disadvantages of the Going Private Transaction

The board also considered a number of negative factors that would result from the going private transaction when determining whether the going private transaction was substantively fair and in the best interest of CallWave and all of its stockholders, including its unaffiliated stockholders, including the following:

•	Cashed-out stockholders will no longer have any ownership interest in the Company and will no longer participate in our future earnings and growth.

•

The reduction in the liquidity for our common stock following our delisting from NASDAQ and the termination of our Exchange Act registration and periodic reporting and the possible significant decrease in the value of the shares of common stock.

•	The reduction in publicly available information about us that will result from going private.

•	The lack of a trading market for our shares and the restricted liquidity that would result from becoming a private company.

•	We will no longer be subject to the provisions of the Sarbanes-Oxley Act, the liability provisions of the Exchange Act or the oversight of the NASDAQ Global Market.

•

Our executive officers, directors and 10% stockholders will no longer be required to file reports relating to their transactions in our common stock with the SEC. In addition, our executive officers, directors and 10% stockholders will no longer be subject to the recovery of profits provision of the Exchange Act, and persons acquiring 5% of our common stock will no longer be required to report their beneficial ownership under the Exchange Act.

•

A liquidation analysis prepared by our senior management determining the potential value of the Company’s assets and liabilities in the event of an orderly liquidation and concluded that the liquidation value of the Company that ranged from $1.23 a share to $1.45 per share, a price higher than the price being paid to cashed-out stockholders in the going private transaction. See “Special Factors – Our Plans After the Going Private Transaction.”

•

The fact that the minimum $1.15 per pre-split share to be paid to stockholders cashed out after the reverse stock split represented a 52.1% discount to the price per share one year prior to the date Seven Hills presented its fairness opinion to the independent committee and a 59.6% discount to the highest closing price for our common stock during the 52 weeks preceding such date.

•

The reduction in our cash balance to pay the cashed-out stockholders for their shares, which, assuming holders of 53% of our outstanding shares, or approximately 11.24 million shares, are cashed out in the going private transaction at a price of $1.15 per share, will be $12.9 million, along with fees and expenses of approximately $566,000. As a result, immediately after the going private transaction we will have substantially less cash on hand than we would have if the going private transaction did not occur.

•

Under Delaware law, our certificate of incorporation and our bylaws, no appraisal or dissenters’ rights are available to our stockholders who do not tender their shares in the tender offer or vote in favor of the stock splits.

Alternatives

The board considered whether to pursue a sale or liquidation of the Company. However, the board determined that it was unlikely that stockholders holding sufficient shares to approve a liquidation would actually vote for liquidation. As noted above, the board concluded that (i) an acquirer is unlikely to assign significantly greater value to the Company than is being assigned to it by the public capital market, and (ii) there would be opposition to a sale or liquidation from holders of a substantial number of outstanding shares, and in any event going private likely would enable the Company to produce for ongoing stockholders a better return than would be provided if the Company merely were sold or liquidated. Moreover, the percentage difference between the $1.15 per share offered in the going private transaction, and the average trading range of the Company’s stock immediately prior to announcing the tender offer and going private transaction, is at least as large as any reasonable market premium that an acquirer might be expected to pay, absent unusual circumstances, in any acquisition of a publicly traded company.

The board did not consider purchase prices paid in prior stock repurchases as we did not repurchase any stock in the past two (2) years. The board did not consider any of the following as there were no firm offers for (a) the merger or consolidation of the Company with or into another company or vice versa; (b) the sale or other transfer of all or any substantial part of the assets of the Company; or (c) a third party purchase of our securities that would enable the holder to exercise control of the Company.

The board considered whether to pursue a sale of all or substantially all of the Company’s assets. However, the board determined that (i) there was substantial doubt that there would be sufficient stockholder support for such a sale, and (ii) in any such sale, it would be unlikely that the Company would realize an appropriate value for its assets by reason of general economic and market conditions and the early-development stage of the Company’s FUZE product.

The board considered a going private transaction effected solely by a reverse stock split. However, the board rejected this form of going private transaction without a preceding voluntary tender offer because while it would provide our smaller stockholders an opportunity to liquidate their shares, it would not provide the same opportunity to our larger stockholders owning shares in excess of the selected reverse stock split ratio.

The board considered and rejected a cash-out merger because there was no proposal to force all unaffiliated stockholders to sell all of their shares. Rather, the board’s objective was to provide the maximum opportunity for all stockholders, large and small, to elect to either (i) sell their shares at a premium to market, or (ii) remain stockholders of the Company after the closing of the going private transaction.

The board considered and rejected an issuer repurchase program because such a program would be purely voluntary, and it would be an inefficient technique for accomplishing the goal of permitting stockholders who want to sell their shares of common stock to sell such shares at a price that would not be adversely affected by the repurchase of shares in the market, and also would not necessarily be accompanied by the procedural safeguards and extensive disclosures associated with a going private transaction.

In their evaluation of the fairness of the going private transaction, the board did not consider a net book value valuation. The $1.15 per share to be paid in the offer represented a 52% discount to the $2.39 net book value per share of common stock as of March 31, 2009. The board did not consider a net book value an appropriate indicator of the fair market value of the Company, as net book value is based upon historical costs of certain assets reduced by liabilities, is generally not useful as an approximation of the Company’s value, and has never been a factor in the trading prices of our common stock. The fact that net book value per share represents a premium of 38% over the best case liquidation value estimated by Company of $1.48 per share underscores the fact that net book value per share is not a reliable measure of a fair price.

In the board’s evaluation of the fairness of the going private transaction, the board did not consider a going concern valuation. The reason for this is that it is expected that the Company had enough cash on hand sufficient to fund operations for at least the next 12 months.

The board considered each of these factors and others in its evaluation.

In view of the wide variety of factors considered in connection with its evaluation of the going private transaction, each of the board of directors and the independent committee has found it impracticable to, and therefore did not, quantify or otherwise attempt to assign relative weights to the specific factors considered in reaching a decision to approve the tender offer and stock splits.

Conclusions of the Board of Directors

The board of directors approved the going private transaction at a special meeting of the board of directors on May 4, 2009. The independent committee, which is comprised of a majority of the board of directors and is comprised entirely of independent directors, approved the offer.

The offer does not require the approval of a majority of unaffiliated stockholders. Despite the fact that the going private transaction is not structured to require the approval of the unaffiliated stockholders, we believe that the going private transaction is procedurally fair and substantively fair with respect to the price to be paid to cashed out stockholders. We base these beliefs on the unanimous approval of the going private transaction by all of our non-employee directors and on the following factors:

•	stockholders are not compelled to tender in the tender offer;

•	stockholders are provided with full disclosure of the terms and conditions of the going private transaction;

•	stockholders are afforded sufficient time to consider the going private transaction;

•	the going private transaction provides liquidity and price support for stock trades that, due to the limited trading volume of our common stock, would not have existed otherwise; and

•

the going private transaction affords stockholders time in which to acquire enough shares of common stock so that their holdings at the time of the reverse stock split would exceed 5,000 shares in a single account, enabling them to remain stockholders of the Company after the stock splits.

No unaffiliated representative acting solely on behalf of our unaffiliated stockholders for the purpose of negotiating the terms of the offer or preparing a report covering the fairness of the offer was retained by the Company, nor were special provisions made to grant unaffiliated stockholders access to our corporate files or to obtain counsel or appraisal services. The board of directors established the independent committee to consider possible alternatives to the offer, the related advantages and disadvantages to the Company and its stockholders of each of those alternatives, the fairness of the price to be paid to stockholders tendering their shares of common stock, and to make a recommendation to the full board of directors concerning the advisability of the alternatives considered. The board of directors believes that the independent committee was sufficient to protect the interests of unaffiliated stockholders. Although there was no third party that acted independently on behalf of the unaffiliated stockholders, the independent committee served to protect unaffiliated stockholders by making a recommendation regarding the offer that the independent committee deemed fair to the unaffiliated stockholders.

The board believes that the going private transaction is fair and in the best interests of all stockholders, both cashed-out stockholders and continuing stockholders who will remain invested after the going private transaction because of the going private transaction structure, a voluntary tender-offer followed by the stock splits, are structured in a way that maximizes the voluntary nature of the transaction allowing every stockholder to choose to cash out their shares or subject to maintaining ownership of at least 5,000 shares in a single account at the effective time of the reverse stock split.

The board believes the going private transaction is fair to cashed-out stockholders because the structure of the transaction, a tender offer followed by reverse and forward stock splits, provides large stockholders and small stockholders with the opportunity to liquidate their holdings in the Company and receive a premium over recent market prices at the time of the approval of the cash-out price. The large stockholders receive such an opportunity without incurring any discounts due to the low trading volume of the Company’s stock, and the small stockholders receive such an opportunity without incurring brokerage commissions. Since May 4, 2009, the commencement date of the tender offer that is the first step in the going private transaction, the price of our common stock has generally been $1.15, the cash-out price in the tender offer and the minimum cash-out price in the reverse split. On June 5, 2009, the closing date of the tender offer, our stock closed at $1.15, the same price as the cash-out price.

The board believes the going private transaction is fair to stockholders who remain stockholders after the going private transaction because (i) large stockholders who wish to remain invested may do so; (ii) small stockholders who wish to remain invested after the reverse stock split may do so by accumulating at least 5,000 shares of common stock in a single account prior to the effective date of the stock split, and (iii) all stockholders who choose to remain invested in the Company will have a proportionately increased stake in the Company.

The board believes the potential for an increase in value that may occur to our shares of common stock if the FUZE product is successful after completion of the going private transaction is balanced by the loss in liquidity and lack of reporting and available information about the Company after the going private transaction.

The board of directors has based its fairness determination in part on the analysis of factors undertaken by the independent committee and Seven Hills, and expressly adopts the independent committee’s and Seven Hills’ analysis and discussion as its own. Based upon the aforementioned factors, the board believes that the offer is both substantively and procedurally fair to affiliated and unaffiliated stockholders alike. See “Special Factors — Our Plans After the Going Private Transaction” and “Special Factors — Effects of the Going Private Transaction” for a detailed discussion of the consequences that result from remaining a continuing stockholder of the Company. See also “Proposals 1 & 2. The Stock Splits.”

Fairness Opinion of Financial Advisor

Pursuant to a letter agreement dated March 12, 2009, CallWave engaged Seven Hills to act as financial advisor to the independent committee in connection with its consideration of the tender offer and the reverse stock splits. CallWave selected Seven Hills based on its experience, expertise and reputation. Seven Hills provides financial advisory services to public and private companies and in this capacity is continually engaged in performing financial analyses with respect to businesses and their securities in connection with strategic transactions and corporate purposes.

At a meeting of the independent committee on April 26, 2009, Seven Hills delivered to the independent committee its financial analysis related to the consideration proposed to be paid by the Company in the tender offer and the reverse split. On April 27, 2009 Seven Hills delivered its written opinion that, as of the date and based upon the assumptions made, matters considered and limits of review set forth in Seven Hills’ written opinion, the consideration proposed to be paid by the Company to the holders of shares who tender shares in the tender offer or who will hold fractional interests in common stock immediately after the reverse stock split (taken together as a whole) is fair, from a financial point of view, to such holders (other than affiliates of the Company). The full text of Seven Hills’ written opinion, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by Seven Hills in delivering its opinion, is attached as Annex C hereto. The opinion should be read carefully and in its entirety. The following description of Seven Hills’ opinion is only a summary of the written opinion and is qualified in its entirety by reference to the full text of such opinion.

Seven Hills’ opinion was prepared for the information and use of, and addressed to, the independent committee in connection with its consideration of the tender offer and the reverse stock split (together, the “Transaction”). Seven Hills’ opinion addresses only the fairness, from a financial point of view, as of the date of the opinion, to the holders of shares of common stock in the Company who tender shares of common stock in the Company in the tender offer or who will hold only fractional interests immediately after the reverse stock split (other than affiliates of the Company) of the consideration proposed to be paid to such holders in the Transaction. It does not address the fairness of the consideration to any other holders or to any other party or the fairness of any other aspect of the Transaction, nor does it constitute a recommendation to any stockholder or any other person as to how such person should act with respect to the Transaction or otherwise (including, without limitation, whether or not to tender shares in connection with the tender offer).

Seven Hills’ opinion does not address the relative merits of the Transaction as compared to other business strategies that might be available to CallWave, nor does it address the underlying business decision of CallWave to proceed with the Transaction. Seven Hills’ opinion should not be viewed as determinative of the views of CallWave, the CallWave board of directors or the independent committee with respect to the Transaction. The Transaction consideration was determined through negotiations by the independent committee and not pursuant to recommendations of Seven Hills. It should be noted that in the context of this engagement by CallWave, Seven Hills was not authorized to, and did not, investigate any alternative transactions that may be available to CallWave.

In connection with its opinion, Seven Hills reviewed and considered, among other things:

•

a draft dated April 24, 2009 of the Offer to Purchase prepared by the Company in connection with the Tender Offer, together with a draft dated the same date of the Schedule TO prepared by the Company (collectively, the “tender offer documents”);

•

certain publicly available financial and other information for the Company, including Annual Reports on Form 10-K for the fiscal year ended June 30, 2008 and Quarterly Reports on Form 10-Q for the quarter ended December 31, 2008;

•

certain financial and operating information with respect to the business, operations and prospects of the Company furnished to Seven Hills by the Company, including financial projections through fiscal year 2014 prepared by the management of the Company, attached to this proxy as Annex C;

•

discussions Seven Hills had with certain members of the Company management concerning the historical and current business operations and strategy, financial conditions and prospects of the Company and such other matters Seven Hills deemed relevant;

•

a liquidation analysis for the Company prepared by the management of the Company, and discussions Seven Hills had with certain members of the Company management concerning the Company’s assets and liabilities and the potential value of those assets and liabilities in the event of an orderly liquidation, attached to this proxy as Annex C;

•

certain operating results, the reported price and trading histories of the shares of common stock of the Company and operating results, the reported price and trading histories of certain publicly traded companies Seven Hills deemed relevant;

•	certain financial terms of the Transaction as compared to the financial terms of certain selected business combinations Seven Hills deemed relevant;

•	discussions with the senior management of the Company and their strategic and financial rationale for the Transaction; and

•	such other information, financial studies, analyses and investigations and such other factors that Seven Hills deemed relevant for the purposes of this opinion.

In conducting its review and arriving at its opinion, Seven Hills has, with the independent committee’s consent, assumed and relied, without independent investigation, upon the accuracy and completeness of all financial, accounting, and other information provided to it or otherwise made available by the Company or which is publicly available. Seven Hills has not assumed any responsibility for the accuracy or completeness, or independently verified, any such information. In addition, Seven Hills has not conducted, nor has it assumed any obligation to conduct, any physical inspection of the properties or facilities of the Company. Seven Hills has further relied upon the assurance of management of the Company that they are unaware of any facts that would make the information provided to it incomplete or misleading in any respect. Seven Hills has, with the independent committee’s consent, assumed that the financial projections which it examined were reasonably prepared by the management of the Company on bases reflecting the best currently available estimates and good faith judgments of such management as to the future performance of the Company. Seven Hills has, with the independent committee’s consent, also assumed that the liquidation values of the assets and liabilities of the Company determined by the management of the Company are reasonable. Seven Hills has also assumed that in the course of obtaining the necessary approvals, consents and releases for the Transaction, no modification, delay, restriction or condition will be imposed that will have a material adverse effect on the Transaction and that the Transaction will be consummated in accordance with applicable laws and regulations and as described in the tender offer documents, without delay, waiver, amendment or modification of any material term, condition or agreement.

Seven Hills has assumed, with the independent committee’s consent, that there are no legal issues with regard to the Company or the Transaction that would affect its opinion, and has relied on this assumption without undertaking any independent investigation or inquiry. Seven Hills provided no legal advice to any person in connection with the Transaction. Seven Hills’ opinion is necessarily based upon economic and market conditions and other circumstances as they existed as of the date of the opinion. It should be understood that although subsequent developments may affect its opinion, Seven Hills does not have any obligation to update, revise or reaffirm its opinion and it expressly disclaims any responsibility to do so. Seven Hills was not asked to and has not evaluated the solvency or fair value of the Company under any state or federal laws relating to bankruptcy, insolvency or similar matters. Seven Hills was not authorized or asked to seek or advise the independent committee on any alternatives to the Transaction, and was not authorized or asked to seek any offers for CallWave or its assets. Seven Hills’ opinion does not address the relative merits of the Transaction as compared to other business strategies that might be available to CallWave, nor does it address the underlying business decision of CallWave to proceed with the Transaction. Without limiting the generality of the foregoing, Seven Hills has assumed, at the instruction of the independent committee, that CallWave will not be liquidated and will not dividend or distribute cash to the holders of shares of common stock of the Company. Seven Hills expresses no view as to the federal, state or local tax consequences of the Transaction. Seven Hills is not expressing any opinion as to the prices at which the Shares will trade at any time. Seven Hills has not been requested to opine as to, and its opinion does not in any manner address, the fairness of the amount or nature of the compensation to any of the Company’s officers, directors or employees, or class of such persons, relative to the compensation to the public stockholders of the Company.

The following represents a summary of the material financial analyses employed by Seven Hills in connection with providing its opinion to the independent committee. This summary is not intended to be an exhaustive description of the analyses performed by Seven Hills, but includes all material analyses and factors considered by Seven Hills in rendering its opinion. Seven Hills drew no specific conclusions from any individual analysis, but factored its observations from all of these analyses into its assessment of the Transaction. Some of the summaries of financial analyses performed by Seven Hills include information presented in tabular format. In order to fully understand the financial analyses performed by Seven Hills, you should read the tables together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data set forth in the tables without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses performed by Seven Hills.

Trading Statistics

Seven Hills, based on publicly available information, calculated the premium of the consideration proposed to be paid by the Company to the holders of the shares who tender shares in the tender offer or who will hold only fractional interests immediately after the reverse stock split over the one-day prior, five-days prior, twenty-days prior, two-month prior, three-month prior, six-month prior, one-year prior, 52-week high, and 52-week low share prices of CallWave’s closing stock price on April 24, 2009:

Trading Period	Price	Premium
April 24, 2009	$0.78	47.4%
5-Days	$0.70	64.3%
20-Days	$0.80	43.8%
2-Month	$0.70	64.3%
3-Month	$0.66	74.2%
6-Month	$1.01	13.9%
1-Year	$2.40	(52.1)%
52-Week High	$2.85	(59.6)%
52-Week Low	$0.51	125.5%

Seven Hills considered all of the above ranges, but did not assign a specific weight to the trading statistics from any particular trading period.

Selected Public Company Analysis.

Seven Hills compared selected financial information, ratios and public market multiples for CallWave to the corresponding data for the following nine publicly-traded application software and telecommunications equipment companies traded on major U.S. exchanges with equity values less than $40 million as of the date of Seven Hills’ opinion, negative earnings before interest and taxes, and declining year-over-year revenue, referred to as the “Selected Public Companies”:

•	Astea International Inc.

•	Ditech Networks, Inc.

•	EF Johnson Technologies, Inc.

•	Forgent Networks, Inc.

•	Ninetowns Internet Technology Group Company Limited

•	Peerless Systems Corporation

•	Veraz Networks, Inc.

•	Voxware, Inc.

•	Westell Technologies, Inc.

Although the Selected Public Companies were used for comparison purposes, none of the companies are directly comparable to CallWave, and they may significantly differ from CallWave based on, among other things, the size of the companies, the geographic coverage of the companies’ operations and the particular business segments in which the companies focus. Accordingly, an analysis of the results of such a comparison is not purely mathematical, but instead involves complex considerations and judgments concerning differences in historical and projected financial and operating characteristics of the Selected Public Companies and other factors that could affect the public trading value of the Selected Public Companies.

Seven Hills reviewed, among other information, multiples of enterprise value, referred to as “EV”, and share price values for the Selected Public Companies as of April 24, 2009. Seven Hills defined EV as equity value (defined as fully diluted shares outstanding (treasury method) multiplied by stock price) plus debt less cash and cash equivalents. Selected financial information and public market values for the Selected Public Companies are set forth in the table below:

	Equity Value	Enterprise Value	LTM Rev.	LQA Rev.	LTM EBIT
Ninetowns Internet Technology Group Company Limited	$36.0	($55.1)	$15.9	$14.9	($16.5)
Peerless Systems Corporation	31.6	(17.2)	17.5	6.5	(4.3)
Veraz Networks, Inc.	30.9	(5.1)	93.5	105.4	(20.4)
Westell Technologies, Inc.	26.9	(16.8)	166.3	153.2	(19.0)
Ditech Networks, Inc.	24.9	(16.0)	21.3	19.6	(26.8)
EF Johnson Technologies, Inc.	18.2	19.9	126.3	101.3	(1.5)
Voxware, Inc.	9.8	7.8	19.2	13.8	(3.4)
Astea International Inc.	7.4	4.3	23.9	23.6	(3.2)
Forgent Networks, Inc.	4.7	(4.4)	10.8	9.7	(6.5)

EV was compared to:

•	last twelve months revenue, referred to as EV/LTM revenue;

•	last quarter annualized revenue, referred to as EV/LQA revenue;

Multiples of EV to LTM revenue and LQA revenue for the Selected Public Companies are set forth in the table below:

Enterprise Value /
	LTM Rev.	LQA Rev.
Ninetowns Internet Technology Group Company Limited	NMF	NMF
Peerless Systems Corporation	NMF	NMF
Veraz Networks, Inc.	NMF	NMF
Westell Technologies, Inc.	NMF	NMF
Ditech Networks, Inc.	NMF	NMF
EF Johnson Technologies, Inc.	0.16x	0.20x
Voxware, Inc.	0.40x	0.56x
Astea International Inc.	0.18x	0.18x
Forgent Networks, Inc.	NMF	NMF

The results of Seven Hills’ review are summarized in the table below:

Selected Public Companies
Low – Median – Mean –High
EV/LTM Revenue	NMF – NMF – NMF – 0.40x
EV/LQA Revenue	NMF – NMF – NMF – 0.56x

Note: “NMF” indicates the imputed value is negative or not meaningful.

These multiples, when applied to CallWave’s applicable operating results, imply the following per share values for CallWave common stock:

Low – Median – Mean – High
EV/LTM Revenue	NMF – NMF – NMF – $2.01
EV/LQA Revenue	NMF – NMF – NMF – $2.09

Seven Hills noted that meaningful low, median, and mean per share values for Callwave’s common stock could not be implied by this analysis because the low, median, and mean multiples of enterprise values for the Selected Public Companies upon which they would be based are negative, which occurs when the equity value plus debt less cash and cash equivalents is negative. On a per share basis, this result occurs when the net cash per share exceeds the per share price.

Information for the Selected Public Companies was based on publicly available SEC filings, selected press releases and other publicly available data.

Premiums Paid Analysis

Seven Hills reviewed purchase price per share premiums paid or to be paid in block acquisitions of 5% to 90% of the outstanding shares of U.S.-based technology companies on major stock exchanges announced from January 1, 2007 through April 24, 2009, with implied equity values from $20 million to $500 million, referred to as the Selected Transactions:

	Target	Premium (%) to Stock Price
Acquiror		1-Day Prior	5-Days Prior	20-Days Prior
American Software, Inc.	Logility, Inc	2.0%	8.7%	18.6%
Kudelski SA	OpenTV Corp.	35.0%	29.8%	8.0%
Zones Acquisitions Corp.	Zones, Inc	28.7%	(7.5%)	(8.1%)
Infogrames Entertainment S.A.	Atari, Inc.	0.0%	1.2%	22.6%
Pirelli & C. SpA	Avanex Corporation	1.1%	3.6%	(1.8%)
Blum Strategic Partners, L.P. & Thayer | Hidden Creek Partners, L.L.C.	Suntron Corporation	(5.0%)	6.5%	2.7%
American International Industries, Inc.	O.I. Corporation	(1.8%)	3.1%	(3.8%)
Applied Digital Solutions, Inc.	Digital Angel Corporation	22.1%	22.1%	5.5%
Oplink Communications, Inc.	Optical Communication Products, Inc.	19.6%	18.7%	21.3%
Oplink Communications, Inc.	Optical Communication Products, Inc.	8.7%	7.9%	10.3%

For the Selected Transactions, there are set forth in the following table the ranges of premiums to the targets’ closing stock prices on dates for periods prior to the announcement of the applicable transaction:

Premium (%) to Stock Price
Low – Median – Mean – High
One Day Prior to Announcement	(5.0%) – 5.3% – 11.0% – 35.0%
Five Days Prior to Announcement	(7.5%) – 7.2% – 9.4% – 29.8%
Twenty Days Prior to Announcement	(8.1%) – 6.7% – 7.5% – 22.6%

These premiums, when applied to CallWave’s closing stock price on April 24, 2009 imply the following per share values for CallWave’s common stock:

Low – Median – Mean – High
One Day Prior to Announcement	$0.74 –$0.82 – $0.87 – $1.05
Five Days Prior to Announcement	$0.72 – $0.84 – $0.85 – $1.01
Twenty Days Prior to Announcement	$0.72 – $0.83 – $0.84 – $0.96

Premiums for the Selected Transactions were based on relevant SEC filings, selected press releases and other publicly available data.

Although the Selected Transactions were used for comparison purposes, none of those transactions is directly comparable to the Transaction, and none of the companies in those transactions has financial or operating profiles that are directly comparable to the Company. Accordingly, an analysis of the results of such a comparison is not purely mathematical, but instead involves complex considerations and judgments concerning differences in historical and projected financial and operating characteristics of the companies involved and other factors that could affect the acquisition value of the Selected Companies.

The foregoing description is only a summary of the analyses and examinations that Seven Hills deems material to its opinion. It is not a comprehensive description of all analyses and examinations actually conducted by Seven Hills. The preparation of a fairness opinion is a complex process that involves various judgments and determinations as to the most appropriate and relevant assumptions and financial analyses and the application of these methods to the particular circumstances and, therefore such an opinion is not readily susceptible to partial analysis or summary description. Seven Hills believes that its analyses and the summary set forth above must be considered as a whole and that selecting portions of its analyses and of the factors considered, without considering all analyses and factors, would create an incomplete view of the process underlying the analyses set forth in its presentation to the independent committee. In addition, Seven Hills may have given some analyses more or less weight than other analyses, and may have deemed various assumptions more or less probable than other assumptions. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that this analysis was given greater weight than any other analysis. Accordingly, the ranges of valuations resulting from any particular analysis described above should not be taken to be the view of Seven Hills with respect to the actual value of the shares of CallWave common stock that may be tendered in the tender offer or of any fractional interests that may be remaining after the reverse stock split.

In performing its analyses, Seven Hills made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of CallWave. The analyses performed by Seven Hills are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than those suggested by these analyses. These analyses were prepared solely as part of the analysis performed by Seven Hills with respect to the fairness, from a financial point of view, as of the date of the opinion, to the holders of shares of common stock of the Company who tender shares of common stock of the Company in the tender offer or who will hold only fractional interests immediately after the reverse stock split (other than affiliates of the Company) of the consideration proposed to be paid in the Transaction to such holders, and were provided to the independent committee in connection with its evaluation of the Transaction. In addition, analyses relating to the value of businesses do not purport to be appraisals or to reflect the prices at which businesses or securities may actually be sold. Accordingly, such analyses and estimates are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors. Seven Hills’ opinion and presentation was only one of the factors that the independent committee took into consideration in making its determination to approve the Transaction.

When the independent committee resumed its engagement of Seven Hills, CallWave paid a retainer fee of $75,000, which fee was credited against the subsequent fairness opinion fee. CallWave has paid Seven Hills a fee of $250,000 in connection with the delivery of the opinion summarized above, and has been paying Seven Hills a monthly advisory fee of $25,000 in connection with providing financial advice to the independent committee with respect to the Transaction. The independent committee was aware of this fee structure and took it into account in considering Seven Hills’ opinion and in approving the Transaction. CallWave has also agreed to reimburse Seven Hills for its out-of-pocket expenses and to indemnify Seven Hills, its affiliates, and its respective partners, directors, officers, agents, consultants, employees and controlling persons against specific liabilities, including liabilities under the federal securities laws. Seven Hills has not otherwise had a material relationship with, nor otherwise received fees from, the Company during the two years preceding the date of its opinion.

Seven Hills may perform investment banking and financial services for the Company and its affiliates in the future and, in such case, expects to receive customary fees for such services.

Our Plans After the Going Private Transaction

It is expected that following the going private transaction, our business and operations will be continued substantially as they are currently being conducted by management.

Our Business

Unified communications represents the power of software to deliver complete communications by integrating voice, messaging and video across applications and devices that people use every day, including landline and mobile telephone applications such as voice mail, phone calls, messaging and conferencing, and computer applications such as document creation, email and collaboration capabilities.

The convergence of available international bandwidth and Internet technology along with software solutions that bridge the gap between telephony and computing have created an opportunity for unified communications. Disintermediation of wireless and landline carrier operators via internet technology, software applications and available bandwidth is breaking down the regional barriers that historically defined traditional telecommunications. Many pioneers of the telecommunications and software industries believe that software will ultimately control telephony. Industry experts believe the transition from traditional telecommunications to software-based telecommunications represents a global unified communications market opportunity of $40 to $50 billion.

CallWave is addressing the global collaboration and conferencing segment of the unified communications market. Based on historical data and growth trends research firms, Gartner Inc. and IDC estimate the collaboration and conferencing market will reach $4.8 billion globally and $3.4 billion in the U.S. in 2009, with global growth to $5.8 billion in 2012.

A number of macro-economic forces are driving growth in the online collaboration and conferencing market. Work groups and corporate organizational structures are being redesigned and formed around telecommuting and online collaboration. Companies are changing organizational structures and supporting new workforce behavior in addressing these forces:

•

Globalization requires competitive companies and their employees to speak and collaborate with partners and customers anywhere around the globe as effectively as they do with parties that are physically located in the building down the street.

•

The stagnant U.S. and global economic conditions have necessitated corporate expense reductions, including reductions in travel and telecommunication expenses. Mobile professionals and enterprises are moving away from airplanes as a means of attending routine meetings, and are increasing investments in collaboration and conferencing technologies to meet corporate objectives more efficiently and cost effectively.

•	Environmentalism is on the rise and, increasingly, the public considers corporate responsibility as fundamental to enterprise success.

•

Young “knowledge workers” who are predisposed to evolving technologies are entering the workforce. This cohort of workers is typically equipped with mobile-centric backgrounds accustomed to using real-time messaging and communication solutions such as instant messaging in lieu of email.

•

Expanding mobile workforces requires the expansion of non-traditional work environments. Collaboration solutions make it easier to work effectively and collaborate from any location, reducing the need to be in the office.

•	State legislative initiatives are being introduced to reduce congested freeways and dependency on energy.

Company Overview

CallWave’s plan is to become a successful provider of Internet and mobile-based solutions for the collaboration and conferencing segment of the unified communications market using the power of software to streamline communications between mobile, landline and VOIP phone systems.

FUZE is CallWave’s browser-based solution that leverages components of the Company’s telephony foundation and enables cross-platform collaboration and conferencing with unique features including high-resolution visuals, high-definition, synchronized video and integrated audio and synchronized video and imagery between browsers anywhere in the world. The target customers for FUZE are enterprises as well as prosumers and mobile professionals.

CallWave’s FUZE solution enables interoperability between computers, telephones and mobile devices. The result will allow today’s professional to communicate, collaborate and conference from anywhere and from most popular devices. CallWave is focusing its future business operations on the FUZE product. Our WebMessenger software will be embedded in FUZE and used to support certain aspects of the FUZE product, but will not be marketed or supported as a separate, stand-alone product.

Today there are more than 4 billion mobile subscribers worldwide. About 25% of these are business professionals and about 10% of the worldwide mobile workforce use their mobile device to dial-in to conferences every day. According to a recent survey, the virtualization of the U.S. workforce has grown by more than 800% in the last five years. CallWave believes that mobility is the key to collaboration and this is reflected in the Company’s product development strategy.

CallWave plans to offer several pricing packages and tiers that are designed to drive recurring, predictable and scalable economics via subscription-based pricing and traditional software licensing and maintenance agreements. Subscription-based pricing is an accepted form of pricing for SaaS solutions for small, medium and enterprise business, as well as the small office and home office (SoHo) markets. With larger enterprise customers, CallWave plans to offer both subscription-based pricing and software licensing to further align its product offerings with traditional software-based buying disciplines and budgets.

CallWave’s products will be distributed through online, web marketing sales and co-marketing partnerships. FUZE is designed to be a multi-year lifecycle product. As CallWave plans to grow its user-base, the Company will continue to develop enhanced versions and features of this product and cross-sell other future complementary products that may add to its portfolio.

A portion of CallWave’s historical business was a virtual fax product. On February 23, 2009, CallWave announced the sale of its virtual fax subscriber base and related intellectual property to j2 Global Communications, Inc. These legacy assets were sold for $12 million in cash with 10% of the purchase price, $1.2 million, held in escrow to secure the Company’s representations and warranties.

CallWave still retains its historical direct-to-consumer dial-up business with an Internet voicemail application that ensures subscribers won’t miss calls while on line with their dial-up connection. The customer base for these legacy products has been declining, and CallWave does not plan to invest additional resources in its legacy business. However, CallWave views its legacy business as an asset that allows the Company to test new products and feature sets and importantly provides free cash flow that can be invested in its unified communications products. CallWave expects that over time sales of its new products will mitigate the impact of declining revenue from its legacy business.

CallWave also owns Liberty Telecom, a competitive local exchange carrier (CLEC), which provides the Company with proprietary call routing and switching technology. Liberty Telecom connects forwarded and redirected calls in the U.S. directly with other carriers enabling CallWave to provide services with reduced access charges. End users also gain seamless access to applications such as mobile call screening/call transfer and voicemail, without requiring subscribers to switch phone numbers or buy new equipment.

Our Strategy

CallWave’s business objective is to become a leading provider of collaboration software solutions to enterprises, prosumers and mobile professionals with differentiated technologies and features that address the high-growth collaboration and conferencing segment of the unified communications market. We plan to achieve this objective through the following strategies:

•

Leverage CallWave’s FUZE collaboration and conferencing platform. The Company’s FUZE product offers differentiated features and addresses major development hurdles in the collaboration and conferencing market including providing platform agnostic mobile collaboration capabilities across popular smart phone devices, high-def audio, and video and document sharing. With this first mover advantage, CallWave believes it is well positioned to become a leader in the collaboration and conferencing market.

•

Extend FUZE to mobile devices — smartphones and business users. Integrating our WebMessenger presence-based technology with FUZE allows CallWave to offer FUZE to mobile devices. FUZE delivers the unique capability to extend FUZE collaboration applications globally, securely and across platforms to mobile devices without downloading any software. FUZE is designed to work through any screen or “pane of glass” that is capable of an IP connection, which means FUZE will be able to operate on most end-point devices including set-top boxes, gaming consoles, and other platforms that are being developed and will be brought to market. CallWave plans to leverage FUZE’s unique transport protocols to achieve mobile device extensibility, technology independence and platform-agnostic qualities.

•

Establish global footprint through FUZE rollout. CallWave’s FUZE product line addresses growing global trends in collaboration and conferencing. With the only collaboration and conferencing solutions that extend platform-agnostic, RSA-encrypted, enterprise class applications to the mobile phone, CallWave’s product is designed to meet global demand.

•

Make strategic acquisitions that accelerate, enhance and/or defend CallWave’s leadership position. CallWave’s acquisition strategy is opportunistic and based on three criteria. The Company evaluates acquisition opportunities that it believes will generate additional subscribers or customers, provide unique technologies or capabilities, or help accelerate the Company’s revenues and earnings growth.

•

Invest in future growth and current trends while controlling operating expense. In conjunction with its new product launches and to remain at the forefront of evolving technology, the Company expects to continue to invest in online sales and marketing, and research and development in fiscal 2009 and fiscal 2010. CallWave also operates world-class software teams in Silicon Valley, California and Sofia, Bulgaria.

•

Scale technology using cloud computing and virtualization. CallWave plans to use cloud computing to scale its business without incurring traditional costs that are associated with growth of operations. Cloud computing and virtualization provide computer networking and storage services for business customers. It can also eliminate a company’s need for its own data center and allows business to pay for bandwidth on an on-demand basis.

Competition

The market for our products and services is increasingly competitive, evolving rapidly and is subject to shifting customer needs and frequent introduction of new products and services. Our current and potential competitors approach the market from different areas of expertise and vary in size and scope with respect to the products and services that they offer or may offer in the future.

Within our legacy product lines we face competition from providers of enhanced services and products, such as answering machines, voicemail, Internet call waiting, and virtual telephone numbers for fax or voice communications. The companies that compete in these areas include Avaya, AOL, Protus IP Solutions, Ring Central, and j2 Global Communications, or j2. For example, Avaya enables telecommunications service providers to offer voice messaging enhanced services to their customers.

j2 offers fax services that provide users local fax and voicemail numbers, and the ability to send faxes from the user’s computer desktop as well as to receive faxes as email attachments, optical character recognition of incoming faxes, and the ability to listen to voicemail. Those services compete with our enhanced service offerings. While we used to directly compete in this market, we announced the sale of our virtual fax subscriber base and related intellectual property assets to j2 in February 23, 2009, for $12 million cash, subject to an escrow holdback of $1.2 million to secure our representations and warranties.

Within our legacy product lines we face competition from Internet service providers such as AOL, Google, MSN, AT&T WorldNet, and United Online, which are increasingly integrating enhanced functionalities with their basic services. AOL offers an enhanced communication application that includes such services as caller ID, caller name and location, incoming call management technology, telemarketer blocking, ability to listen to messages while online, call log of missed calls while online, ability to answer calls while user is online and voicemail for unanswered incoming phone calls. AOL markets its service offerings primarily to customers that already subscribe to AOL’s Internet access services, though its service offerings also are available to non-AOL users.

Within our legacy product lines we face competition from telephone service providers such as the regional Bell operating companies and cable access providers. These competitors are increasingly integrating enhanced functionalities with their basic services. For example, BellSouth offers an Internet call waiting service that competes with our service offerings. The product includes caller ID, caller name, incoming call management technology and voicemail for unanswered incoming phone calls. BellSouth markets its product primarily to its residential telephone user base, though its service is not presently available in all BellSouth service areas.

Further, within our legacy base we face competition from primary line displacement vendors which are competing with telephone service providers. These competitors include Vonage, AT&T CallVantage, 8X8, and Net2Phone, and offer enhanced services with their basic telephone services. For example, Vonage offers local and long-distance telephone services for consumers and small businesses. Each of these plans includes features such as voice mail, caller ID, caller name, call waiting, call forwarding, and three-way calling. Vonage also offers other options at an additional cost, including a dedicated fax line and additional phone numbers. These services are marketed to users with high-speed Internet access and compete directly with our service offerings to those same users.

We compete with all of the above companies for a share of the monthly telecommunications and information services spending of our target market. Historically, we have differentiated ourselves by offering services that are independent of the underlying network infrastructure and, hence, enabling subscribers’ access to enhanced communication services without changing their service providers, phone number, or purchasing new equipment. However, as we have indicated in our strategy section, the customer base for our legacy products has been declining. At this time we do not plan to invest additional resources in our legacy business. However, we do expect to maintain the legacy infrastructure and limited advertising to drive profitable new subscribers to our legacy businesses. We view the legacy business as a core asset that allows the Company to test new products and feature sets and importantly provide significant free cash flow that can be invested in our new line of unified communications products. We expect that over time sales of our new products will mitigate the impact of declining revenue from our legacy business.

We introduced our new FUZE and WebMessenger platforms at the Web 2.0 and Interop conferences in New York that were held on September 17, 2008. This market is intensely competitive, subject to rapid change and is significantly affected by new product and service introductions and other market activities of industry participants. This market is also currently dominated by companies that are significantly larger than us and have greater capital resources. Although we believe we are launching new and innovative technologies there is no guarantee that we will be successful with the launch of our new platforms within the web conferencing, collaboration and messaging space. Although we have significant resources, if we are not successful with our new product launches we might not have enough time to launch a new strategy and might be forced to sell the company for its technology and remaining capital. Although our new products do not currently compete against any one entity with respect to all aspects of our services, we do compete with various companies with respect to specific elements of our collaboration and mobile services. For example, we compete with providers of traditional communications technologies such as teleconferencing and videoconferencing, application software and tools companies including online application services providers, and web conferencing products and services such as Adobe Systems, WebEx (a division of Cisco Systems), Citrix Systems, Genesys S.A., IBM, Microsoft, Netviewer, NTR Global, and Saba. While there are established players in this market there are new entrants coming into this space at a rapid pace. Some of the recent new companies that offer some of the same functionality as we do include Yugma, DimDim and Jabber (recently acquired by Cisco Systems).

Competition from Microsoft for the collaboration software and services markets may adversely affect us as we launch our new product set and try to gain market share in this space. Microsoft has a product offering which is competitive with ours and which is called Microsoft Office Live Meeting. Microsoft also has an offering called Office Live, which consists of a set of Internet-based software services. Microsoft’s new operating system, Windows Vista, includes a real-time web meeting feature, for up to ten persons, and related collaboration functionalities such as document sharing. Microsoft’s investment of development and marketing resources in products or services that compete directly with us and Microsoft’s integration of competitive technologies acquired from other companies may have an adverse impact on our business. More generally, Microsoft may attempt to leverage its dominant market position in the operating system, productivity application or browser markets, through technical integration or bundled offerings, to expand further its presence in these web collaboration markets. This expanded Microsoft presence in web collaboration markets could make it difficult for other vendors of web collaboration products and services, such as CallWave, to compete.

In addition, some competitors offer web collaboration products and services targeted at customers who are more price-conscious and are less concerned about functionality, scalability, mobile phone applications, integration and security features. Such offerings may make it difficult for us to compete in this segment of the market. Finally, some of our competitors such as IBM and Cisco offer software products or products that are a combination of software and hardware that include web collaboration functionality. This type of web collaboration offering, sometimes called a customer premise or on-premise solution, allows customers to purchase such products, install them at their own facilities, and manage the products by themselves. If significant numbers of existing or potential customers determine that they would prefer to have their web conferencing or more advanced web collaboration needs met with these types of products, the perceived potential demand for CallWave services would decrease.

We believe that the principal competitive factors in our market include:

•	service functionality, quality and performance;

•	ease of use, reliability, scalability and security of services;

•	the ability to support and synchronize high definition video and content over multiple locations

•	extensibility to the mobile phone with integration into Microsoft’s OCS platform and the ability to support multiple handset operating systems

•	ability to introduce new services to the market in a timely manner;

•	ability to integrate with third-party offerings and services; and

•	pricing.

Although we believe our services will compete favorably with respect to many of these factors, the market for our services is relatively new and rapidly evolving. We may not be able to achieve a competitive position against current and potential competitors, especially those with greater resources such as IBM, Microsoft, Cisco Systems, Citrix Systems and Adobe Systems.

Future Losses and Liquidation Values Per Share

The Company plans to expend substantial resources to complete its FUZE product and various enhancements to the initial version that is commercially launched, and to attempt to develop paying subscribers for that service. In order to develop subscribers, the Company will need to spend funds marketing the FUZE product and attracting subscribers through online advertising. Such online advertising can be very expensive, especially in a business’ early efforts to attract subscribers, when it is necessary to try several different outlines and techniques in order to find the most cost-effective way of attracting subscribers. At present, the Company believes that the average cost per subscriber will be $300 in year 1, $128 in year 2, and $100 in year 3. Over that time, the cost of acquiring subscribers will absorb a significant amount of the Company’s available cash resources. The Company does not expect to have profits from operations prior to 2013, and may never become profitable. As a result, the Company’s losses will absorb a substantial amount of the remaining cash that the Company will have after completion of the tender offer.

The board of directors believes that we will require additional financing if the Company is successful with its new unified communications and collaboration product line. Although it is possible that the Company could use its current cash resources to pursue the new unified communications and collaboration product line, instead of using such funds in the tender offer and any reverse and forward stock splits, for the reasons for the offer set forth above, management and the board of directors have determined that such a new line of business would be better pursued as a private company. See “Special Factors — Purpose of and Reasons for the Going Private Transaction.”

The board of directors has authorized management to continue discussions with prospective venture capital investors to invest in the Company after we go private. To date, we have engaged only in preliminary discussions with other firms, and our search is ongoing.

If the Company’s FUZE product is not successful, then it may be necessary to liquidate the Company in the future. Based upon the Company’s projected revenue and expenses, the Company projects that the liquidation value per outstanding share may range from a low of $0.34 per share to a high of $1.11 over the next five years. The lower value would be realized if, for example, the Company spends significant dollars in online advertising and is unable to generate a correspondingly significant number of paying subscribers. Thus, any stockholder that elects not to tender its shares and holds, or acquires, sufficient shares to avoid the reverse stock split, will be exposed to the risk that the Company may end up liquidating at a price per share that is materially less than the $1.15 per share being offered in the tender offer.

This liquidation value that may result in the future is significantly lower than our projected current liquidation value prepared by our senior management and made available to our board of directors, the independent committee and Seven Hills, the independent committee’s financial advisor in connection with their respective considerations of the proposed offer. We have included a subset of this analysis below to enable our stockholders to evaluate the tender offer on the basis of information considered by the independent committee and our board of directors. The inclusion of this information should not be regarded as an indication that the independent committee, our board of directors, Seven Hills, or any other recipient of this information considered, or now considers, it to be a precise prediction of future results or values in liquidation.

Liquidation Analysis

($ in thousands, except per share data)

	Timing (2)	Book Value 12/31/08	Realization Factor		Liquidation Value		Liquidation Value (1)
			High	Low	High	Low	High	Low
Current assets
Cash and short term investments	0.0	$21,643	100%	100%	$21,643	$21,643	$21,643	$21,643
Restricted cash (3)	0.0	1,350	0%	0%	—	—	—	—
Marketable securities	0.0	4,345	100%	100%	4,345	4,345	4,345	4,345
Accounts receivable, net	1.5	1,384	96%	90%	1,329	1,246	1,306	1,224
Other current assets	3.0	578	20%	5%	116	29	112	28

Property and equipment, net	6.0	2,392	15%	10%	359	239	335	223
Intangible assets, net	18.0	11,951	35%	0%	4,183	—	3,392	—
Auction rate securities, available for sale, at fair value	9.0	3,317	50%	25%	1,659	829	1,493	747
Other assets	1.5	118	20%	5%	24	6	23	6

Estimated distributable proceeds available as of 12/31/08					$33,656	$28,337	$32,648	$28,216

Cash flow/(burn) from operations	0.0				$(3,905)	$(3,905)	(3,905)	(3,905)
Proceeds from sale of fax business	0.0				10,705	10,705	10,705	10,705

Estimated distributable proceeds available as of 6/30/09 before wind-down costs					$40,456	$35,137	$39,448	$35,016

Employee severance (4)	0.0				$(1,428)	$(1,428)	(1,428)	(1,428)
Employee transition costs	6.0				(750)	(750)	(706)	(706)
Miscellaneous transition operating expenses	6.0				(750)	(750)	(706)	(706)
Lease obligations	6.0				(1,504)	(1,504)	(1,415)	(1,415)
Additional D&O insurance	0.0				(450)	(450)	(450)	(450)
Legal, audit, and other professional fees	0.0				(1,000)	(1,000)	(1,000)	(1,000)

Estimated distributable proceeds before general unsecured claims					$34,574	$29,255	$33,743	$29,310

Accounts payable	1.5	$(765)	100%	100%	$(765)	$(765)	(752)	(752)
Accrued payroll	0.0	(811)	100%	100%	(811)	(811)	(811)	(811)
Deferred revenue	9.0	(568)	20%	30%	(114)	(170)	(104)	(157)
Other current liabilities	0.0	(1,450)	100%	100%	(1,450)	(1,450)	(1,450)	(1,450)

Estimated proceeds to equity stakeholders					$31,434	$26,058	$30,626	$26,141

Fully diluted shares outstanding					21,176	21,176	21,176	21,176

Per share proceeds					$1.48	$1.23	$1.48	$1.23

(1)	Time weighted liquidation value discounts realized liquidation value by estimated time needed to effect a sale, collection, or otherwise exit or liquidate a position by a discount rate of 15%.
(2)	Time (in months from 6/30/09) to effect sale, collection, or otherwise exit or liquidate a position.
(3)	Escrow amounts related to WebMessenger which the Company is contractually obligated to pay out. Does not include potential escrow payment for j2 which would initially be available in February 2010.
(4)	Includes 11% tax associated with social security, Medicare, and state unemployment.

As reflected in the above table entitled “Liquidation Analysis,” the figures for the liquidation value per share were calculated by beginning with the Company’s cash on hand at December 31, 2008, and adjusting that cash figure by reference to both the cash estimated to be consumed in operations since that date (see line item entitled “Cash flow/(burn) from operations”), and the additional cash received from the sale of our fax assets to j2 Global Communications, Inc. (see line item entitled “Proceeds from sale of fax business”).

Management prepared the liquidation analysis based upon the following principal assumptions:

•

That the sale of the Company’s assets and the distribution of net proceeds in liquidation of the Company would be substantially completed during a period of six months, with the sale of certain intangible assets requiring up to 18 months to complete.

•

That the Company would engage the services of an investment banker to seek out buyers for the Company’s various intangible assets, including its WebMessenger technology, Syncview technology, FUZE product line, and also the assets of the Company’s legacy internet answering machine business.

•

That the Company would continue to employ throughout the first six months of the period of the liquidation all members of the Company’s current management team, research and development department, and marketing and sales staff, with staffing thereafter reduced.

The results varied depending principally upon the amount realized from the disposition of our intangible assets and certain auction rate securities that we hold, with maximum proceeds of $4.2 million and $1.7 million, respectively, to zero and $0.8 million, respectively. As of December 31, 2008, the net book value of those auction rate securities was $3.3 million, and as of March 31, 2008, the net book value of those auction rate securities was $1.5 million. However, the auctions for these securities continue to fail and there currently is no active market for these securities. The range of cash distributions per share projected in the liquidation analysis were from a low of $1.23 per share to a high of $1.48 per share.

The Commercial Opportunity

We believe that there is an opportunity to successfully market and distribute FUZE in the unified communications and collaboration market, generate significant revenues and gross profits, and potentially realize a significant gain from the sale of the Company in the future. As described above, the FUZE product has several unique product features that distinguish it from the product offerings of other companies in the unified communications and collaboration market. By spending online marketing dollars in a prudent manner, we believe that we have an opportunity to realize significant revenues and gross margins within a few years. If we are able to generate substantial gross profits, then those gross profits can be reinvested in aggressive online advertising that will support significant growth in paying subscribers.

Projected Financial Information

We do not as a matter of course make public projections as to future performance or earnings and we are especially cautious making projections for extended earnings periods due to the unpredictability of the underlying assumptions and estimates. However, financial forecasts prepared by our senior management were made available to our board of directors, the independent committee and Seven Hills, the independent committee’s financial advisor in connection with their respective considerations of the proposed offer. We therefore included a subset of these projections below to enable our stockholders to evaluate the tender offer on the basis of certain nonpublic information considered by the independent committee and our board of directors. The inclusion of this information should not be regarded as an indication that the independent committee, our board of directors, Seven Hills, or any other recipient of this information considered, or now considers, it to be a precise prediction of future results.

The financial forecasts below constitute forward-looking statements and involve numerous risks and uncertainties. We advised the recipients of the projections that our internal financial forecasts, upon which the projections were based, are subjective in many respects. While presented with numerical specificity, the projections reflect numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, all of which are difficult to predict and beyond our control. We can give no assurance regarding the attainability of the forecasts or the reliability of such assumptions. Certain of the assumptions inevitably will not materialize and unanticipated events will occur for any number of reasons, including the following:

•	Changes in general economic conditions and other factors that affect demand for collaboration and conferencing products;

•	Changes in our relationships with our vendors and customers;

•	Competitive factors including development of new technologies and changes in government regulations; and

•	The success of our operating and growth strategies.

Therefore, the actual results of operations likely will vary from the forecasts, there can be no assurance that the projected results will be realized or that actual results will not be significantly higher or lower than projected. The forecasts are included solely to give you information concerning our best estimates of future operating results based upon certain assumptions. We are making no representation that such results will be achieved. Our independent accountants have not compiled or examined these forecasts and are not offering an opinion or any form of assurance of their accuracy. We can give you no assurance that our operating results will in any way approximate these projected results.

The financial projections were prepared for internal use and to assist the independent committee, the independent committee’s financial advisor, and our board of directors with their due diligence investigations of CallWave and not with a view toward public disclosure or toward complying with GAAP, the published guidelines of the SEC regarding projections or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. Our independent registered public accounting firm has not examined or compiled any of the accompanying projected financial information, expressed any conclusion or provided any form of assurance with respect to the financial projections and, accordingly, assumes no responsibility for them. The financial projections do not take into account any circumstances or events occurring after the date they were prepared.

On March 28, 2009, our senior management developed projections for fiscal years 2009 through 2014. Since March 28, 2009, the date of the projections, we have made publicly available our actual results of operations for the fiscal quarter ended March 31, 2009.

You should review our annual report on Form 10-K for the fiscal year ended June 30, 2008, as amended, and our quarterly report on Form 10-Q for the quarter ended March 31, 2009, to obtain this information. We caution you not to place undue reliance on the projections set forth below. No one has made or makes any representation to any stockholder regarding the information included in these projections.

We have presented below the three 5-year projections that we provided to the independent committee’s financial advisor for its consideration in connection with rendering its fairness opinion to that committee:

•	a “base case,” which represents the results that we believe are reasonably possible to achieve;

•

an “upside case,” in which we presented the results that may occur if we are relatively more successful than in the “base case” in generating revenue from our FUZE product line and from licensing our WebMessenger technology than is presented in the “base case;” and

•

a “downside case,” in which we presented the results that may occur if we are relatively less successful in generating revenue from our FUZE product line and from licensing our WebMessenger technology than is presented in the “base case.”

Each of those three cases is based upon the following assumptions:

•	The Company would continue to focus almost exclusively on the FUZE product line, except for supporting the run-off of revenues from our legacy IVM business.

•

The Company would run a 6-month process and attempt to license the WebMessenger technology to various third parties. At the end of that process, the Company would cease all licensing efforts and reduce all remaining expenses associated exclusively with the WebMessenger product line.

•

The long-term sales channel for FUZE would be focused around online customer acquisition. Management researched competitors’ information in order to generate assumptions regarding our initial Cost Per Acquisition (CPA) for FUZE.

•	Estimated 85% lifetime gross profit margin for the FUZE product line.

•	Overhead and direct product expenses will remain flat during the 60-month projection period.

Once the initial baseline projection was completed, management drafted a best-case and worst-case scenario by changing the sales projections and holding all other variables constant.

Base Case Scenario – All assumptions held constant. The “base case” scenario assumes that we generate $2.0 million in a license transaction for our WebMessenger technology.

Best Case Scenario – Sales were doubled and the associated marketing expenses were increased using the same CPA assumptions provided in the base case model. All other variables were held constant. The “best case” scenario assumes that we generate $4.0 million in a license transaction for our WebMessenger technology.

Worst Case Scenario – Sales were cut in half and the associated marketing expenses were decreased using the same CPA assumptions provided in the base case model. All other variables were held constant. The “worst case” scenario assumes that we do not complete any license deal for our WebMessenger technology.

Projected Income Statement — Base Case

($ in thousands)

	For the year ended June 30,
	2009 P	2010 P	2011 P	2012 P	2013 P	2014 P
Internet Answering Machine
Revenue	$8,091	$5,840	$2,917	$1,195	$489	$200
Gross Profit	4,935	3,504	1,750	717	294	120

Contribution Margin	3,185	3,067	1,532	592	231	120

Fax
Contribution Margin	2,265	—	—	—	—	—

WebMessenger
Contribution Margin	(1,539)	1,756	—	—	—	—

FUZE
Revenue	0	501	2,003	4,005	12,031	20,356
Gross Profit	0	424	1,702	3,404	10,226	17,303
R&D	3,375	2,083	2,083	2,083	2,083	2,083
Product Management	381	618	618	618	618	618
Operations & Customer Care	31	813	1,000	1,000	1,000	1,000
Media	130	1,612	1,353	2,622	6,060	6,710
Sales	58	231	231	231	231	231
Marketing	1,583	714	714	714	714	714

Contribution Margin	(5,558)	(5,647)	(4,297)	(3,864)	(480)	5,947

Other
Gross Profit	179	68	53	35	23	15
Overhead	(5,424)	(3,310)	(3,310)	(3,310)	(3,310)	(3,310)
Contribution Margin	(6,892)	(4,066)	(6,022)	(6,547)	(3,535)	2,772
Revenue	12,827	6,442	4,997	5,251	12,554	20,578
COGS	4,379	2,446	1,492	1,095	2,011	3,141

Gross Profit	8,448	5,996	3,505	4,156	10,543	17,438
Margin	66%	93%	70%	79%	84%	85%
R&D	4,101	2,083	2,083	2,083	2,083	2,083
Operations & Customer Care	1,964	1,250	1,219	1,125	1,063	1,000
WM	0	244	0	0	0	0
Product Management	381	618	618	618	618	618
Media	663	1,612	1,353	2,622	6,060	6,710
Marketing	1,583	714	714	714	714	714
Sales	1,224	231	231	231	231	231
Overhead	5,424	3,310	3,310	3,310	3,310	3,310

	15,340	10,062	9,528	10,703	14,079	14,666
Contribution Margin	$(6,892)	$(4,066)	$(6,022)	$(6,547)	$(3,535)	$2,772

Projected Income Statement — Downside Case

($ in thousands)

	For the year ended June 30,
	2009 P	2010 P	2011 P	2012 P	2013 P	2014 P
Internet Answering Machine
Revenue	$8,091	$3,753	$1,566	$641	$263	$108
Gross Profit	4,935	2,252	940	385	158	65

Contribution Margin	3,185	1,814	721	260	95	65

Fax
Contribution Margin	2,265	—	—	—	—	—

WebMessenger
Contribution Margin	(1,539)	(244)	—	—	—	—

FUZE
Revenue	0	251	1,001	2,003	6,016	10,178
Gross Profit	0	212	851	1,702	5,113	8,651
R&D	3,375	2,083	2,083	2,083	2,083	2,083
Product Management	381	618	618	618	618	618
Operations & Customer Care	31	813	1,000	1,000	1,000	1,000
Media	130	986	857	1,491	2,850	3,175
Sales	58	231	231	231	231	231
Marketing	1,583	714	714	714	714	714

Contribution Margin	(5,558)	(5,233)	(4,651)	(4,435)	(2,383)	830

Other
Gross Profit	179	68	53	35	23	15
Overhead	(5,424)	(3,310)	(3,310)	(3,310)	(3,310)	(3,310)
Contribution Margin	(6,892)	(6,904)	(7,188)	(7,450)	(5,575)	(2,400)
Revenue	12,827	4,104	2,645	2,695	6,312	10,307
COGS	4,379	1,572	801	573	1,018	1,577

Gross Profit	8,448	2,532	1,843	2,122	5,294	8,731
Margin	66%	62%	70%	79%	84%	85%
R&D	4,101	2,083	2,083	2,083	2,083	2,083
Operations & Customer Care	1,964	1,250	1,219	1,125	1,063	1,000
WM	0	244	0	0	0	0
Product Management	381	618	618	618	618	618
Media	663	986	857	1,491	2,850	3,175
Marketing	1,583	714	714	714	714	714
Sales	1,224	231	231	231	231	231
Overhead	5,424	3,310	3,310	3,310	3,310	3,310

	15,340	9,436	9,031	9,572	10,868	11,131
Contribution Margin	$(6,892)	$(6,904)	$(7,188)	$(7,450)	$(5,575)	$(2,400)

Projected Income Statement — Upside Case

($ in thousands)

	For the year ended June 30,
	2009 P	2010 P	2011 P	2012 P	2013 P	2014 P
Internet Answering Machine
Revenue	$8,091	$5,840	$2,917	$1,195	$489	$200
Gross Profit	4,935	3,504	1,750	717	294	120

Contribution Margin	3,185	3,067	1,532	592	231	120

Fax
Contribution Margin	2,265	—	—	—	—	—

WebMessenger
Contribution Margin	(1,539)	3,756	—	—	—	—

FUZE
Revenue	0	1,003	4,005	8,010	24,062	40,712
Gross Profit	0	847	3,404	6,809	20,453	34,605
R&D	3,375	2,083	2,083	2,083	2,083	2,083
Product Management	381	618	618	618	618	618
Operations & Customer Care	31	813	1,000	1,000	1,000	1,000
Media	130	2,864	2,346	4,884	11,400	12,700
Sales	58	231	231	231	231	231
Marketing	1,583	714	714	714	714	714

Contribution Margin	(5,558)	(6,475)	(3,588)	(2,721)	4,407	17,259

Other
Gross Profit	179	68	53	35	23	15
Overhead	(5,424)	(3,310)	(3,310)	(3,310)	(3,310)	(3,310)
Contribution Margin	(6,892)	(2,894)	(5,313)	(5,404)	1,351	14,085
Revenue	12,827	6,943	7,000	9,256	24,585	40,934
COGS	4,379	2,524	1,793	1,696	3,816	6,194

Gross Profit	8,448	8,419	5,207	7,560	20,769	34,740
Margin	66%	121%	74%	82%	84%	85%
R&D	4,101	2,083	2,083	2,083	2,083	2,083
Operations & Customer Care	1,964	1,250	1,219	1,125	1,063	1,000
WM	0	244	0	0	0	0
Product Management	381	618	618	618	618	618
Media	663	2,864	2,346	4,884	11,400	12,700
Marketing	1,583	714	714	714	714	714
Sales	1,224	231	231	231	231	231
Overhead	5,424	3,310	3,310	3,310	3,310	3,310

	15,340	11,314	10,521	12,965	19,418	20,656
Contribution Margin	$(6,892)	$(2,894)	$(5,313)	$(5,404)	$1,351	$14,085

The inclusion of specific portions of the financial projections in this proxy should not be regarded as an indication that such projections will be an accurate prediction of future events, and they should not be relied on as such. Except as required by applicable securities laws, we do not intend to update, or otherwise revise the financial projections or the specific portions presented to reflect circumstances existing after the date when made or to reflect the occurrence of future events, even in the event that any or all of the assumptions are shown to be in error.

Under the base case, in fiscal years 2013 and 2014, the Company would generate revenues of $12.0 million and $20.4 million, and gross profit of $10.2 million and $17.3 million, respectively.

Under the downside case, in fiscal years 2013 and 2014, the Company would generate revenues of $6.0 million and $10.2 million, and gross profit of $5.1 million and $8.7 million, respectively.

Under the upside case, in fiscal years 2013 and 2014, the Company would generate revenues of $24.0 million and $40.7 million, and gross profit of $20.8 million and $34.7 million, respectively. We believe that if we are able to achieve results that are substantially similar to those figures, then there would be an opportunity either to sell the Company at a significant price or to undertake a further initial public offering that would lead to liquidity for the Company’s stockholders following the expiration of any lock-up period.

However, those opportunities must be evaluated in light of the risks identified in this document, including but not limited to:

•	the risks associated with pursuing a market opportunity with a product (FUZE) that has not yet been commercially launched and therefore has not yet been proven to be commercially viable;

•	management’s limited experience in the unified communications and collaboration market;

•	the risk that the several larger and better-capitalized competitors in that market space will be able to compete more effectively;

•	the risk that we may need significant additional capital and, as a private company, may not be able to raise it at an acceptable valuation or at all; and

•

the risk that the market opportunity that exists today may disappear by the time we are able to complete the commercialization of our FUZE product, refine our expertise at online marketing, and protect our intellectual property position.

Raising Additional Capital

Management and the board of directors believe that we will require additional financing if the Company is successful with its new unified communications and collaboration product line. Although it is possible that the Company could pursue the new unified communications and collaboration product line by using the Company’s current cash resources, instead of using such funds in the going private transaction, due to the reasons for the offer set forth above management and the board of directors have determined that such a new line of business would be better pursued as a private company. See “Special Factors — Purpose of and Reasons for the Going Private Transaction.”

Because the Company after going private will be marketing and selling a new collaboration and conferencing product that has not yet proven to be commercially viable, the Company will be very similar to a developmental stage company with no commercialized operations and very limited revenues. Therefore, subsequent to the offer, the Company, as a private company, intends to seek to raise additional capital. This will likely be conducted pursuant to a private placement offering of our capital stock in reliance upon an exemption from the registration requirements of Section 5 of the Securities Act, afforded by Section 4(2) thereunder, and, in particular, the safe harbor provisions afforded by Regulation D, as promulgated thereunder.

There is no guarantee that we will be able to raise this additional capital, or, if we are able to raise additional capital, on what terms we will be able to do so. In addition, while we intend to provide all of our remaining stockholders the opportunity to invest pro rata in any future offering, the ability of each stockholder to participate will be subject to such stockholder qualifying as an “accredited investor” under Regulation D. Such unaccredited stockholders will be subject to dilution and after such offering will hold a smaller percentage of our fully diluted outstanding shares after any private offering.

In addition, at the time we determine to raise additional capital the offering price for our shares will be dependent upon, among other things, the success of our new product lines, general economic conditions (which have substantially deteriorated in the past year) and the availability of investment capital. Our pre-money valuation therefore may be higher or lower than the Company’s current valuation, and we have no way of knowing whether we will be able to sell our shares for the equivalent of the minimum $1.15 per share held prior to the reverse stock split that the cashed out stockholders will receive in the going private transaction. If we are required to issue additional shares at a lower value, our remaining stockholders may suffer substantial dilution.

Standstill and Voting Agreement with Mr. Peter Sperling

Subsequent to the closing of the going private transaction, and after we deregister and delist our shares, Mr. Sperling and the Company intend to enter into a standstill and voting agreement in the form attached as Annex D. The purpose of that standstill and voting agreement is to provide stockholders who continue to hold shares in the Company after the completion of the going private transaction certain assurances that stock sales and purchases by Mr. Sperling will not prevent our continuing stockholders from an opportunity to participate in any “control premium” associated with a future sale of the Company during the term of the agreement. That standstill and voting agreement will have a term of up to three (3) years. During the term of that standstill and voting agreement, Mr. Sperling will agree that, except with the approval of a majority of the disinterested members of our board of directors:

•	Neither he nor his affiliates will acquire additional shares of our capital stock.

•	Except in certain limited circumstances, he and his affiliates will not sell their shares of our capital stock.

•

If at any time he holds a number of shares representing more than 37% of our outstanding voting securities, then he will vote his shares in excess of that 37% threshold in the same manner and proportions as other stockholders vote.

For example, if Mr. Sperling holds 39% of the shares outstanding after the offer, then he will vote a number of shares representing 2% of outstanding shares (i.e., 39% that he is assumed to hold, less the 37% threshold) pro rata in accordance with the vote of the remaining stockholders. The standstill and voting agreement also includes a representation by Mr. Sperling that he has not entered into any agreement with another stockholder or other person regarding the voting, sale or other disposition of his shares.

Amendment of Certificate of Incorporation and Bylaws

Our Certificate of Incorporation currently prohibits any amendment to certain provisions of that document or certain provisions of our Bylaws without the prior vote of holders of at least sixty-six and two-thirds percent (66-2/3%) of the outstanding shares. Those provisions are as follows:

Certificate of Incorporation. The following provisions of our Certificate of Incorporation:

•	Article V (regarding the board of directors)

•	Article VI (regarding the power of the board to amend the Bylaws).

•	Article VII (regarding the election of directors by ballot)

•	Article VIII (requiring action by stockholders at annual or special meetings).

•	Article IX (regarding indemnification of directors, officers, and agents)

•	Article X (which imposes that requirement for a vote of 66-2/3% for such amendments).

Bylaws. The following provisions of our Bylaws:

•	Section 2.1 (Place of Meetings)

•	Section 2.2 (Annual Meetings)

•	Section 2.3 (Special Meetings)

•	Section 2.5 (Business for Stockholders’ Meetings)

•	Section 2.7 (Voting)

•	Section 3.1 (Number and Election of Directors)

While a 66-2/3% voting requirement to amend these provisions, as well as certain of the terms, may be appropriate for a public company, they would be cumbersome and unusual for a private company. Therefore, after the Company is private, the Company intends to submit to the stockholders for approval a proposal to (i) change the voting threshold for amending those provisions from 66-2/3% to a majority of shares entitled to vote, and (ii) amend the certificate of incorporation and bylaws to permit the stockholders to approve corporate actions not only at stockholder meetings but also by written consent. Because two of our directors, Mr. Sperling and Mr. Murdock, are expected to own a significant portion of our shares after we go private, we expect such provisions to be approved.

The Company has not yet formulated exactly what, if any, other changes may be sought in the provisions of the certificate of incorporation or bylaws.

Equity Incentive Plan

After the completion of the tender offer and the reverse and forward stock splits, and after the Company deregisters and delists its common stock, the Company intends to adopt a new equity incentive plan and reserve for issuance under such plan shares of common stock representing approximately 20% of our issued and outstanding shares. The Company expects to cancel all outstanding options held by current employees, and to make replacement grants under the new plan. The Company currently expects to grant to Mr. Cavins, the Company’s chief executive officer, and to Mr. Stubbs, the Company’s chief financial officer, equity incentive grants in an amount equal to approximately 7.0% and 2.5%, respectively, of the outstanding shares of Company securities, on a fully-diluted basis. These contemplated grants are not contingent upon nor related to the results of the tender offer or reverse and forward stock splits.

The anticipated equity incentive grants to Mr. Cavins and Mr. Stubbs, and the potential issuance of additional equity incentive grants under the new equity incentive plan, will dilute the interests of our continuing stockholders after the offer and the reverse and forward stock splits. Those equity incentive grants likely will be made at an exercise price per share equal to the then-current fair market value per share, which may be less than the price per share being paid in the tender offer and its holders of fractional interests after the reverse stock splits, and subject to a vesting arrangement that the board will approve at the time of those grants.

The board has not yet determined what vesting period will apply to the above-described equity incentive grants to Messrs. Cavins and Stubbs. We expect that the exact exercise price per share for those equity incentive grants will be equal to the fair market value per share of our common stock, as determined by an independent appraisal that satisfies the requirements of Section 409A of the Internal Revenue Code of 1986, as amended.

Change in Board of Directors

After the completion of the going private transaction, and after the Company deregisters and delists its common stock, we believe that a number of our independent board members may resign from our board of directors due to time commitments that they have to other business ventures. As a result, it is possible that after we go private our board of directors will no longer have a majority of independent directors. There are currently no disagreements with any of these board members and the Company is not aware of any outstanding issues that would create any disagreements prior to completion of these transactions.

Other Transactions

Except as described in this document and other than the anticipated raising of additional capital, entering into the standstill and voting agreement with Mr. Sperling, the possible divesture of legacy assets, the adoption of the new equity incentive plan, the cancellation of outstanding employee options, the grant of new options under the new equity incentive plan, the amendment of the Company’s certificate of incorporation and bylaws, and the possible resignations by several of our independent directors, we currently have no plans, proposals or negotiations that relate to or would result in:

•	an extraordinary transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;

•	a purchase, sale or transfer of an amount of our assets or any of our subsidiaries’ assets that would be material to us and our subsidiaries taken as a whole;

•	a material change in our present dividend rate or policy, or in our indebtedness or capitalization;

•	a change in our present board of directors or management;

•	a material change in our corporate structure or business;

•	an acquisition or disposition by any person of our securities; or

•	a change in our certificate of incorporation, bylaws or other governing documents, or an action that could impede the acquisition of control of us.

At the completion of the going private transaction, we plan to terminate our registration under the Exchange Act and delist our common stock from the NASDAQ Global Market. Upon termination of our registration, we will no longer be required to file periodic reports with the SEC. See “Special Factors — Effects of the Going Private Transaction.”

Although we do not currently have any plans, other than as described in this document, that relate to or would result in any of the events discussed above, as we continue to evaluate opportunities for increasing stockholder value we may undertake or plan actions that relate to or could result in one or more of these events.

Effects of the Going Private Transaction

The stock splits are referred to collectively with the preceding tender offer consummated by the Company as the “going private transaction.” The going private transaction primarily will have the effects described below.

Effect of the Going Private Transaction on the Company

Reduction in Number of Stockholders

Our common stock is registered under the Securities Act. Such registration may be terminated upon our application to the SEC if there are fewer than 300 holders of record of our common stock. Although we currently have approximately 82 record holders, such record holders hold such shares for the benefit of approximately 1,356 beneficial holders. If, after termination of registration, on the first date of any of the Company’s subsequent fiscal years, (a) the number of record stockholders of the Company exceeds 500, or (b) the number of record stockholders of the Company exceeds 300 and the Company has total assets of more than $10 million, then the Company’s reporting obligations under the Exchange Act will be reinstated. In such case, the Company must file an annual report on Form 10-K for its preceding fiscal year within 120 days of the end of such fiscal year. Therefore, our goal is to reduce the number of beneficial holders to below 300, so that we do not risk becoming inadvertently subject to such reporting obligations.

Termination of Exchange Act Registration and Reporting

Upon deregistration, we will cease to file annual, quarterly, current, and other reports and documents with the SEC, and stockholders will cease to receive annual reports and proxy statements. Our stockholders after the going private transaction and subsequent deregistration will, therefore, have access to much less information about us and our business, operations and financial performance. We will also no longer be subject to the provisions of the Sarbanes-Oxley Act of 2002 and certain liability provisions of the Exchange Act, including the requirement that our officers certify the accuracy of our financial statements, and our officers and directors will no longer be subject to the reporting requirements of Section 16 of the Exchange Act, or be subject to the prohibitions against short-swing profits.

We know that there are advantages to being an SEC reporting company, including potential investment liquidity and the possibility for use of Company securities to raise capital or make acquisitions, and these advantages may be important to some companies. However, we have not taken advantage of these benefits and will not be in a position to do so in the foreseeable future. In our experience, companies of our size do not typically receive the necessary attention from stock analysts and the investment community to create substantial liquidity.

If our common stock is deregistered, there is no current plan to supply stockholders with regular financial statements.

Delisting from NASDAQ and Effect on Market for Shares

We intend to delist our common stock from NASDAQ Global Market immediately after the going private transaction. After delisting, our shares of common stock will no longer be quoted on NASDAQ Global Market and trades in such shares would be possible only through privately negotiated transactions.

Cost Savings

The board of directors estimates that the deregistration of our shares and the delisting from the NASDAQ Global Market could result in a significant cost savings to CallWave and allow management to spend more time focused on its regular business activities. CallWave incurs direct and indirect costs and burdens associated with the filing and reporting requirements imposed on SEC reporting companies by the Exchange Act and complying with the Sarbanes-Oxley Act. In addition, the expenses associated with the Sarbanes-Oxley Act are expected to significantly increase in the next fiscal year when the Company is required to comply with Section 404B of Sarbanes-Oxley. Examples of anticipated direct cost savings from terminating registration of our securities include substantially less complicated disclosure, reduced professional and advisory fees, reduced accounting fees, reduced insurance costs, reduced printing and mailing costs for corporate communications, reduced investor relations and media costs and reduced miscellaneous, clerical and other expenses (e.g., the word processing, specialized software and electronic filings associated with SEC filings).

Our costs associated with the routine SEC filing and reporting requirements are estimated to have been approximately $765,000, or 3.6% of our overhead expense for the 2008 reporting year and the 2008 annual meeting (the “2008 reporting cycle”).

These expenses consisted of the following:

Accounting and Legal Fees	$250,000
Directors and Officer Liability Insurance	$200,000
Corporate Communications	$180,000
SEC/NASDAQ	$35,000
Internal Compliance Costs	$100,000

Total	$765,000

We believe that the costs incurred over the 2008 reporting cycle are a conservative estimate for the recurring annual cost savings that should result from the going private transaction and subsequent termination of our SEC registration, since, for example, as a result of the implementation of Section 404B of the Sarbanes-Oxley Act of 2002, the Company expects that the fees in the next reporting cycle associated with Section 404B compliance will be approximately 50% to 70% of the Company’s annual audit fees, which were $250,000 in the 2008 reporting cycle. These costs do not include the Company’s own internal compliance costs associated with the implementation of Section 404.

The projected reduction in the number of total beneficial stockholders from approximately 1,448 to between approximately 150 and 300 also will result in reduced expenses and less burden on management because

CallWave will have fewer than 20% of the current number of beneficial stockholders. The decrease in the number of beneficial stockholders reduces the volume of communications and amount of postage and related expenses associated with stockholder communications.

Based on information we have received as of June 8, 2009, from our transfer agent, we estimate that the cost of payment to cashed out stockholders, professional fees and other expenses will total approximately $13.5 million. This total amount could be larger or smaller depending on, among other things, the number of fractional shares that will be outstanding after the stock splits as a result of purchases, sales and other transfers of our shares of common stock by our stockholders. The consideration to be paid to the cashed-out stockholders and the costs of the stock splits will be paid from cash on hand. See “Special Factors — Financing For the Reverse Stock Split.” These costs will be offset over time by the costs savings of approximately $765,000 per year we estimate we expect to save as a result of the stock splits. See “Special Factors — Purpose of and Reasons for the Going Private Transaction.”

Our aggregate stockholders’ equity will decrease from approximately $51 million as of March 31, 2009, to approximately $37 million on a pro forma basis (after giving effect to payment of stock split costs in the amount of $13.5 million, consisting of approximately $12.9 million for the cash out of the shares of cashed out stockholders, and approximately $566,000 representing the amount of other costs that have not been included in our historical financial statements).

Our book value per share of our common stock will increase from $2.39 as of March 31, 2009, to approximately $3.74 per share of common stock on a pro forma basis (after giving effect to payment of costs in the amount of $13.5 million).

In addition, as a private company, our management would have increased flexibility and time to consider and initiate actions that may produce long-term benefits and growth without the pressure and expectation to produce short term quarterly earnings per share growth.

Effect on Shares Cashed Out in the Going Private Transaction

Shares that we acquire or that are cashed-out in the going private transaction will be retained as treasury stock and may be restored to the status of authorized and unissued shares. These shares will be available for us to issue without further stockholder action (except as required by applicable law or regulation) for purposes including, without limitation, acquisitions, raising additional capital and the satisfaction of obligations under existing or future employee benefit or compensation programs or stock plans or compensation programs for directors. Except for the cancellation of all outstanding options held by current employees, the granting of replacement options under a new equity incentive plan, the reservation of shares of common stock under a new equity incentive plan representing approximately 20% of our outstanding shares of common stock on a fully diluted basis, and anticipated equity incentive grants to Mr. Cavins, the Company’s chief executive officer, and Mr. Stubbs, the Company’s chief financial officer, in an amount equal to approximately 7.0% and 2.5%, respectively, of the outstanding shares of common stock on a fully-diluted basis, we have no current plans for the reissuance of the shares purchased pursuant to the offer.

Effect on Stockholders with Fewer than 5,000 shares of Common Stock and Treatment of Multiple Accounts

Unaffiliated and affiliated stockholders who are cashed out after the reverse stock split (i.e., stockholders holding fewer than 5,000 shares of common stock immediately prior to the reverse stock split) will be treated equally. All stockholders cashed out as a result of a reverse stock split will receive for each share held prior to the reverse stock split a price per share equal to the greater of (i) the average closing price per share for the period of ten (10) trading days ending with the last trading day immediately prior to the effective date of the reverse stock split, or (ii) $1.15 per share (which is the same price per share paid pursuant to the immediately preceding tender offer).

If we complete the going private transaction and you are a cashed-out stockholder:

•	You will not receive fractional shares of stock as a result of the reverse stock split in respect of your shares being cashed out.

•

Instead of receiving fractional shares, you will receive a cash payment for each share held prior to the reverse stock split, a price per share equal to the greater of (i) the average closing price per share for the period of ten (10) trading days ending with the last trading day immediately prior to the effective date of the reverse stock split, or (ii) $1.15 per share.

•

After the reverse stock split, you will have no further interest in CallWave with respect to your cashed-out shares. These shares will no longer entitle you to the right to vote as a stockholder or share in CallWave’s assets, earnings, or profits or in any dividends paid after the reverse stock split. In other words, you will no longer hold your cashed-out shares, you will have only the right to receive cash for these shares. In addition, you will not be entitled to receive interest with respect to the period of time between the effective date and the date you receive payment for the cashed-out shares.

•	You will not have to pay any service charges or brokerage commissions in connection with the stock splits.

•

As soon as practical after the time we effect the stock splits, you will receive a payment for the cashed-out shares you held immediately prior to the reverse stock split in accordance with the procedures described below.

If you hold Book-Entry Shares:

•

Most of CallWave’s registered stockholders hold their shares in book-entry form under the Direct Registration System for securities. These stockholders do not have stock certificates evidencing their ownership of common stock. They are, however, provided with a statement reflecting the number of shares registered in their accounts.

•

If you are a cashed-out stockholder who holds registered shares in a book-entry account, you do not need to take any action to receive your cash payment. A check will be mailed to you at your registered address as soon as practicable after the effective date. By signing and cashing this check, you will warrant that you owned the shares for which you received a cash payment.

If you hold Certificated Shares:

•

If you are a cashed-out stockholder with a stock certificate representing your cashed-out shares, you will receive a transmittal letter as soon as practicable after the effective date. The letter of transmittal will contain instructions on how to surrender your certificate(s) to CallWave’s transfer agent, BNY Mellon Shareowner Services, for your cash payment. You will not receive your cash payment until you surrender your outstanding certificate(s) to BNY Mellon Shareowner Services, together with a completed and executed copy of the Letter of Transmittal.

•	All amounts owed to you will be subject to applicable federal income tax and state abandoned property laws.

•	You will not receive any interest on cash payments owed to you as a result of the stock splits.

Note: If you want to continue to hold common stock after the going private transaction, you may do so by taking either of the following actions far enough in advance so that it is completed by the effective date:

1. Purchase a sufficient number of shares of common stock so that you hold at least 5,000 shares of common stock in your account prior to the reverse split; or

2. If applicable, consolidate your accounts so that you hold at least 5,000 shares of common stock in one account prior to the reverse split.

Effects on Stockholders with 5,000 or more Shares of Common Stock

Effect on Unaffiliated Stockholders

If you are a registered stockholder with 5,000 or more shares of common stock as of the effective date, we will first reclassify your shares into one-five thousandths (1/5,000th) of the number of shares you held immediately prior to the reverse stock split. Immediately after the reverse split, we will reclassify your shares in the forward stock split into 5,000 times the number of shares you held after the reverse stock split, which will result in the same number of shares you held before the reverse stock split. As a result, the forward stock split will not affect the number of shares that you hold if you hold 5,000 or more shares of common stock immediately prior to the reverse split. To illustrate, if you held 7,500 shares of common stock in your account immediately prior to the reverse split, those shares would be converted into 1.5 shares in the reverse split and then back to 7,500 shares in the forward split.

As described above, the going private transactions will reduce the number of issued and outstanding shares of common stock of CallWave. Accordingly, upon the completion of the going private transaction, remaining stockholders will realize a proportionate increase in their relative ownership interest in CallWave, and thus, in our future earnings and assets, subject to our right to issue additional shares of common stock and other equity securities in the future.

Of course, we may issue additional shares of common stock and other securities at any time, and these issuances will reduce your percentage ownership interest. As discussed below, we also may purchase more of our stock, which would have the effect of increasing your percentage ownership interest.

Continuing stockholders will continue to receive the benefits that result from ownership of all, or a significant amount, of the equity interest in CallWave. Such benefits include management and investment direction with regard to the future conduct of our business and the benefits of the profits generated by operations and increases, if any, in our value. The continuing stockholders will also bear the risk of any decrease in the value of CallWave following the going private transaction.

Unaffiliated Stockholders Will Have Access to Less Information About CallWave After the Going Private Transaction

After the going private transaction and upon deregistration of our common stock, all stockholders will cease to receive annual reports and proxy statements. In addition, except as required by applicable laws there is no current plan to supply our stockholders with regular financial statements after we go private. Therefore, our unaffiliated stockholders after the offer and our subsequent deregistration will, therefore, have access to much less information about us and our business, operations and financial performance. Affiliated stockholders, due to their positions in management or on our board of directors, or because of their significant stockholdings, will have more access to information about our business, operations and financial performance.

Effects on Street Name Holders of Common Stock

CallWave intends for the stock splits to treat stockholders’ common stock in street name through a nominee (such as a bank or broker) in the same manner as stockholders whose shares are registered in their names. Nominees will be instructed to effect the stock splits for their beneficial holders. However, nominees may have different procedures and stockholders holding common stock in street name should contact their nominees.

Effects on Affiliated Stockholders

Shares held by affiliated stockholders will be treated in the going private transaction in the same manner as shares held by unaffiliated stockholders. However, after the Company deregisters its common stock and we go private, our affiliated stockholders, due to their positions in management, as directors, or because of their significant stockholdings, will have access to information about our business, operations and financial performance that will not be generally available to all stockholders.

In addition, after deregistration, certain provisions of the Exchange Act would become applicable, including requirements that our officers, directors, and ten-percent stockholders file certain reports concerning ownership of our equity securities, and provisions that any profit by such officers, directors and ten-percent stockholders realized through purchases and sales of our equity securities within any six-month period may be recaptured by the Company.

Affiliated stockholders who remain stockholders after the going private transaction, like unaffiliated stockholders, will have an increased ownership percentage in the Company. The percentage increase will be at the same rate as unaffiliated stockholders.

The ownership interests of unaffiliated stockholders and affiliated stockholders before and after the going private transaction (the offer and the reverse and forward stock splits combined), assuming 50% of our shares are cashed out in the aggregate, will be as follows:

	Percentage of Company Owned (1)
Class of Stockholder	Before Going Private Transaction	After Going Private Transaction
Unaffiliated Stockholders	66.95%	33.89%
Executive officers and directors	33.05%	66.11%
	100.00%	100.00%

(1)	Does not include options to purchase common stock, as our outstanding options have exercise prices substantially greater than the cash-out price in the going private transaction.

See also “Special Factors — Interests of Directors and Executive Officers; Potential Conflicts of Interest; Transactions and Arrangements Concerning Shares.”

Interests of Directors and Executive Officers; Potential Conflicts of Interest; Transactions and Arrangements Concerning Shares

Interests of Board and Executive Officers

Information about our directors and executive officers, including information relating to stock ownership, agreements concerning our securities (including option and restricted stock grants) and the business address of such directors and officers is set forth in Schedule I to this document. As of June 8, 2009, our directors and executive officers as a group beneficially owned (including pursuant to exercisable options) an aggregate of 7,967,905 shares (approximately 76.7% of the outstanding shares including shares issuable upon the exercise of options held by directors and executive officers). Such ownership includes 968,289 shares subject to exercisable stock options which are held by executive officers and directors.

The stock splits shall affect our stockholders only in accordance with the numbers of common stock held by them and will not be affected by the insider status of any stockholders.

As of June 8, 2009, the most recent practicable date prior to mailing this proxy, our directors (including the independent directors) and officers, who collectively own approximately 67% of the voting power of the common stock outstanding and entitled to vote at the special meeting, have indicated that they will vote in favor of the stock splits at the special meeting. As a result, approval of Proposals #1 & #2 is essentially assured.

As discussed in “Special Factors — Background of the Going Private Transaction,” the president and chief executive officer discussed the proposal of the issuer tender offer with the board of directors, a majority of whom are non-employee directors, at our board meetings. The issuer tender offer was proposed as a means of permitting the Company to deregister, not for the benefit of individual directors or members of management. To this end, the board deliberated the merits of the proposed transaction and considered several factors, including the written opinion of Seven Hills regarding the fairness, from a financial point of view, of the consideration proposed to be paid in the contemplated going private transaction.

Potential Conflicts of Interest

Our directors and executive officers may have interests in the going private transaction that are different from your interests as a stockholder.

While the aggregate number of shares of our common stock owned by our executive officers and directors will not change upon effectiveness of the going private transaction, their ownership percentage of outstanding shares will significantly increase. Approximately 10.8 million shares, or 51% of the total outstanding shares, were tendered and cashed out in the tender offer, and we estimate that approximately 440,000 shares will be cashed out in the reverse and forward stock splits, for a total of approximately 53% of the shares cashed out in the going private transaction. Therefore, the percentage of shares beneficially owned by executive officers and directors immediately after the going private transaction, including shares exercisable upon exercise of options, will increase from approximately 37.1% to 76.7% immediately after the tender offer, and from 76.7% to approximately 80% after the stock splits.

Currently, only two directors own issued and outstanding shares of common stock either directly or through affiliates: Mr. Sperling, who owns 3,845,631 issued and outstanding shares, and Mr. Murdock, who owns 3,029,996 issued and outstanding shares. Our two executive officers, Mr. Jeffrey Cavins, our chief executive officer, and Mr. Mark Stubbs, our chief financial officer, each own 111,857 and 12,132 issued and outstanding shares of common stock, respectively.

The following table represents the increase in their percentage of outstanding shares that will result from the going private transaction, assuming 53% of the total outstanding shares are cashed-out in the going private transaction:

	Before Going Private Transaction	After Going Private Transaction (1)
Peter Sperling	18.16%	38.64%
Jerry Murdock	14.31%	30.44%
Jeffrey M. Cavins	0.53%	1.12%
Mark C. Stubbs	0.06%	0.12%

(1)	The above table does not reflect options held by such individuals.

Because management holds primarily options to purchase common stock that have an exercise price substantially greater than the minimum cash out price of $1.15 per share held prior to the reverse stock split, we plan to exchange all outstanding options for new equity incentive grants after we go private. We expect Mr. Cavins, the Company’s chief executive officer, and Mr. Stubbs, the Company’s chief financial officer, to receive equity incentive grants in an amount equal to approximately 7.0% and 2.5%, respectively, of the outstanding shares of Company securities, on a fully-diluted basis. Those equity incentive grants likely will be made at an exercise price per share equal to the then-current fair market value per share, and subject to a vesting arrangement that the board will approve at the time of those grants. The exercise price per share may be lower than the price currently offered to our stockholders in this tender offer. The Company may permit each executive to exercise his option, to pay for the purchase price with a purchase-money, recourse promissory note secured by the stock purchased upon exercise of the stock, and hold those shares subject to a repurchase option (exercisable at the original exercise price) that will lapse at the same time and over the same period as each such employee would have become vested in his respective option. Once the Company no longer is subject to the Sarbanes-Oxley Act of 2002, the Company no longer will be prohibited from making such loans to executive officers.

The primary benefit to management following the completion of the offer and the deregistration of our common stock is the elimination of the substantial time and costs attendant to maintaining our status as an Exchange Act reporting company. This, in turn, will benefit the continuing stockholders by providing management with increased time and resources to further increase the value of the company.

Transactions and Arrangements Concerning Shares

Subsequent to the closing of the offering, and after we deregister and delist our shares, Mr. Sperling and the Company intend to enter into a standstill and voting agreement in the form attached as Annex D. The purpose of that standstill and voting agreement is to provide stockholders who continue to hold shares in the Company after the completion of the going private transaction certain assurances that stock sales and purchases by Mr. Sperling will not prevent our continuing stockholders from having an opportunity to participate in any “control premium” associated with a future sale of the Company. That standstill and voting agreement will have a term of up to three (3) years. During the term of that standstill and voting agreement, Mr. Sperling will agree that, except with the approval of a majority of the disinterested members of our board of directors:

(i) neither he nor his affiliates will acquire additional shares of our capital stock,

(ii) he and his affiliates will not sell their shares of our capital stock, except in certain limited circumstances, for example under Section 2.2 of the standstill and voting agreement, where Mr. Sperling and his affiliates are permitted to sell their shares of Company capital stock:

•	to an affiliate of Mr. Sperling; provided that such affiliate agrees in writing to be bound by the terms of such standstill and voting agreement;

•

in any sale, pledge, encumbrance or transfer of CallWave voting securities or any securities exercisable for or exchangeable or convertible into CallWave voting securities, representing in the aggregate five percent (5%) or less of total voting power assuming exercise, exchange or conversion of any securities of the Company into voting securities;

•

pursuant to a firm commitment, underwritten distribution to the public, registered under the Securities Act, in which the stockholder group uses its bests efforts to effect as wide a distribution of such Restricted Securities as is reasonably practicable and to prevent any Person to whom such distribution is made from having after consummation of such offering beneficial ownership of voting securities representing in the aggregate more than five percent (5%) of Total Voting Power;

•	pursuant to Rule 144 of the General Rules and Regulations of the Securities Act;

•	pursuant to a tender or exchange offer made by the Company or recommended by the Company’s disinterested directors and board of directors to the Company’s stockholders;

•	as a bona fide pledge to a financial institution with the prior written consent of and on terms reasonably satisfactory to the Company; and

(iii) if at any time he holds a number of shares representing more than 37% of our outstanding voting securities, then he will vote his shares in excess of that 37% threshold in the same manner and proportions as other stockholders vote.

For example, if Mr. Sperling holds 39% of the shares outstanding after the offer, then he will vote a number of shares representing 2% of outstanding shares (i.e., 39% that he is assumed to hold, less the 37% threshold) pro rata in accordance with the vote of the remaining stockholders. The standstill and voting agreement also includes a representation by Mr. Sperling that he has not entered into any agreement with another stockholder or other person regarding the voting, sale or other disposition of his shares.

Based on our records and information provided to us by our directors, executive officers, associates and subsidiaries, neither we, nor any of our associates or subsidiaries, nor any of our directors or executive officers, have effected any transactions in our shares during the 180 days before June 8, 2009.

Except as otherwise described in this document and except for outstanding options to purchase shares granted from time to time over recent years to certain employees (including executive officers) and directors pursuant to our stock ownership plan, neither we nor, to our knowledge, any of our affiliates, directors or executive officers, is a party to any agreement, arrangement or understanding with any other person relating, directly or indirectly, to the tender offer or with respect to any of our securities, including, but not limited to, any agreement, arrangement or understanding concerning the transfer or the voting of our securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations.

Material Federal Income Tax Consequences

The following summary describes the material United States federal income tax consequences relating to the stock splits. This summary is based upon the Internal Revenue Code of 1986, as amended, Treasury regulations under the Internal Revenue Code (the “Code”), administrative pronouncements and judicial decisions, all as in effect as of the date hereof and all of which are subject to change, possibly with retroactive effect. This summary addresses only stockholders who hold shares as capital assets within the meaning of Section 1221 of the Code, and does not address all of the tax consequences that may be relevant to stockholders in light of their particular circumstances or to certain types of stockholders subject to special treatment under the Code, including, without limitation, certain financial institutions, dealers in securities or commodities, traders in securities who elect to apply a mark-to-market method of accounting, insurance companies, tax-exempt organizations, persons who hold shares as a position in a “straddle” or as a part of a “hedging,” “conversion” or “constructive sale” transaction for United States federal income tax purposes, or persons who received their shares through the exercise of employee stock options or otherwise as compensation. In addition, this discussion applies only to “United States holders” (as defined below). This summary also does not address the state, local or foreign tax consequences of participating in the offer. For purposes of this discussion, a “United States holder” means:

•	a citizen or resident of the United States;

•	a corporation or other entity taxable as a corporation created or organized in the United States or under the laws of the United States or of any political subdivision of the United States;

•	an estate, the income of which is includible in gross income for United States federal income tax purposes regardless of its source; or

•

a trust whose administration is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all of its substantial decisions.

HOLDERS OF SHARES WHO ARE NOT UNITED STATES HOLDERS SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES AND ANY APPLICABLE FOREIGN TAX CONSEQUENCES OF THE STOCK SPLITS.

Tax consequences to stockholders who do not receive cash as a result of the stock splits.

The stock splits will not be a taxable event for United States federal income tax purposes for a United States holder whose shares are not purchased as a result of the stock splits.

Tax consequences to stockholders who receive cash as a result of the stock splits and who will own, or will be considered under the Internal Revenue Code to own, shares of common stock after the stock splits.

In some instances you may be entitled to receive cash in the stock splits for shares of CallWave common stock you hold in one capacity, but continue to hold shares of common stock in another capacity. For example, you may own fewer than 5,000 shares in your own name (for which you will receive cash) and own 5,000 or more shares that are held in your brokerage account in street name. Alternatively, for federal income tax purposes you may be deemed to own shares held by others. For instance, if you own fewer than 5,000 shares in your own name (for which you will receive cash) and your spouse owns 5,000 or more shares (which will continue to be held following the completion of the going private transaction), the shares owned by your spouse will be attributable to you. Furthermore, in determining whether you are considered to continue to hold shares of our common stock, for federal income tax purposes, immediately after the stock splits, you will be treated as owning shares actually or constructively owned by certain family members and entities in which you have an interest (such as trusts and estates of which you are beneficiary and corporations and partnerships of which you are an owner, and shares you have an option to acquire). Accordingly, in some instances the shares of common stock you own in another capacity, or which are attributed to you, may remain outstanding.

Under Section 302 of the Code, a United States holder whose shares are cashed out as a result of the stock splits will be treated as having sold such holder’s shares, and thus, will recognize capital gain or loss if the purchase:

•	results in a “complete termination” of the interest in CallWave held by a United States holder (so long as that holder is not “related” as defined under the Code, to any ongoing stockholder); or

•	results in a “substantially disproportionate” redemption with respect to the United States holder; or

•	is “not essentially equivalent to a dividend” with respect to the United States holder.

Each of these tests, referred to as the “Section 302 tests,” is explained in more detail below.

If a United States holder satisfies any of the Section 302 tests explained below under the caption “Section 302 Tests,” the United States holder will be treated as if it sold its shares to us and will recognize capital gain or loss equal to the difference between the amount of cash received after the stock splits and the United States holder’s adjusted tax basis in the shares surrendered in exchange therefor. This gain or loss will be long-term capital gain or loss if the United States holder’s holding period for the shares that were sold exceeds one year as of the date of purchase by us pursuant to the stock splits. Specified limitations apply to the deductibility of capital losses by United States holders. Gain or loss must be determined separately for each block of shares (shares acquired at the same cost in a single transaction) that is cashed out after the stock splits.

If a United States holder does not satisfy any of the Section 302 tests explained below, the cashing out of a United States holder’s shares as a result of the stock splits will not be treated as a sale or exchange under Section 302 of the Code with respect to the United States holder. Instead, the entire amount received by a United States holder with respect to the cashing out of its shares as a result of the stock splits will be treated as a distribution to the United States holder with respect to its shares under Section 301 of the Code. Such distributions are taxable as a “dividend” to the extent of our current and accumulated earnings and profits. We presently believe that, by reason of the net profits generated from the sale of our Virtual Fax subscriber base to j2 in February 2009, we will have current or accumulated earnings and profits in our fiscal year ending June 30, 2009. As a result, for a United States holder who does not satisfy any of the tests of Section 302, the distribution will be treated (i) first, as a dividend to the extent of your ratable share of our current earnings and profits, (ii) as a non-taxable return-of-capital distribution, to the extent of the holder’s basis in the shares tendered to us, and (iii) thereafter, as a sale or exchange taxable as capital gain (which may be long-term capital gain as described above). To the extent that the cashing out of a United States holder’s shares as a result of the stock splits is treated as the receipt by the United States holder of a dividend, the United States holder’s adjusted tax basis in the cashed out shares will be added to any shares retained by the United States holder.

Constructive Ownership of Stock and Other Issues. In applying each of the Section 302 tests explained below, United States holders must take into account not only shares that they actually own but also shares they are treated as owning under the constructive ownership rules of Section 318 of the Code. As explained above, under the constructive ownership rules, a United States holder is treated as owning any shares that are owned (actually and in some cases constructively) by certain related individuals and entities, as well as shares that the United States holder has the right to acquire by exercise of an option or by conversion or exchange of a security. Due to the factual nature of the Section 302 tests explained below, United States holders should consult their tax advisors to determine whether the cashing out of their shares as a result of the stock splits qualifies for sale treatment in their particular circumstances.

Section 302 Tests. One of the following tests must be satisfied in order for the cashing out of shares as a result of the stock splits to be treated as a sale or exchange for federal income tax purposes:

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Complete Termination Test. The cashing out of a United States holder’s shares as a result of the stock splits will result in a “complete termination” of the United States holder’s equity interest in CallWave if all of the shares that are actually owned by the United States holder are sold under the offer and all of the shares that are constructively owned by the United States holder, if any, are cashed out or, with respect to shares owned by certain related individuals, the United States holder effectively waives, in accordance with Section 302(c) of the Code, attribution of shares which otherwise would be considered as constructively owned by the United States holder. United States holders wishing to satisfy the “complete termination” test through waiver of the constructive ownership rules should consult their tax advisors.

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Substantially Disproportionate Test. The cashing out of a United States holder’s shares as a result of the stock splits will result in a “substantially disproportionate” redemption with respect to the United States holder if, among other things, the percentage of the then outstanding shares actually and constructively owned by the United States holder immediately after the purchase is less than 80% of the percentage of the shares actually and constructively owned by the United States holder immediately before the stock splits (treating as outstanding all shares cashed out pursuant to the stock splits).

•

Not Essentially Equivalent to a Dividend Test. The cashing out of a United States holder’s shares as a result of the stock splits will be treated as “not essentially equivalent to a dividend” if the reduction in the United States holder’s proportionate interest in CallWave as a result of the purchase constitutes a “meaningful reduction” given the United States holder’s particular circumstances. Whether the receipt of cash by a cashed-out stockholder will be “not essentially equivalent to a dividend” will depend upon the stockholder’s particular facts and circumstances.

If the cashing out of a United States holder’s shares as a result of the stock splits does not qualify for “sale or exchange” treatment under the rules of Section 302 of the Code that are summarized above, then under Section 301 of the Code, the distribution would be taxable (i) first, as a dividend, to the extent of the holder’s ratable share of the corporation’s current and accumulated earnings and profits, (ii) second, as a tax-free return of basis, and (iii) thereafter as a capital gain. Consequently, if a stockholder’s tender of shares does not qualify for “sale or exchange” treatment under Section 302 of the Code, then there is a possibility that a portion of the purchase price paid for those shares would be taxes as a dividend under Section 301.

Corporate Stockholder Dividend Treatment. In the case of a corporate United States holder, to the extent that any amounts received under the offer are treated as a dividend, such holder may be eligible for the dividends-received deduction. The dividends-received deduction is subject to certain limitations. In addition, any amount received by a corporate United States holder pursuant to the offer that is treated as a dividend may constitute an “extraordinary dividend” under Section 1059 of the Code. Corporate United States holders should consult their own tax advisors as to the application of Section 1059 of the Code to the offer, and to the tax consequences of dividend treatment in their particular circumstances.

Backup Withholding. If you are to receive cash as a result of the stock splits, you will be required to provide your social security or other taxpayer identification number (or, in some instances, additional information) in connection with the stock splits to avoid backup withholding requirements that might otherwise apply. The letter of transmittal and other documentation we will send to you after the stock splits will require you to deliver such information when the common stock certificates are surrendered following the effective time. Failure to provide such information may result in backup withholding. Backup withholding is not an additional tax. Rather, the amount of the backup withholding can be credited against your United States federal income tax liability provided that the required information is given to the IRS. If backup withholding results in an overpayment of tax, a refund can be obtained by you upon filing an appropriate income tax return on a timely basis.

Tax consequences to stockholders who receive cash as a result of the stock splits and who will not own, or will not be considered under the Internal Revenue Code to own, shares of common stock after the going private transaction.

A United States holder who receives cash as a result of the going private transaction and does not own, and is not considered to own, shares of our common stock immediately after the stock splits (pursuant to the “Complete Termination Test” discussed under the caption “Section 302 Tests” above), will recognize capital gain or loss for federal income tax purposes equal to the difference between the cash received for the fractional interests and such holder’s aggregate adjusted tax basis in those interests.

Tax Consequences to Company

NOL Limitations May Be Triggered. Pursuant to Section 382 of the Code, an “ownership change” with respect to a company can significantly limit the amount of pre-ownership change net operating losses that such company may use during its post-ownership change periods. For this purpose, an ownership change occurs generally when there is a cumulative change of greater than 50% in a company’s stock ownership within a three (3) year period. The going private transaction, as well as any future equity issuances and transactions among stockholders, separately or in the aggregate, may trigger an ownership change of CallWave. If an ownership change occurs, then it may limit the amount of net operating losses available to us to offset future taxable income and may reduce the amount of cash available to us to satisfy our obligations. We are uncertain at this time whether the going private transaction contemplated herein will result in such an ownership change or may contribute to an ownership change within the three years following the exchange.

THE DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY. WE URGE YOU TO CONSULT YOUR TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO YOU OF THE OFFER, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL AND FOREIGN TAX LAWS.

Treatment of Stock Options

Holders of options to purchase common stock immediately prior to the stock splits will hold the same number of stock options immediately after the stock splits.

Vote Required for Approval of the Stock Splits at the Special Meeting

The stock splits requires the affirmative vote of the majority of outstanding shares of the common stock under Delaware law. The stock splits do not require the approval of at least a majority of unaffiliated stockholders.

Insiders and their affiliates beneficially own approximately 70% of the outstanding shares of our common stock. Mr. Sperling, Mr. Murdock and our directors have indicated to us that they intend to vote in favor of the stock splits. The shares held by CallWave’s directors and executive officers represent approximately 70% of the voting power of the company and, if voted as indicated, assure the approval of the stock splits. Please see Schedule I – 2. Principal Stockholders,” and “Special Factors—Interests of Directors and Executive Officers; Potential Conflicts of Interest; Transactions and Arrangements.”

In the event the stock splits are not approved by the affirmative vote of a majority of the outstanding shares of common stock, or the stock splits fail to reduce the number of record holders and beneficial holders of our common stock to below 300 to allow us to terminate the registration of our common stock under the Exchange Act without a risk of our again becoming subject to the periodic reporting requirements of the Exchange Act, we will continue to evaluate and explore all available alternatives. We will continue to work to maximize stockholder interests with a goal of returning value to our stockholders; however, we will continue to incur the costs associated with being a public company. Although our board has not yet made any determination, such alternatives may include alternative methods of effecting a going private transaction in order to reduce the costs associated with being a public company, a share repurchase, an extraordinary dividend, a sale of the Company, or other transactions, to maximize stockholder value and manage our outstanding liabilities.

Effectiveness of the Stock Splits

We anticipate that the stock splits will be effected as soon as practicable after the date of the special meeting and we intend to file a Certificate of Amendment to our Certificate of Incorporation in the form attached hereto as Annex A to the effect the reverse stock split on the same day as the special meeting. We will file a Certificate of Amendment to our Certificate of Incorporation in the form attached hereto as Annex B shortly thereafter. Following the special meeting, transmittal materials, will be sent to you that will describe how to turn in your old share certificates and receive the cash payment to which you are entitled. Please see the sections entitled “Additional Information Regarding the Stock Splits—Effective Date” and “Additional Information Regarding the Stock Splits—Exchange of Certificates and Payment for Fractional Shares.”

Financing for the Going Private Transaction

Based on estimates of record ownership of shares of common stock, the number of shares outstanding and other information as of the record date, and assuming that 11.2 million shares are cashed out, we estimate that the total funds required to consummate the going private transaction will be approximately $13.4 million, of which approximately $566,000 will be used to pay the costs of the going private transaction and approximately $12.9 million will be used to pay consideration to stockholders entitled to receive cash for their shares:

Cash Consideration to Stockholders	$12,880,000
Financial advisor fees	300,000
Accounting fees	10,000
Legal fees	175,000
SEC filing fees	1,000
Printing and mailing expenses	40,000
Depositary fees	15,000
Information agent fees	10,000
Out of pocket and miscellaneous	15,000

Total	13,446,000

The Company will pay such costs from cash on hand. The Company does not have any alternative financing arrangements.

Unavailability of Appraisal or Dissenters’ Rights

No appraisal or dissenters’ rights are available under Delaware law or under CallWave’s Certificate of Incorporation or bylaws to holders of common stock who vote against the stock splits. Other rights or actions may exist under Delaware law or federal and state securities laws for stockholders who can demonstrate that they have been damaged by the stock split.

CallWave will continue to be governed by Delaware corporate law upon consummation of the stock splits.

Other Matters

Pursuant to our bylaws, no matters may be brought before the special meeting other than as reflected in the attached notice of the special meeting.

PROPOSALS #1 AND #2 — THE STOCK SPLITS

Summary and Structure of the Stock Splits

The stock splits consist of two steps, the reverse stock split and the forward stock split:

Reverse Stock Split

First, CallWave will conduct a 1- for – 5,000 reverse stock split of the common stock.

In the reverse stock split:

(i) each share of common stock held by any stockholder owning more than 5,000 shares in a single account or of record prior to the reverse stock split will be converted, after the reverse stock split, into 1/5,000th of a whole share of common stock; and

(ii) shares of common stock held by any stockholder owing less than 5,000 shares prior to the reverse stock split will be converted into the right to receive the greater of (i) the average closing price per share for the period of ten (10) trading days ending with the last trading day immediately prior to the effective date of the reverse stock split, or (ii) $1.15, in cash, without interest, for each CallWave common share owned by such stockholder immediately prior to the reverse stock split.

Forward Stock Split

After the reverse stock split is completed, it will be followed immediately by a 5,000 – for – 1 forward stock split of the common stock, which will convert each whole share of common stock issued in connection with the reverse stock split into 5,000 shares of common stock. As a result, any continuing stockholder will own the same number of shares before and after the stock splits.

The stock splits are intended to take effect on the date the Delaware Secretary of State accepts for filing Certificates of Amendment to the Certificate of Incorporation (the “effective date”). The proposed amendments to the Certificate of Incorporation with respect to the reverse stock split and the forward stock split are attached to this proxy statement as Annexes A and B, respectively, and are incorporated herein by reference.

Stockholders will receive payment for their shares of common stock that are exchanged for cash in lieu of issuing fractional shares in accordance with the procedures described in the section entitled “Additional Information Regarding the Stock Splits — Exchange of Certificates and Payment for Fractional Shares.”

At least a majority of the common stock outstanding and entitled to vote at the special meeting must approve the stock splits before they can be completed. The executive officers, directors and affiliates of CallWave, who together beneficially own approximately 70% of the common stock outstanding and entitled to vote at the special meeting, have indicated that they will vote in favor of the stock splits. Therefore, approval of the stock splits is essentially assured.

The stock split is considered a “going-private” transaction as defined in Rule 13e-3 promulgated under the Exchange Act because it is intended to terminate the registration of the common stock and suspend CallWave’s filing and reporting obligations under the Exchange Act. In connection with the going private transaction, we have filed, as required by the Exchange Act, a Rule 13e-3 Transaction Statement on Schedule 13E-3 (the “Schedule 13E-3”) with the SEC. Please see the section entitled “Information About the Company – Additional Information.”

Certificates of Amendment to Effect the Stock Splits

The proposed amendments to the Company’s Restated Certificate of Incorporation underlying Proposals 1 and 2 are attached to this Proxy Statement as Annexes A and B, respectively, and are incorporated herein by reference.

Board Recommendation

The board has authorized and recommends that you approve the stock splits and the amendments to CallWave’s Certificate of Incorporation in the respective forms attached hereto as Annexes A and B to effect a reverse stock split of our common stock at a ratio of 1 – for – 5,000, and the repurchase of the resulting fractional shares held by each stockholder with less than one share in each account or of record after the reverse stock split, followed immediately by an amendment of CallWave’s Certificate of Incorporation to effect a forward stock split of the common stock at a corresponding ratio of 5,000 – for – 1.

As a result of the stock split: (a) each stockholder owning fewer than 5,000 shares of outstanding common stock immediately before the reverse stock split will receive the greater of (i) the average closing price per share for the period of ten (10) trading days ending with the last trading day immediately prior to the effective date of the reverse stock split, or (ii) $1.15, in cash, without interest, for each CallWave common share owned by such stockholder immediately prior to the reverse stock split and will no longer be a stockholder of CallWave; and (b) each stockholder owning one or more shares of common stock after the reverse stock split was effected will receive common shares equal to the number of common shares they held prior to the reverse stock split. The stock splits are proposed for the purpose of taking CallWave private, delisting from NASDAQ Global Market and terminating its reporting obligations under the Exchange Act.

The board has unanimously determined that the stock splits are in the best interest of CallWave and fair to CallWave’s stockholders who would not retain their interest in CallWave, and those who would retain their interest (referred to as the “continuing stockholders”), after the stock splits.

THE BOARD UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE APPROVAL AND ADOPTION OF THE STOCK SPLITS, INCLUDING THE REVERSE STOCK SPLIT AND THE FORWARD STOCK SPLIT, INCLUDING THE PROPOSED AMENDMENTS TO THE CERTIFICATE OF INCORPORATION TO EFFECT SUCH STOCK SPLITS.

The board has retained the absolute authority to reject and not implement the stock splits even after stockholder approval. If for any reason the stock splits are not approved, or, if approved, not implemented, the common stock will not be deregistered under the Exchange Act unless and until such time as CallWave otherwise is eligible and our board decides to do so.

PROPOSAL #3 — ADJOURNMENT

We may ask stockholders to vote upon a proposal to postpone or adjourn the Special Meeting to permit further solicitation of proxies in the event that an insufficient number of shares of common stock is present in person or by proxy to approve the stock splits. If this motion is made, a majority of the shares of common stock present in person or represented by proxy at the special meeting and entitled to vote at the special meeting, will be required to approve the motion.

Board Recommendation

THE BOARD UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

ADDITIONAL INFORMATION REGARDING THE STOCK SPLITS

How the Board Will Determine Whether to Effect the Stock Splits

If the stock splits are approved, then the board, at its discretion, may elect to either abandon or implement the stock splits. If the board elects to abandon the stock splits, then no funds will be paid and the total transaction costs will consist solely of the expenses incurred to that date in connection with the going private transaction. These expenses are estimated to be $13 million. A number of factors or situations could cause the board to decide to abandon the stock split, even if approved by the stockholders. These factors or situations include:

•

We may decide to abandon the stock splits should then-current economic conditions or the financial condition of the Company, or their outlook, be such that in our judgment it is no longer advisable to use our cash resources to effect the stock splits.

•

In the event we determine that it is in our best interest to enter into a strategic transaction that may arise in the future, such as an asset or stock sale or a business combination transaction, we may elect to abandon the stock splits as a result of such strategic transaction.

If the board determines it is in the best interest of the Company and the stockholders to proceed, stockholders having fewer than 5,000 shares of common stock on the effective date will then hold less than one full share of our common stock after the reverse stock split. Those stockholders will be cashed out at a price equal to the greater of (i) the average closing price per share for the period of ten (10) trading days ending with the last trading day immediately prior to the effective date of the reverse stock split, or (ii) $1.15, in cash, without interest, for each CallWave common share owned by such stockholder immediately prior to the reverse stock split.

Immediately following the special meeting, the board intends to decide whether to complete the stock splits. If we do not abandon the stock splits, we expect to effect the stock splits on the date of the special meeting or soon as reasonably practicable thereafter by filing amendments to the Company’s Certificate of Incorporation with the Secretary of State of the State of Delaware, as described elsewhere in this proxy statement.

If the board decides to abandon the stock splits, the board will promptly notify stockholders of the decision by issuing a press release and by filing a current report on Form 8-K with the SEC.

Effective Date

The stock splits will become effective as of the date that the Delaware Secretary of State accepts for filing Certificates of Amendment to our Certificate of Incorporation (one amendment effecting the reverse stock split, the other effecting the forward stock split). We intend to effect the stock split through the filing of such Certificates of Amendment on the day the stock split is approved by our stockholders or as soon as practicable thereafter. The shares of common stock acquired by the Company in connection with the stock split will be restored to the status of authorized but unissued shares.

The suspension of the Company’s obligation to file periodic reports and other documents under the Exchange Act will become effective upon the filing with the SEC of a certification and notice of termination of registration on Form 15, and the termination of the registration of the common stock will become effective ninety (90) days thereafter.

In addition, the Company will file a Form 25 with NASDAQ Global Market prior to or immediately following the going private transaction to delist our common stock. Our common stock will be delisted from NASDAQ Global Market ten (10) days after we file the Form 25 with NASDAQ Global Market.

Exchange of Certificates and Payment for Fractional Shares

The Company’s transfer agent, BNY Mellon Shareowner Services, LLC (the “transfer agent”), will act as the Company’s agent for purposes of exchanging certificates and paying for fractional shares in connection with the stock split.

Stockholders owning fewer than 5,000 shares at the effective date of the reverse stock split will receive for each pre-split share of common stock the greater of (i) the average closing price per share for the period of ten (10) trading days ending with the last trading day immediately prior to the effective date of the reverse stock split, or (ii) $1.15, in cash, without interest. Stockholders who own 5,000 or more shares at the effective date of the reverse stock split will not be entitled to receive any cash for their fractional share interests resulting from the reverse stock split. The forward stock split that will immediately follow the reverse stock split will reconvert 5,000 or more whole shares and fractional share interests back into the same number of shares of common stock held immediately before the Effective Date. As a result, the total number of shares of common stock held by each continuing stockholder will not change after completion of the stock split. Such continuing stockholders will not receive new certificates for their shares of common stock.

As soon as practicable after the effective date of the stock splits, the Company will send to each holder of record of common stock and to each beneficial owner of common stock held in “street name” on behalf of such owner, instructions for surrendering any certificates representing shares of common stock which will have been converted to a right to receive cash as a result of the going private transaction. Only cashed-out stockholders should surrender their share certificates. Holders of 5,000 or more shares immediately prior to the reverse stock split should not surrender their shares. Such instructions will include a letter of transmittal to be completed and returned to the transfer agent by the holder of such certificates, together with such certificates.

As soon as practicable after the transfer agent receives any surrendered certificate, together with a duly completed and executed letter of transmittal with respect thereto and such other documents as the Company may require, the transfer agent will deliver to the person cash, without interest, in an amount for each pre-split share of common stock that is represented by such fractional share equal to the greater of (i) the average closing price of the Company’s common stock for the period of ten (10) trading days immediately preceding the effective date of the reverse stock split, or (ii) $1.15.

There will be no differences between the respective rights, preferences or limitations of the common stock prior to the stock split and the common stock after the transaction. There will be no differences with respect to dividend, voting, liquidation or other rights associated with the common stock. There are no accrued or unpaid dividends on the common stock.

For purposes of determining ownership of shares of common stock on the effective date, such shares will be considered held by the person in whose name such shares are registered on the records of the Company or, in the case of shares held by a broker, bank or other third party in “street name” on behalf of its client, in the name of the person whose account such shares are held in by such broker, bank, or other third party on the effective date, regardless of the beneficial ownership of those shares. Upon effecting the stock split, the Company intends to treat stockholders holding common stock in “street name” in the same manner as registered stockholders whose shares are registered in their names. Prior to the effective date, the Company will conduct an inquiry of all the brokers, banks and other third parties (“Participants”) that hold shares of common stock in “street name.” These Participants will be instructed to effect the going private transaction for their beneficial holders holding common stock in “street name.” These Participants will provide the Company with information on how many fractional shares will be cashed out.

However, such Participants may have different procedures than registered stockholders for processing the stock split. Investors that hold an aggregate of shares exceeding the reverse stock split ratio in multiple accounts with one or more brokers should consider combining their holdings into one account if they wish to retain their holdings and ensure that they are not inadvertently cashed out in the reverse stock split. If you hold your shares in “street name” with a bank, broker or other third party and you have any questions in this regard, we encourage you to contact your bank, broker or nominee.

No service charge, brokerage commission, or transfer tax will be payable by any holder of any old certificate evidencing shares of common stock in connection with the issuance of a new certificate in respect thereof, except that if any new certificate is to be issued in a name other than that in which the old certificate that is surrendered for exchange is registered, it will be a condition to such issuance that: (i) the person requesting such issuance pay to the Company any transfer taxes payable by reason of such transfer (or any prior transfer of such surrendered certificate, if any) or establish to the satisfaction of the Company that such taxes have been paid or are not payable; and (ii) the surrendered certificate is properly endorsed and otherwise in proper form for transfer.

If any certificate evidencing common stock has been lost or destroyed, the Company may, in its sole discretion, accept in lieu thereof a duly executed affidavit and indemnity agreement in a form satisfactory to the Company. The holder of any shares of common stock evidenced by any certificate that has been lost or destroyed must submit, in addition to the letter of transmittal sent by the Company, the above-referenced affidavit and indemnity agreement, and any other document required by the Company, a bond or other security satisfactory to the Company indemnifying the Company and all other persons against any losses incurred as a consequence of issuing a certificate evidencing new shares of common stock or paying cash in lieu of issuing fractional shares of common stock in exchange for the existing shares of common stock evidenced or purported to be evidenced by such lost or destroyed certificate. Additional instructions with respect to lost or destroyed certificates will be included with the letter of transmittal that the Company will send to stockholders after the effective date.

DO NOT SEND SHARE CERTIFICATES TO THE COMPANY OR THE TRANSFER AGENT UNTIL AFTER YOU HAVE RECEIVED THE ABOVE-REFERENCED LETTER OF TRANSMITTAL AND ACCOMPANYING INSTRUCTIONS.

Escheat Laws

The unclaimed property and escheat laws of each state provide that, under circumstances defined in that state’s statutes, holders of unclaimed or abandoned property must surrender that property to the state. Persons whose shares are cashed out and whose addresses are unknown to us or who do not return their stock certificates and request payment for their cashed-out shares generally will have a period of years from the Effective Date in which to claim the cash payment payable to them. For example, with respect to stockholders whose last known addresses are in Delaware, as shown by our records, the period is five (5) years. Following the expiration of that five-year period, Delaware escheat laws would likely cause the cash payments to escheat to the State of Delaware. For stockholders who reside in other states or whose last known addresses, as shown by our records, are in states other than Delaware, such states may have abandoned property laws which call for such state to obtain either (i) custodial possession of property that has been unclaimed until the owner reclaims it; or (ii) escheat of such property to the state. Under the laws of such other jurisdictions, the “holding period” or the time period which must elapse before the property is deemed to be abandoned may be shorter or longer than five years. If we do not have an address for the holder of record of the shares, then unclaimed cash-out payments would be turned over to our state of incorporation, the State of Delaware, in accordance with its escheat laws.

Potential Involuntary Delisting by NASDAQ

If the stock splits are not completed, our common stock may be involuntarily delisted from the NASDAQ Global Market due to the our failure to comply with NASDAQ’s continued listing standards. Our common stock traded below $1.00 per share prior to announcement of the going private transaction, and was therefore subject to potential delisting from the NASDAQ Global Market exchange pursuant to NASDAQ Marketplace Rule 5450(a).

Due to current unprecedented market conditions, NASDAQ has suspended the enforcement of its rules requiring a minimum $1.00 closing bid price for all NASDAQ-listed companies through July 20, 2009. We do not know if NASDAQ will again suspend enforcement after July 20, 2009. If not, and if we cannot achieve compliance with the minimum share price requirement by such date, NASDAQ may provide us written notification that our common stock will be delisted from the NASDAQ Global Market.

In addition, although our stock has traded above $1.00 per share since commencement of the going private transaction, this was due to the price support of the tender offer at $1.15. We do not know at what price our stock will trade if the price is no longer supported by the cash-out price of the going private transaction, but if we again trade below $1.00, we will again be at risk of an involuntary delisting.

Delisting from the NASDAQ Global Market would substantially reduce or eliminate the public market for our common stock and, as a result, stockholders may experience a significant decrease in the value of their common stock. Furthermore, if we are involuntarily delisted by NASDAQ, rather than by voluntarily delisting in connection with the stock splits, we would continue to be subject to SEC reporting requirements and continue incurring significant reporting and compliance costs.

Regulatory Approvals

The Company is not aware of any material governmental or regulatory approval required for completion of the going private transaction, other than compliance with the applicable federal and state securities laws, NASDAQ rules and Delaware corporate laws.

INFORMATION ABOUT THE COMPANY

Common Stock

As of the close of business on June 8, 2009, there were 10,388,412 shares of the Company’s common stock, par value $0.0001 per share, issued and outstanding.

Price Range of Common Stock

Our common stock is traded on the NASDAQ Global Market under the trading symbol “CALL.” The following table sets forth, for the fiscal quarters indicated, the high and low sale prices for our common stock.

	High	Low
Fiscal Year: 2007
1st Quarter	$3.77	$2.56
2nd Quarter	$2.92	$2.51
3rd Quarter	$3.35	$2.50
4th Quarter	$3.96	$2.84

Fiscal Year: 2008
1st Quarter	$3.74	$2.18
2nd Quarter	$3.15	$1.77
3rd Quarter	$3.13	$1.70
4th Quarter	$2.85	$2.31

Fiscal Year: 2009
1st Quarter	$2.74	$1.66
2nd Quarter	$1.81	$0.50
3rd Quarter	$1.01	$0.52

On May 4, 2009, the date immediately prior to commencement of the tender offer that is part of the going private transaction, the closing sale price of our common stock was $0.80, as quoted on the NASDAQ Global Market. The stock has since traded at approximately $1.15, the cash out price.

Background of Company and Directors and Executive Officers

Neither the Company nor any of the Company’s directors or executive officers has been convicted in a criminal proceeding during the past five years (excluding traffic violations or similar misdemeanors) or has been a part to any judicial or administrative proceeding during the past five years (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations or, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Raj Raithatha is a citizen of the United Kingdom. Each of the Company’s remaining directors and executive officers is a citizen of the United States.

For additional information about our directors and executive officers, please see Schedule 1 to this proxy statement.

Significant Corporate Events

During the past two years, there have been no negotiations, transactions or material contacts among CallWave, its executive officers, its directors, and their affiliates concerning any merger, consolidation, acquisition, tender offer, election of CallWave directors, or sale or other transfer of material assets.

Financial Information

Our historical financial statements for the fiscal years ended June 30, 2007, and June 30, 2008, are incorporated herein by reference to Part IV, Item 15 of our Annual Report on Form 10-K for the fiscal year ended June 30, 2008, filed with the SEC.

Assuming that we purchase in the tender offer and cash out in the reverse stock split, in the aggregate, a number of shares equal to 53% of the number of our outstanding shares immediately prior to the commencement of the tender offer, or 11,223,275 shares:

•

Our aggregate stockholders’ equity will decrease from approximately $51 million as of March 31, 2009 to approximately $37 million on a pro forma basis (after giving effect to payment of going private costs in the amount of $13.5 million, consisting of approximately $12.9 million for the purchase of shares tendered, and approximately $566,000 representing the amount of other costs that have not been included in our historical financial statements).

•

Our book value per share of our common stock will increase from $2.39 as of March 31, 2009 to approximately $3.74 per share of common stock on a pro forma basis (after giving effect to payment of costs in the amount of $13.5 million).

SUMMARY HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

CALLWAVE, INC.

(IN THOUSANDS)

	As of March 31, 2009	Pro Forma Adjustments		Pro Forma
Assets
Current assets:
Cash and cash equivalents	$21,294	$(13,472	)(1)&(2)	$7,822
Restricted cash	1,350	—		1,350
Marketable securities	13,949	—		13,949
Accounts receivable; net of allowance for doubtful accounts of $209 and $285, respectively	822	—		822
Other current assets	1,644	—		1,644

Total current assets	39,059	(13,472)		25,587

Property and equipment, net	2,245	—		2,245
Intangible assets, net	11,426	—		11,426
Auction rate securities, available for sale, at fair value	1,526	—		1,526
Other assets	118	—		118

Total assets	$54,374	$(13,472)		$40,902

Liabilities And Stockholders’ Equity
Current liabilities:
Accounts payable	$874	$—		$874
Accrued payroll	1,042	—		1,042
Deferred revenue	400	—		400
Other current liabilities	1,343	—		1,343

Total current liabilities	3,659	—		3,659

Commitments and contingencies	—	—		—

Stockholders’ equity:
Common stock, no par value; 100,000 shares authorized at March 31, 2009; 21,176 shares issued and outstanding at March 31, 2009	75,503	(12,906	)(1)	62,597
Other comprehensive loss	(5,972)	—		(5,972)
Accumulated deficit	(18,816)	(566	)(2)	(19,382)

Total stockholders’ equity	50,715	(13,472)		37,243

Total liabilities and stockholders’ equity	$54,374	$(13,472)		$40,902

(1)	This adjustment reflects the estimated cashing out of shares in the going private transaction, assuming an aggregate of 53% of outstanding shares are cashed out in the preceding tender offer and as a result of the stock splits.
(2)	This adjustment reflects the estimated fees and expenses associated with the going private transaction.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

CALLWAVE, INC.

(IN THOUSANDS)

	For the Three Months Ended March 31, 2009	Pro Forma Adjustments		Pro Forma
Revenue	$2,936	$—		$2,936
Cost of sales	1,720	—		1,720

Gross profit	1,216	—		1,216
Operating expenses (*):
Sales and marketing	1,231	—		1,231
Research and development	1,194	—		1,194
General and administrative	1,806	566	(2)	2,372

Total operating expenses	4,231	566		4,797

Operating loss	(3,015)	566		(3,581)
Gain on sale of fax customer base	11,744	—		11,744
Interest income	128	—		128

Income before income taxes	8,857	566		8,291
Income tax expense	73	—		73

Net income	$8,784	566		$8,218

Net income per share:
Basic	$0.41			$0.83
Diluted	$0.41			$0.83
Loss per share from continuing operations:
Basic	$(0.14)			$(0.36)
Diluted	$(0.14)			$(0.36)
Weighted average common shares outstanding:
Basic	21,176	(11,233	)(1)	9,953
Diluted	21,188	(11,233	)(1)	9,965
Book value per share	$2.39			$3.74
(*) Includes stock-based compensation as follows:
Sales and marketing	$36			$36
Research and development	12			12
General and administrative	122			122

(1)	This adjustment reflects the estimated cashing out of shares in the going private transaction, assuming an aggregate of 53% of outstanding shares are cashed out in the preceding tender offer and as a result of the stock splits.
(2)	This adjustment reflects the estimated fees and expenses associated with the going private transaction.

PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

CALLWAVE, INC.

(IN THOUSANDS)

	For the Nine Months Ended March 31, 2009	Pro Forma Adjustments		Pro Forma
Revenue	$11,309	$—		$11,309
Cost of sales	5,356	—		5,356

Gross profit	5,953			5,953
Operating expenses (*):
Sales and marketing	4,037	—		4,037
Research and development	4,158	—		4,158
General and administrative	5,073	566	(2)	5,639
Restructuring charges	787	—		787

Total operating expenses	14,055	566		14,621

Operating loss	(8,102)	566		(8,668)
Impairment loss on marketable securities	(2,500)	—		(2,500)
Gain on sale of fax customer base	11,744	—		11,744
Interest income	583	—		583

Income before income taxes	1,725	566		1,159
Income tax expense	73	—		73

Net income	$1,652	$566		$1,086

Net income per share:
Basic	$0.08			$0.11
Diluted	$0.08			$0.11
Loss per share from continuing operations:
Basic	$(0.35)			$(0.79)
Diluted	$(0.34)			$(0.79)
Weighted average common shares outstanding:
Basic	21,176	(11,223	)(1)	9,953
Diluted	21,258	(11,223	)(1)	10,035
Book value per share	$2.39			$3.74
(*) Includes stock-based compensation as follows:
Sales and marketing	$99			$99
Research and development	86			86
General and administrative	365			365
Restructuring charges	9			9

(1)	This adjustment reflects the estimated cashing out of shares in the going private transaction, assuming an aggregate of 53% of outstanding shares are cashed out in the preceding tender offer and as a result of the stock splits.
(2)	This adjustment reflects the estimated fees and expenses associated with the going private transaction.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

CALLWAVE, INC.

(IN THOUSANDS)

	As of June 30, 2008	Pro Forma Adjustments		Pro Forma
Assets
Current assets:
Cash and cash equivalents	$29,839	$(13,472	)(1)&(2)	$16,367
Restricted cash
Marketable securities	8,768	—		8,768
Accounts receivable; net of allowance for doubtful accounts of $285	1,774	—		1,774
Other current assets	581	—		581

Total current assets	40,962	(13,472)		27,490
Property and equipment, net	2,355	—		2,355
Intangible assets, net	5,652	—		5,652
Auction rate securities, available for sale, at fair value	7,492	—		7,492
Other assets	129	—		129

Total assets	$56,590	$(13,472)		$43,118

Liabilities And Stockholders’ Equity
Current liabilities:
Accounts payable	$710	$—		$710
Accrued payroll	583	—		583
Deferred revenue	600	—		600
Other current liabilities	1,754	—		1,754
Short term debt	1,000	—		1,000

Total current liabilities	4,647	—		4,647
Commitments and contingencies	—	—		—
Stockholders’ equity:
Common stock, no par value; 100,000 shares authorized at June 30, 2008; 21,176 shares issued and outstanding at June 30, 2008	74,948	(12,906	)(1)	62,042
Other comprehensive loss	(2,537)	—		(2,537)
Accumulated deficit	(20,468)	(566	)(2)	(21,034)

Total stockholders’ equity	51,943	(13,472)		38,471

Total liabilities and stockholders’ equity	$56,590	$(13,472)		$43,118

(1)	This adjustment reflects the estimated cashing out of shares in the going private transaction, assuming an aggregate of 53% of outstanding shares are cashed out in the preceding tender offer and as a result of the stock splits.
(2)	This adjustment reflects the estimated fees and expenses associated with the going private transaction.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

CALLWAVE, INC.

(IN THOUSANDS)

	For the year Ended June 30, 2008	Pro Forma Adjustments		Pro Forma
Revenue	$20,008	$—		$20,008
Cost of sales	7,191	—		7,191

Gross profit	12,817	—		12,817
Operating expenses (*):
Sales and marketing	6,057	—		6,057
Research and development	5,125	—		5,125
General and administrative	7,480	566	(2)	8,046
Restructuring charges	2,138	—		2,138
Loss on disposal of property and equipment	8	—		8

Total operating expenses	20,808	566		21,374

Operating loss	(7,991)	566		(8,557)
Interest income	2,309	—		2,309

Loss before income taxes	(5,682)	566		(6,246)
Income tax expense	—	—		—

Net loss	$(5,682)	$566		$(6,248)

Net loss per share:
Basic and diluted	$(0.27)			$(0.64)
Loss per common share from continuing operations:
Basis and diluted	$(0.28)			$(0.65)
Weighted average common shares outstanding:
Basic and diluted	21,010	(11,223	)(1)	9,787
Book value per share	$2.47			$3.93
(*) Includes stock-based compensation as follows:
Sales and marketing	$104			$104
Research and development	118			118
General and administrative	434			434
Restructuring charges	450			450

(1)	This adjustment reflects the estimated cashing out of shares in the going private transaction, assuming an aggregate of 53% of outstanding shares are cashed out in the preceding tender offer and as a result of the stock splits.
(2)	This adjustment reflects the estimated fees and expenses associated with the going private transaction.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

CALLWAVE, INC.

(IN THOUSANDS)

	As of June 30, 2007	Pro Forma Adjustments		Pro Forma
Assets
Current assets:
Cash and cash equivalents	$20,299	$(13,472	)(1)&(2)	$6,827
Restricted cash
Marketable securities	32,411	—		32,411
Accounts receivable; net of allowance for doubtful accounts of $436	2,396	—		2,396
Other current assets	563	—		563

Total current assets	55,669	(13,472)		42,197
Property and equipment, net	2,118	—		2,118
Intangible assets, net	4,405	—		4,405
Other assets	83	—		83

Total assets	$62,275	$(13,472)		$48,803

Liabilities And Stockholders’ Equity
Current liabilities:
Accounts payable	$677	$—		$677
Accrued payroll	910	—		910
Deferred revenue	855	—		855
Other current liabilities	1,309	—		1,309

Total current liabilities	3,751	—		3,751
Commitments and contingencies	—	—		—
Stockholders’ equity:
Common stock, no par value; 100,000 shares authorized at June 30, 2007; 20,880 shares issued and outstanding at June 30, 2007.	73,346	(12,906	)(1)	60,440
Other comprehensive loss	(36)	—		(36)
Accumulated deficit	(14,786)	(566	)(2)	(15,352)

Total stockholders’ equity	58,524	(13,472)		45,052

Total liabilities and stockholders’ equity	$62,275	$(13,472)		$48,803

(1)	This adjustment reflects the estimated cashing out of shares in the going private transaction, assuming an aggregate of 53% of outstanding shares are cashed out in the preceding tender offer and as a result of the stock splits.
(2)	This adjustment reflects the estimated fees and expenses associated with the going private transaction.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

CALLWAVE, INC.

(IN THOUSANDS)

	For the year Ended June 30, 2007	Pro Forma Adjustments		Pro Forma
Revenue	$25,201	$—		$25,201
Cost of sales	8,746	—		8,746

Gross profit	16,455	—		16,455
Operating expenses (*):
Sales and marketing	7,652	—		7,652
Research and development	7,178	—		7,178
General and administrative	12,021	566	(2)	12,587
Loss on disposal of property and equipment	114	—		114

Total operating expenses	26,965	566		27,531

Operating loss	(10,510)	566		(11,076)
Interest income	3,044	—		3,044

Loss before income taxes	(7,466)	566		(8,032)
Income tax expense	6	—		6

Net loss	$(7,472)	$566		$(8,038)

Net loss per share:
Basic and diluted	$(0.36)			$(0.84)
Loss per common share from continuing operations:
Basis and diluted	$(0.50)			$(1.14)
Weighted average common shares outstanding:
Basic and diluted	20,827	(11,223	)(1)	9,504
Book value per share	$2.81			$4.59
(*) Includes stock-based compensation as follows:
Sales and marketing	$171			$171
Research and development	345			345
General and administrative	559			559

(1)	This adjustment reflects the estimated cashing out of shares in the going private transaction, assuming an aggregate of 53% of outstanding shares are cashed out in the preceding tender offer and as a result of the stock splits.
(2)	This adjustment reflects the estimated fees and expenses associated with the going private transaction.

Prior Stock Purchases by the Company

On June 5, 2009, the tender offer expired and on June 8, 2009, Callwave purchased 10,787,579 shares of its common stock for $1.15 per share, for a total purchase price of $12,405,715.

Dividends

We have not paid dividends on our common stock during fiscal years ended June 30, 2008 and June 30, 2007, and we have no plans to pay dividends on the common stock in the foreseeable future, preferring to continue our policy of retaining earnings for reinvestment in its business, rather than paying cash dividends.

Prior Public Offerings

CallWave has not made any underwritten public offerings of its common stock during the past three years.

Additional Information

We are subject to the information and reporting requirements of the Exchange Act, and in accordance with such laws we file with the SEC periodic reports, proxy statements and other information relating to our business, financial condition and other matters. We are required to disclose in these proxy statements filed with the SEC certain information, as of particular dates, concerning our directors and executive officers, their compensation, stock options granted to them, the principal holders of our securities and any material interest of such persons in transactions with us.

We have also filed with the SEC:

•

With respect to the stock splits and other matters to be considered in this proxy statement, a Transaction Statement on Schedule 13E-3, which includes additional information with respect to the stock splits; and

•	With respect to the tender offer, filed an Issuer Tender Offer Statement on Schedule TO, which includes additional information with respect to the offer.

The reports, statements and other information (including any exhibits, amendments or supplements to such documents) we file may be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference rooms by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public without charge on the SEC’s website at www.sec.gov.

Incorporation by Reference

The rules of the SEC allow us to “incorporate by reference” information into this document, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. These documents contain important information about us.

Financial Statements. Our historical financial statements for the fiscal years ended June 30, 2007, and June 30, 2008, are incorporated herein by reference to Part IV, Item 15 of our Annual Report on Form 10-K for the fiscal year ended June 30, 2008, filed with the SEC.

SEC FILINGS	PERIOD OR DATE FILED
Annual Report on Form 10-K	Year ended June 30, 2008
Quarterly Report on Form 10-Q	Quarter ended March 31, 2009
Proxy Statement for 2008 Annual Meeting of Stockholders	Filed October 27, 2008

You can obtain any of the documents incorporated by reference in this document from us without charge, excluding any exhibits to those documents, by requesting them in writing or by telephone from us at CallWave, Inc., 136 West Canon Perdido Street, Suite C, Santa Barbara, CA 93101; (805) 690-4100.

Please be sure to include your complete name and address in your request. If you request any incorporated documents, we will mail them to you by first class mail, or another equally prompt means, within one (1) business day after we receive your request. In addition, you can obtain copies of these documents from the SEC’s website at www.sec.gov. Such documents may also be inspected at the locations described above.

MANAGEMENT

Set forth in Schedule I is certain information concerning our directors and executive officers, including their names, principal occupations and other employment during the past five years, and their directorships in certain companies, as reported by the respective executive officers and directors, and their mailing addresses.

OTHER MATTERS

The board of directors knows of no other business which will be presented at the special meeting. If any other business is properly brought before the special meeting, proxies in the enclosed form will be voted in accordance with the judgment of the persons voting the proxies.

By Order of the Board of Directors

/s/ Mark Stubbs
MARK STUBBS
Chief Financial Officer and Secretary

SCHEDULE I

1.	Directors and Executive Officers

The following sets forth certain information concerning our directors and executive officers, including their names, principal occupations and other employment during the past five years, and their directorships in certain companies, as reported by the respective executive officers and directors. The address for each executive officer and directors is c/o CallWave, Inc., 136 W. Canon Perdido Street, Suite C, Santa Barbara, California 93101.

The Board of Directors

Set forth below are the names of the persons nominated as directors and their ages as of May 15, 2009, their offices in the Company, if any, their principal occupations or employment for the past five (5) years, the length of their tenure as directors and the names of other public companies in which such persons hold directorships.

Name	Age	Position with the Company
Peter V. Sperling	49	Chairman and Director
Jeffrey Cavins	48	President, Chief Executive Officer, and Director
Manuel Rivelo	44	Director
Jerry Murdock	51	Director
Raj Raithatha	47	Director
Osmo A. Hautanen	55	Director
Jeffrey O. Henley	64	Director

Peter V. Sperling is a co-founder and has been our chairman since December 1999. Since 1998, Mr. Sperling has served as senior vice president of Apollo Group, Inc., the parent company of the University of Phoenix. Mr. Sperling also serves as the Vice Chairman of the board of directors of Apollo Group, Inc., and is also the chairman and a founder of Communication Services, Inc., a communications tower developer. Mr. Sperling received a bachelor of arts degree in economics from the University of California, Santa Barbara, and a masters of business administration degree from the University of Phoenix.

Jeffrey Cavins is our current president and chief executive officer, and has been a director since September of 2007. Mr. Cavins has over 19 years of senior-level experience, including executive management and directorship positions with companies such as Loudeye Corporation (NASDAQ: LOUD), Exodus Communications and CSI Digital. He served as president and chief executive officer for Loudeye, and CSI Digital and senior vice president for Exodus Communications. He also spent nearly a decade in the Broadcast Division of Sony Corporation and is currently a member of the board of directors for the Human BioMolecular Research Institute.

Manuel Rivelo is currently the Senior Vice President of Cisco Development Organization Operations and is a member of the Cisco Development Council. Mr. Rivelo joined Cisco in 1992 as a systems engineer and moved into positions of increasing responsibility within Cisco’s Worldwide Team. In 2000, he was named Cisco’s head of Worldwide Technical Operations in addition to leading the Worldwide Systems Engineering organization. Prior to joining Cisco, Mr. Rivelo worked in various engineering roles with JP Morgan, Morgan Stanley and Bell Labs. Mr. Rivelo holds a bachelor’s and a master’s degree in electrical engineering from Stevens Institute of Technology and an executive masters in business administration from Wharton School of Business.

Jerry Murdock has served as a director since February 2004. Since January 1996, Mr. Murdock is a co-founder of Insight Venture Partners. Mr. Murdock is a director of Divx, Inc. He received a bachelor of arts degree in political science from San Diego State University.

Raj Raithatha has served as a director since October, 2006. Mr. Raithatha previously served as chief executive officer of Versatel International NV, a provider of fixed and mobile telephony products. Prior to being named chief executive officer of Vesatel, Mr. Raithatha served as the company’s chief financial officer. Prior to joining Versatel, Mr. Raithatha served as the European chief financial officer for ACC Corporation, a provider of long distance switched and private line telecommunications services. Mr. Raithatha holds a degree in economics and mathematics from the University of Cardiff, Wales, and is a Qualified Chartered Accountant.

Osmo A. Hautanen has served as a director since October, 2006. Mr. Hautanen currently serves as the chief executive officer of Magnolia Broadband, Inc., a semiconductor-design company for the cellular communications industry. Prior to joining Magnolia, Mr. Hautanen served as the chief executive officer of Fenix, LLC, and Formus Communications. Mr. Hautanen is also a member of the board for Axesstel, Inc., Forefront, Inc., and Elandia, Inc. Mr. Hautanen holds a bachelor of science in control engineering from the Technical College of Varkaus (Finland), as well as an master’s degree in business administration in international business from Georgia State University.

Jeffrey O. Henley has served as a director since June 2004. Since January 2004, Mr. Henley has served as chairman of Oracle Corporation, a software company. From May 1991 to July 2004, Mr. Henley served as the chief financial officer and executive vice president of Oracle Corporation. Mr. Henley received a bachelor of arts degree in economics from the University of California, Santa Barbara, and a masters of business administration in finance from the University of California, Los Angeles.

Executive Officers

The following table sets forth certain information regarding our executive officers who are not also directors. We have employment agreements with all executive officers.

Name	Age	Position with the Company
Mark Stubbs	38	Chief Financial Officer

Mark Stubbs was appointed to serve as chief financial officer of the Company effective June 5, 2006. Prior to joining CallWave, Mr. Stubbs served as vice president and chief financial officer at Sound ID, a privately-held consumer technology company. Prior to joining Sound ID, Mr. Stubbs was with Somera Communications (NASDAQ: SMRA), a leading global provider of telecommunications services and equipment. At Somera, Mr. Stubbs held numerous senior management positions including director of global finance, vice president and managing director of the EMEA (Europe, Middle East & Africa) region and vice president of Supply Chain Management. Mr. Stubbs has also held various financial management positions at Kinko’s, a leading global provider of document solutions. Mr. Stubbs is also a certified public accountant and received both his bachelor’s degree in finance and master’s degree in business administration from California Polytechnic State University, San Luis Obispo.

2.	Principal Stockholders

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of June 8, 2009 for (a) each of our current executive officers, (b) each of our current directors, (c) all of our current directors and executive officers as a group and (d) each stockholder known by us to own beneficially more than five percent (5%) of our common stock. Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. We deem shares of common stock that may be acquired by an individual or group within sixty (60) days of June 8, 2009, pursuant to the exercise of options to be outstanding for the purpose of computing the percentage ownership of such individual or group, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person shown in the table. Except as indicated in footnotes to this table, we believe that the stockholders named in this table have sole voting and investment power with respect to all shares of common stock shown to be beneficially owned by them based on information provided to us by these stockholders. Percentage of ownership is based upon 10,388,412 shares of our common stock outstanding on June 8, 2009. Unless otherwise indicated, the address for each of the stockholders in the table below is c/o CallWave, Inc., 136 W. Canon Perdido Street, Suite C, Santa Barbara, California 93101.

Name and address of Beneficial Owner (6)	Shares Issuable Pursuant to Options/Warrants Exercisable Within 60 Days of June 8, 2009	Shares of Common Stock Beneficially Owned
		Number (1)	Percent
Stockholders owning approximately 5% or more
Insight Venture Associates IV, LLC (2)	—	3,029,996	29.2%
Capital Research Global Investors (3)	—	1,348,700	13.0%
Dimensional Fund Advisors LP (5)	—	1,316,070	12.7%
David F. Hofstatter	360,000	1,984,682	19.1%
Directors and Executive Officers
Peter V. Sperling (4)	99,624	3,945,255	38.0%
Jerry Murdock (2)	99,624	3,129,620	30.1%
Jeffrey Cavins	253,332	365,189	3.5%
Mark Stubbs	163,539	175,671	1.7%
Jeffrey O. Henley	135,624	135,624	1.3%
Ritesh Bansal	39,582	39,582	0.4%
Raj Raithatha	59,644	59,644	0.6%
Osmo Hautanen	59,644	59,644	0.6%
Michael Buday	45,572	45,572	0.4%
Manuel Rivelo	12,104	12,104	0.1%
Executive officers and directors as a group (10 persons)	968,289	7,967,905	76.7%

(1)	Includes shares issuable pursuant to options/warrants exercisable within 60 days of March 31, 2009.
(2)

Stock ownership is based on Schedule 13G Amendment No. 1 filed with the SEC on February 10, 2006. This report indicates that (i) 2,395,490 shares are held by Insight Venture Partners IV, LP; (ii) 320,256 shares are held by Insight Venture Partners (Cayman Investors ) IV, LP; (iii) 295,217 shares are held by Insight Venture Partners IV Fund B, LP; and (iv) 19,033 shares are held by Insight Venture Partners IV (Fund B), LP (together with Insight Venture Partners IV Fund, LP, Insight Venture Partners (Co-Investors) IV, LP, and Insight Venture Partners IV (Fund B), LP, or the Insight Funds). Insight Ventures Associates IV, LLC is located at 680 Fifth Avenue, New York, New York 10019. Mr. Murdock, a director of our company, may be deemed to beneficially own the shares held by the Insight Funds because he is the designated managing member of Insight Associates, the general partner of the Insight Funds and, therefore, has voting and dispositive power over such shares. The foregoing is not an admission by Insight Associates or Mr. Murdock that such persons are the beneficial owners of the shares held by the Insight Funds.
(3)	Stock ownership is based on Schedule 13G/A filed with the SEC on February 13, 2009.
(4)	Includes: 3,037,003 shares held by Peter V. Sperling and 808,628 shares held by the John G. Sperling, 1994 Irrevocable Trust.
(5)	Stock ownership is based on Schedule 13G/A filed with the SEC on February 9, 2009.
(6)	This table depicts share holdings based upon information available to the Company as of close of business on Monday June 8, 2009. We have been able to confirm that Mr. Sperling and Insight Venture Associates IV, LLC, and its affiliates have not tendered or otherwise disposed of any of the Company shares that they hold. However, we will not be able to confirm until after the mailing of this proxy which, if any, of the other of the shareholders listed above have tendered their shares in the tender offer.

3.	Securities Transactions

During the 60 days prior to May 4, 2009, the commencement date of the tender offer that was the first part of the going private transaction, CallWave and its executive officers and directors did not effect any transactions in the common stock.

Annex A

CERTIFICATE OF AMENDMENT

TO

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

CALLWAVE, INC.

CALLWAVE, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”),

DOES HEREBY CERTIFY:

FIRST: That resolutions were duly adopted by the Board of Directors of the Corporation setting forth a proposed amendment to the Amended and Restated Certificate of Incorporation of the Corporation, and declaring said amendment to be advisable and recommended for approval by the stockholders of the Corporation. The resolution setting forth the proposed amendment is as follows:

NOW, THEREFORE, BE IT RESOLVED: That the Corporation’s Amended and Restated Certificate of Incorporation be amended by deleting Article IV in its entirety and replacing it with the following:

“ARTICLE IV

The Corporation is authorized to issue shares as follows:

One Hundred Million (100,000,000) shares of Common Stock, par value $0.0001 per share. Each share of Common Stock shall entitle the holder thereof to one (1) vote on any matter submitted to a vote at a meeting of the stockholders.

Upon the effective time (the “Effective Time”) of the filing of this Certificate of Amendment, each one (1) share of the Corporation’s Common Stock, whether issued and outstanding or held by the Corporation as treasury stock, is and shall be reclassified, and changed into 1/5000th of a fully paid and nonassessable share of Common Stock (the “Reverse Stock Split”); provided, however, that no fractional interests in shares of Common Stock shall be issued to any holder of fewer than five thousand (5,000) shares of Common Stock immediately prior to the Effective Time, and that in lieu of such fractional interests, the Corporation shall pay in cash to each such holder a price per share held prior to the Reverse Stock Split equal to the greater of (i) the 10-day average trading price of the Common Stock for the period immediately preceding the date of the Reverse Stock Split, or (ii) $1.15 per share. Each certificate that immediately prior to the Effective Time represented shares of Common Stock (“Old Certificates”), shall thereafter represent that number of shares of Common Stock into which the shares of Common Stock represented by the Old Certificate shall have been reclassified, and changed, subject to the elimination of fractional interests in shares of Common Stock as described above. The authorized number of shares, and par value per share, of Common Stock shall not be affected by the Reverse Stock Split.

Ten Million (10,000,000) shares of Preferred Stock, par value $0.0001 per share, which initially shall be undesignated as to series. Any Preferred Stock not previously designated as to series may be issued from time to time in one or more series pursuant to a resolution or resolutions providing for such issue duly adopted by the Board of Directors (authority to do so being hereby expressly vested in the Board of Directors). The Board of Directors is further authorized, subject to limitations prescribed by law, to fix by resolution or resolutions the designations, powers, preferences and rights, and the qualifications, limitations or restrictions thereof, of any wholly unissued series of Preferred Stock, including without limitation authority to fix by resolution or resolutions the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), redemption price or prices, and liquidation preferences of any such series, and the number of shares constituting any such series and the designation thereof, or any of the foregoing.

The Board of Directors is further authorized to increase (but not above the total number of authorized shares of the class) or decrease (but not below the number of shares of any such series then outstanding) the number of shares of any series, the number of which was fixed by it, subsequent to the issuance of shares of such series then outstanding, subject to the powers, preferences and rights, and the qualifications, limitations and restrictions thereof stated in the Certificate of Incorporation or the resolution of the Board of Directors originally fixing the number of shares of such series. If the number of shares of any series is so decreased, then the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.”

SECOND: That thereafter, pursuant to resolution of its Board of Directors, a special meeting of the stockholders of the Corporation was duly called and held, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, at which meeting the necessary number of shares as required by applicable law were voted in favor of the amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

[Signatures appear on the following page.]

IN WITNESS WHEREOF, CallWave, Inc., has caused this Certificate of Amendment to be executed by the undersigned, its authorized officers, on this      day of June 2009.

Date	Jeffrey M. Cavins, President

Date	Mark Stubbs, Secretary

Annex B

CERTIFICATE OF AMENDMENT

TO

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

CALLWAVE, INC.

CALLWAVE, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”),

DOES HEREBY CERTIFY:

FIRST: That resolutions were duly adopted by the Board of Directors of the Corporation setting forth a proposed amendment to the Amended and Restated Certificate of Incorporation of the Corporation, and declaring said amendment to be advisable and recommended for approval by the stockholders of the Corporation. The resolution setting forth the proposed amendment is as follows:

NOW, THEREFORE, BE IT RESOLVED: That the Corporation’s Amended and Restated Certificate of Incorporation be amended by deleting Article IV in its entirety and replacing it with the following:

“ARTICLE IV

This Corporation is authorized to issue shares as follows:

One Hundred Million (100,000,000) shares of Common Stock, par value $0.0001 per share. Each share of Common Stock shall entitle the holder thereof to one (1) vote on any matter submitted to a vote at a meeting of the stockholders.

Upon the effective time (the “Effective Time”) of the filing of this Certificate of Amendment, each one (1) share of the Corporation’s Common Stock that is issued and outstanding or held by the Corporation as treasury stock immediately prior to the Effective Time (which shall include each fractional interest in Common Stock in excess of one (1) share held by any stockholder), is and shall be subdivided and reclassified into five thousand (5,000) fully paid, nonassessable shares of Common Stock (or, with respect to such fractional interests, such lesser number of shares as may be applicable based upon such five thousand-to-one (5,000-to-1) ratio) (the “Forward Stock Split”). Each certificate that immediately prior to the Effective Time represented shares of Common Stock (“Old Certificates”) shall thereafter represent that number of shares of Common Stock into which the shares of Common Stock represented by the Old Certificate shall have been subdivided and reclassified. The authorized number of shares, and par value per share, of Common Stock shall not be affected by the Forward Stock Split.

Ten Million (10,000,000) shares of Preferred Stock, par value $0.0001 per share, which initially shall be undesignated as to series. Any Preferred Stock not previously designated as to series may be issued from time to time in one or more series pursuant to a resolution or resolutions providing for such issue duly adopted by the Board of Directors (authority to do so being hereby expressly vested in the Board of Directors). The Board of Directors is further authorized, subject to limitations prescribed by law, to fix by resolution or resolutions the designations, powers, preferences and rights, and the qualifications, limitations or restrictions thereof, of any wholly unissued series of Preferred Stock, including without limitation authority to fix by resolution or resolutions the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), redemption price or prices, and liquidation preferences of any such series, and the number of shares constituting any such series and the designation thereof, or any of the foregoing.

The Board of Directors is further authorized to increase (but not above the total number of authorized shares of the class) or decrease (but not below the number of shares of any such series then outstanding) the number of shares of any series, the number of which was fixed by it, subsequent to the issuance of shares of such series then outstanding, subject to the powers, preferences and rights, and the qualifications, limitations and restrictions thereof stated in the Certificate of Incorporation or the resolution of the Board of Directors originally fixing the number of shares of such series. If the number of shares of any series is so decreased, then the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.”

SECOND: That thereafter, pursuant to resolution of its Board of Directors, a special meeting of the stockholders of the Corporation was duly called and held, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, at which meeting the necessary number of shares as required by applicable law were voted in favor of the amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

[Signatures appear on the following page.]

IN WITNESS WHEREOF, CallWave, Inc., has caused this Certificate of Amendment to be executed by the undersigned, its authorized officers, on this      day of June 2009.

Date	Jeffrey M. Cavins, President

Date	Mark Stubbs, Secretary

Annex C

SEVEN HILLS

April 27, 2009

PERSONAL & CONFIDENTIAL

Committee of Independent Directors of the Board of Directors

CallWave, Inc.

136 West Canon Perdido Street Suite C

Santa Barbara, CA 93101

Members of the Independent Committee:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of the outstanding shares of common stock, no par value per share (the “Shares”), of CallWave, Inc. (the “Company”) who tender Shares in the Tender Offer or who will hold only fractional interests immediately after the Reverse Split (each as defined below) of the consideration to be received by such holders (other than affiliates of the Company) in the Tender Offer and Reverse Split.

We have been advised that the Company will (i) commence a tender offer (the “Tender Offer”) for any and up to all of the Shares for $1.15 per Share in cash and (ii) subsequent to the purchase of Shares in the Tender Offer, effect a reverse and a forward stock split of the Shares (respectively, the “Reverse Split” and the “Forward Split” and, collectively with the Tender Offer, the “Transaction”). In the Reverse Split, each outstanding Share will be converted into 1/5,000 of a Share, and each holder who, following the Reverse Split and immediately prior to the Forward Split, holds only fractional interests will receive in lieu thereof cash consideration in an amount equal to the number of shares owned by such holder immediately prior to the Reverse Split multiplied by the greater of (a) the ten-day average trading price of the Company’s common stock for the period immediately preceding the Reverse Split, and (b) $1.15. In the Forward Split, the remaining Shares and fractional interests will be forward split back into whole Shares at a ratio of 5,000/1.

Seven Hills Partners LLC provides financial advisory services to public and private companies. In this capacity, we are continually engaged in performing financial analyses with respect to businesses and their securities in connection with strategic transactions and other corporate purposes. We have acted as financial advisor to the Committee of Independent Directors of the Board of Directors of the Company (the “Independent Committee”) in connection with the Transaction. We will receive a fee from the Company upon the delivery of this opinion. The Company agreed to pay us a retainer fee upon the execution of our engagement letter with the Company in connection with the Transaction, which retainer fee will be credited against the opinion fee, and are entitled to monthly advisory fees under that engagement letter. The Company has agreed to reimburse our expenses and to indemnify us against certain liabilities emerging out of our engagement. In the two years preceding the date of this opinion, we have not had a material relationship with the Company. We may perform investment banking and financial services for the Company and its affiliates in the future and, in such case, expect to receive customary fees for such services.

In connection with our opinion, we have reviewed and considered such financial and other matters as we have deemed relevant, including, among other things:

a.	a draft dated April 24, 2009 of the Offer to Purchase prepared by the Company in connection with the Tender Offer, together with a draft dated the same date of the Schedule TO prepared by the Company (collectively, the “Tender Offer Documents”);

b.	certain publicly available financial and other information for the Company, including Annual Reports on Form 10-K for the fiscal year ended June 30, 2008 and Quarterly Reports on Form 10-Q for the quarter ended December 31, 2008;

c.	certain financial and operating information with respect to the business, operations and prospects of the Company furnished to Seven Hills by the Company, including financial projections through fiscal year 2014 prepared by the management of the Company;

d.	discussions we have had with certain members of the Company management concerning the historical and current business operations and strategy, financial conditions and prospects of the Company and such other matters we deemed relevant;

e.	a liquidation analysis for the Company prepared by the management of the Company, and discussions we have had with certain members of the Company management concerning the Company’s assets and liabilities and the potential value of those assets and liabilities in the event of an orderly liquidation;

e.	certain operating results, the reported price and trading histories of the Shares, and operating results, the reported price and trading histories of certain publicly traded companies we deemed relevant;

f.	certain financial terms of the Transaction as compared to the financial terms of certain selected business combinations we deemed relevant;

g.	discussions with the senior management of the Company and their strategic and financial rationale for the Transaction; and

h.	such other information, financial studies, analyses and investigations and such other factors that we deemed relevant for the purposes of this opinion.

In conducting our review and arriving at our opinion, we have, with the Independent Committee’s consent, assumed and relied, without independent investigation, upon the accuracy and completeness of all financial, accounting, and other information provided to us or otherwise made available by the Company or which is publicly available. We have not assumed any responsibility for the accuracy or completeness, or independently verified, any such information. In addition, we have not conducted, nor have we assumed any obligation to conduct, any physical inspection of the properties or facilities of the Company. We have further relied upon the assurance of management of the Company that they are unaware of any facts that would make the information provided to us incomplete or misleading in any respect. We have, with the Independent Committee’s consent, assumed that the financial projections which we examined were reasonably prepared by the management of the Company on bases reflecting the best currently available estimates and good faith judgments of such management as to the future performance of the Company. We have, with the Independent Committee’s consent, also assumed that the liquidation values of the assets and liabilities of the Company determined by the management of the Company are reasonable. We have also assumed that in the course of obtaining the necessary approvals, consents and releases for the Transaction, no modification, delay, restriction or condition will be imposed that will have a material adverse effect on the Transaction and that the Transaction will be consummated in accordance with applicable laws and regulations and as described in the Tender Offer Documents, without delay, waiver, amendment or modification of any material term, condition or agreement.

We have assumed, with the Independent Committee’s consent, that there are no legal issues with regard to the Company or the Transaction that would affect our opinion, and we have relied on this assumption without undertaking any independent investigation or inquiry. Our opinion is necessarily based upon economic and market conditions and other circumstances as they exist and can be evaluated by us on the date hereof. It should be understood that although subsequent developments may affect our opinion, we do not have any obligation to update, revise or reaffirm our opinion and we expressly disclaim any responsibility to do so. We were not asked to and we have not evaluated the solvency or fair value of the Company under any state or federal laws relating to bankruptcy, insolvency or similar matters. We were not authorized or asked to seek or advise the Independent Committee on any alternatives to the Transaction, and we were not authorized or asked to seek any offers for the Company or its assets. Our opinion does not address the relative merits of the Transaction as compared to other business strategies that might be available to the Company, nor does it address the underlying business decision of the Company to proceed with the Transaction. Without limiting the generality of the foregoing, we have assumed, at the instruction of the Independent Committee, that the Company will not be liquidated and will not dividend or distribute cash to the holders of the Shares. We express no view as to the federal, state or local tax consequences of the Transaction. We are not expressing any opinion as to the prices at which the Shares will trade at any time. We have not been requested to opine as to, and our opinion does not in any manner address, the fairness of the amount or nature of the compensation to any of the Company’s officers, directors or employees, or class of such persons, relative to the compensation to the public stockholders of the Company.

It is understood that this letter is intended for the benefit and use of the Independent Committee in its consideration of the Transaction and may not be used for any other purpose or reproduced, disseminated, quoted, communicated (in whole or in part) or referred to at any time, in any manner or for any purpose without our prior written consent, except that this opinion may be included in its entirety, if required, in any filing made by the Company with respect to the Transaction with the Securities and Exchange Commission, provided that this opinion is reproduced in such filing in full and any description of or reference to us or summary of this opinion and the related analyses in such filing is in a form reasonably acceptable to us and our counsel. In furnishing this opinion and consenting to any such disclosure, Seven Hills does not admit that we are experts within the meaning of the term “experts” as used in the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations promulgated thereunder, nor do we admit that this opinion constitutes a report or valuation within the meaning of Section 11 of the Securities Act. This letter does not constitute a recommendation to any holder of Shares, or any other person, as to how such person should act with respect to the Tender Offer or the Reverse Split or otherwise (including, without limitation, whether or not to tender Shares in connection with the Tender Offer). This opinion was reviewed and approved by Seven Hills’ Fairness Opinion Review Committee.

Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, it is our opinion that, as of the date hereof, the consideration proposed to be paid by the Company to the holders of the Shares who tender Shares in the Tender Offer or who will hold only fractional interests immediately after the Reverse Split (taken together as a whole) is fair, from a financial point of view, to such holders (other than affiliates of the Company).

Very truly yours,

/s/ Seven Hills Partners LLC

SEVEN HILLS PARTNERS LLC

Annex D

STANDSTILL AND VOTING AGREEMENT

by and between

CALLWAVE, INC.

(“Company”)

and

PETER V. SPERLING

(“Stockholder”)

            , 2009

1

STANDSTILL AND VOTING AGREEMENT

THIS STANDSTILL AND VOTING AGREEMENT (the “Agreement”), is made and entered into, effective as of             , 2009 (the “Effective Date”), by and between CALLWAVE, INC., a Delaware corporation (the “Company”), and PETER V. SPERLING, an individual (“Stockholder”).

RECITALS:

A. The Company is pursuing a “take private” transaction in which the Company will (i) conduct an issuer tender offer (the “Tender Offer”) and also perhaps a reverse and forward stock split (the “Stock Split”) in order to reduce the number of beneficial owners of its outstanding shares to less than three hundred (300), and (ii) the Company thereafter shall de-register its shares and delist its shares from trading on Nasdaq Global Markets (such Tender Offer, reverse and forward stock split, de-registration and delisting collectively, the “Take Private Transaction”).

B. Stockholder is the holder of approximately Three Million Eight Hundred Forty-five Thousand Seven Hundred Twenty-one (3,845,721) shares of the Company’s Common Stock, which represents approximately eighteen and sixteen hundredths percent (18.16%) of the Company’s issued and outstanding shares of Common Stock, and also holds options to purchase in the aggregate ninety-three thousand five hundred forty-one (93,541) shares of the Company’s Common Stock.

C. Stockholder and the Company have agreed to enter into this Agreement in order to provide to stockholders that may continue to hold shares of the Company’s capital stock after the closing of the Take Private Transaction, certain assurances that such stockholders will be able to enjoy a pro rata share of any control premium realized in any subsequent sale of the control of the Company.

AGREEMENTS:

NOW, THEREFORE, the parties hereto, intending to be legally bound, do hereby agree as follows:

D. DEFINITIONS. The following terms, as used herein, have the following meanings:

a. “AFFILIATE” means, with respect to any Person, any Person directly or indirectly controlling, controlled by, or under common control with, such other Person. For the purposes of this definition, “control,” when used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise; the terms “controlling” and “controlled” have meanings corresponding to the foregoing.

b. “ACQUISITION PROPOSAL” means any offer or proposal for, or any indication of interest in, a merger or other business combination involving the Company or any subsidiary of the Company or the acquisition of any equity interest in, or a substantial portion of the assets of, the Company or any subsidiary of the Company.

c. “BENEFICIAL OWNERSHIP” and “BENEFICIALLY OWN” shall be determined in accordance with Rules 13d-3 and 13d-5 under the Exchange Act.

d. “BUSINESS DAY” means any day except a Saturday, Sunday or other day on which commercial banks in New York are authorized by law to close.

e. “DISINTERESTED DIRECTORS,” as applied to any transaction or issue, means those members of the Board of Directors of the Company who both (a) are not employed by the Company, and (b) would qualify under Section 144 of the Delaware General Corporation Law as “disinterested directors” with respect to such transaction or issue.

f. “EXCHANGE ACT” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

g. “PERSON” means an individual, a corporation, a partnership, a limited liability company, an association, a trust, and any other entity or organization recognized under applicable law as a separate legal entity, including a government or political subdivision or an agency or instrumentality thereof.

h. “RESTRICTED SECURITIES” means any Voting Securities and any other securities or rights convertible into or exchangeable or exercisable (whether immediately or otherwise) for such Voting Securities.

i. “SECURITIES ACT” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

j. “STOCKHOLDER GROUP” means Stockholder and its Affiliates.

k. “TOTAL VOTING POWER” means the aggregate number of votes which may be cast by holders of outstanding Voting Securities.

l. “VOTING SECURITIES” means all securities of the Company entitled, in the ordinary course, to vote in the election of directors of the Company.

E. COVENANTS OF STOCKHOLDER. Stockholder agrees that except with approval of a majority of the Disinterested Directors, during the term of this Agreement:

a. ACQUISITION OF VOTING SECURITIES. Stockholder shall not, and will not permit its Affiliates to, purchase or otherwise acquire, or agree or offer to purchase or otherwise acquire, beneficial ownership of any Voting Securities or any securities exercisable for or exchangeable or convertible into Voting Securities, other than the Voting Securities that Stockholder owns as of the Effective Date of this Agreement.

b. SALE OR TRANSFER OF RESTRICTED SECURITIES. Stockholder shall not, and shall not permit its Affiliates to, sell, pledge, encumber or otherwise transfer, or agree to sell, pledge, encumber or otherwise transfer, directly or indirectly, any Restricted Securities, except:

(a) to an Affiliate of Stockholder; provided that such Affiliate agrees in writing to be bound by the terms of this Agreement;

(b) a sale, pledge, encumbrance or transfer of Voting Securities or any securities exercisable for or exchangeable or convertible into Voting Securities, representing in the aggregate five percent (5%) or less of Total Voting Power assuming exercise, exchange or conversion of any securities of the Company into Voting Securities;

(c) pursuant to a firm commitment, underwritten distribution to the public, registered under the Securities Act, in which the Stockholder Group uses its best efforts to effect as wide a distribution of such Restricted Securities as is reasonably practicable and to prevent any Person to whom such distribution is made from having after consummation of such offering beneficial ownership of Voting Securities representing in the aggregate more than five percent (5%) of Total Voting Power;

(d) pursuant to Rule 144 of the General Rules and Regulations of the Securities Act; provided that any such sale shall be subject to the volume and manner of sale limitations set forth in such rule, whether or not legally required;

(e) pursuant to a tender or exchange offer made by the Company or recommended by the Company’s Disinterested Directors and board of directors to the Company’s stockholders;

(f) as a bona fide pledge to a financial institution with the prior written consent of and on terms reasonably satisfactory to the Company.

c. CERTAIN ACTIONS. Stockholder shall not, and shall not permit its Affiliates to:

(g) make, or take any action to solicit, initiate or encourage, an Acquisition Proposal;

(h) “solicit,” or become a “participant” in any “solicitation” of, any “proxy” (as such terms are defined in Regulation 14A under the Exchange Act) from any holder of Voting Securities in connection with any vote on any matter, or agree or announce its intention to vote with any Person undertaking a “solicitation”;

(i) form, join or in any way participate in a “group” (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to any Voting Securities;

(j) grant any proxies with respect to any Voting Securities to any Person (other than as recommended by the Board of Directors of the Company) or deposit any Voting Securities in a voting trust or enter into any other arrangement or agreement with respect to the voting thereof; or

(k) propose any amendment to this Agreement that is or may be required to be publicly disclosed.

F. VOTING AGREEMENT. If during the term of this Agreement Stockholder holds Voting Securities representing more than thirty-seven percent (37%) of the Company’s Total Voting Power, then at all meetings of the Company’s stockholders and in all written consents solicited from the Company’s stockholders, (a) Stockholder shall be entitled to vote, in such manner as Stockholder deems appropriate, that portion of Stockholder’s Voting Securities that representing thirty-seven percent (37%) of the Company’s Total Voting Power, and (b) Stockholder shall vote the remainder of his Voting Securities in the same proportions in which all other stockholders of the Company vote their shares at such meeting or in such written consent.

G. REPRESENTATION BY STOCKHOLDER. Stockholder represents and warrants to the Company that Stockholder has not entered into, and there does not exist, any agreement or understanding with any other stockholder of the Company or any other Person regarding the voting, sale, or other disposition of the Voting Securities Beneficially Owned by Stockholder.

H. LEGEND; REMEDIES

a. LEGEND

(l) Upon the request of the Company, all certificates representing Restricted Securities subject to this Agreement shall bear the following legend, in addition to any legend required by law:

“THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A STANDSTILL AND VOTING AGREEMENT DATED             , 2009 (A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY) WHICH PROVIDES, AMONG OTHER THINGS, FOR CERTAIN RIGHTS OF PURCHASE OF SUCH SHARES BY THE COMPANY AND CERTAIN RESTRICTIONS ON TRANSFER AND VOTING THEREOF. ANY SALE OR OTHER TRANSFER NOT IN COMPLIANCE WITH SAID AGREEMENT SHALL BE VOID.”

(m) Stockholder agrees to the entry of stop transfer orders with the transfer agent and registrar of the stock subject to this Agreement against transfer of legended stock held by the Stockholder Group except in compliance with the requirements of this Agreement.

b. SPECIFIC PERFORMANCE. Stockholder (a) acknowledges and agrees that any breach by Stockholder of any provision of this Agreement would irreparably injure the Company and that monetary damages would be an inadequate remedy therefor, and (b) accordingly (i) agrees that the Company shall be entitled to one or more injunctions enjoining any such breach and requiring specific performance of this Agreement, and (ii) consents to the entry thereof, in addition to any other remedy to which the Company is entitled at law or in equity.

I. TERM AND TERMINATION OF AGREEMENT. The term of this Agreement shall (a) commence on the closing of the Company’s purchase of shares of Company securities pursuant to the Tender Offer (or, if the Company pursues the Stock Split as part of the Take Private Transaction, then as of the date on which that Stock Split becomes effective), and (b) terminate upon the occurrence of any of the following:

a. the written agreement of the Company and Stockholder to terminate this Agreement, provided that such termination shall have been approved by a majority of the Disinterested Directors;

b. the third (3rd) annual anniversary of the Effective Date hereof;

c. the first date as of which any Person other than Stockholder and any of Stockholder’s Affiliates shall have acquired Voting Securities representing more than 50% of Total Voting Power; or

d. the date of the dissolution, liquidation or winding up of the Company.

J. MISCELLANEOUS

a. NOTICES. All notices, elections, requests, demands, and other communications required or permitted under this Agreement shall be in writing, and shall be deemed to have been delivered and received (a) when personally delivered, or (b) on the third (3rd) business day after which sent by registered or certified mail, postage prepaid, return receipt requested, (c) on the date on which transmitted by facsimile or other electronic means generating a receipt evidencing a successful transmission (provided that, on that same date, a copy of such notice is sent by registered or certified mail, postage prepaid, return receipt requested), or (d) on the next business day after the business day on which deposited with a regulated public carrier (e.g., Federal Express) for overnight delivery, freight prepaid, addressed to the Party for whom intended at the address set forth on the signature page hereof, or such other address or facsimile number, notice of which is given in a manner permitted by this Section 7.1.

b. AMENDMENTS; NO WAIVERS. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by Stockholder and the Company, or in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

c. SUCCESSORS AND ASSIGNS. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns provided that, except as provided in Section 2.3 hereof, neither of the parties may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the written consent of the other party hereto. Neither this Agreement nor any provision hereof is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

d. COUNTERPARTS; EFFECTIVENESS. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other party hereto. A copy of this Agreement that is executed by a party and transmitted by that party to the other party by facsimile or email shall be binding on the signatory party to the same extent as a copy hereof containing the signatory’s original signature.

e. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, understandings and negotiations, both written and oral, between the parties with respect thereto. No representation, inducement, promise, understanding, condition or warranty not set forth herein has been made or relied upon by any of the parties hereto.

f. GOVERNING LAW. This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to the conflicts of law rules of such state.

[Signatures appear on the following page.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

“COMPANY:”	“STOCKHOLDER:”

CALLWAVE, INC., a Delaware corporation

By
Jeffrey M. Cavins, Chief Executive Officer	Peter V. Sperling

Date	Date

Address & Facsimile No. for Notices:	Address & Facsimile No. for Notices:

CallWave, Inc. ATTN: Chief Executive Officer	Mr. Peter V. Sperling
5290 E. Exeter Blvd.
136 W Canon Perdido St., Suite C	Phoenix, AZ 85018
Santa Barbara, CA 93101
Facsimile No.: (480) 557-1981
Facsimile No.: (805) 690-4201

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN , WILL BE VOTED FOR EACH PROPOSAL.

Please mark your votes as indicated in

this example

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL OF THE PROPOSALS BELOW. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

1. To approve an amendment to the Company’s Restated Certificate of In corporation to effect a l- for-5 ,000 reverse stock split of the Company’s common stock, whereby stockholders owning fewer than 5,000 shares of Common Stock would have such shares cancelled and converted into the right to receive a price per share held prior to the reverse stock split equal to the greater of (i ) the average closing price of the Company’s common stock for the period of ten (10) trading days immediately preceding the effective date of the re verse stock split, or (ii) $1.15, in cash, with out interest.

2. To approve an amendment to the Company’s Restated Certificate of In corporation, if the Reverse Stock Split is approved, to effect a 5,000-for-1 forward stock split of the Company’s common stock immediately following the reverse stock split, whereby stockholders owning 5,0 00 or more shares of common stock before the reverse stock split would own the same number of shares of common stock after the forward stock split.

3. To approve the postponement or adjournment of the special meeting to permit further solicitation of proxies in the event that an in sufficient number of shares is present in person or by proxy to approve the stock splits.

Change Mark Here or for Comments Address

SEE REVERSE

FOR AGAINST ABSTAIN

FOR AGAINST ABSTAIN

FOR AGAINST ABSTAIN

Signature

Signature

Date

NOTE: Please sign as name appears here on. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

FOLD AND DETACH HERE

CALLWAVE, INC.

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PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR THE SPECIAL MEETING OF STOCKHOLDERS OF

CALLWAVE, INC. TO BE HELD ON JUNE 29, 2009

Know all Men by These Presents, that the undersigned stockholder of CallWave, Inc. , constitutes and appoints Jeffrey Cavins and Mark Stubbs, or either of them, the attorneys and proxies of the undersigned with full power of substitution to vote for and in the name, place, and stead of the undersigned at the Special Meeting of the Stockholders of CallWave, Inc., to be held at the Company’s headquarters, located at 136 W. Canon Perdido Street, Suite C, Santa Barbara, California 93101, on June 29, 2009, at 8:00 a.m., Pacific Standard Time, and at any adjournment thereof, upon the following matters (which are more fully explained in the accompanying Proxy Statement)

(Continued and to be marked, dated and signed, on the other side)

BNY MELLON SHAREOWNER SERVICES P. O . BOX 3550 SOUTH HACKENSACK, NJ 07606 -9250

Address Change/Comments

(Mark the corresponding box on the reverse side)

FOLD AND DETACH HERE

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